Exhibit 10.1

EXECUTION COPY

$1,100,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 4, 2005

among

Ryerson Tull, Inc.

Joseph T. Ryerson & Son, Inc.

J. M. Tull Metals Company, Inc.

Integris Metals, Inc.

Integris Metals Ltd.

Ryerson Tull Canada, Inc.

The Lenders Party Hereto

JPMorgan Chase Bank, N.A.

as General Administrative Agent, Collateral Agent

and Swingline Lender

JPMorgan Chase Bank, National Association, Toronto Branch

as Canadian Administrative Agent

General Electric Capital Corporation

as Syndication Agent and Co-Collateral Agent

+

Fleet Capital Corporation

as Documentation Agent

J.P. Morgan Securities Inc. and GECC Capital Markets Group, Inc.

as Co-Lead Arrangers

J.P. Morgan Securities Inc.,

Sole Bookrunner

EXECUTION COPY

TABLE OF CONTENTS*

*	The Table of Contents is not part of this Agreement.

Section 9.10.	Counterparts; Integration	131
Section 9.11.	WAIVER OF JURY TRIAL	131
Section 9.12.	USA PATRIOT Act	131
Section 9.13.	Appointment and Authorization of Borrowers’ Agents	131

Schedules
Pricing Schedule
Commitment Schedule
Schedule 2.20	—	Existing Letters of Credit
Schedule 4.05	—	Disclosed Matters
Schedule 4.06	—	Subsidiaries
Schedule 4.16	—	Canadian Pension Plans
Schedule 5.05	—	Existing Debt
Schedule 5.10	—	Other Agreements
Schedule 5.11	—	Transactions With Affiliates
Schedule 5.13(a)	—	Subsidiary Debt
Schedule 5.13(b)	—	Subsidiary Debt in Respect of Letters of Credit
Schedule 9.01	—	Additional Recipients of Certain Notices

Exhibits
Exhibit A-1	—	Form of Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B-1	—	U.S. Guarantee and Security Agreement
Exhibit B-2	—	Canadian Guarantee and Security Agreement
Exhibit C-1	—	U.S. Borrower Borrowing Base Certificate
Exhibit C-2	—	Canadian Borrower Borrowing Base Certificate
Exhibit D-1	—	Opinion of External U.S. Counsel to the Credit Parties
Exhibit D-2-1	—	Ontario Opinion of External Canadian Counsel to Credit Parties
Exhibit D-2-2	—	Quebec Opinion of External Canadian Counsel to the Credit Parties
Exhibit E	—	Opinion of U.S. Counsel for the Administrative Agent
Exhibit F	—	Assignment and Assumption
Exhibit G	—	[Reserved]
Exhibit H	—	Form of Commitment Acceptance
Exhibit I-1(a)	—	Form of U.S. Collateral Access Agreement (Processor/Warehouse Company)
Exhibit I-1(b)	—	Form of U.S. Collateral Access Agreement (Landlord)
Exhibit I-2(a)	—	Form of Canadian Collateral Access Agreement (Processor/Warehouse Company)
Exhibit I-2(b)	—	Form of Canadian Collateral Access Agreement (Landlord)
Exhibit I-3	—	Existing Integris Collateral Access Agreement
Exhibit J	—	Form of Notice of Rollover/Conversion
Exhibit K	—	Form of Acceptance Note

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 4, 2005 among RYERSON TULL, INC., JOSEPH T. RYERSON & SON, INC., J. M. TULL METALS COMPANY, INC., INTEGRIS METALS, INC., INTEGRIS METALS LTD., RYERSON TULL CANADA, INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as General Administrative Agent, Collateral Agent and Swingline Lender, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH, as Canadian Administrative Agent and GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and Co-Collateral Agent.

WHEREAS, Ryerson Tull, Inc., Joseph T. Ryerson & Son, Inc., J. M. Tull Metals Company, Inc., the lenders party thereto (the “Existing Ryerson Lenders”), JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent, security agent and swingline bank, and General Electric Capital Corporation, as syndication agent and security agent, are parties to a Credit Agreement dated as of December 20, 2002 (as amended or otherwise modified prior to the date hereof, the “Existing Ryerson Facility”);

WHEREAS, Integris Metals, Inc., Integris Metals Ltd., the lenders party thereto (the “Existing Integris Lenders”), JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as general administrative agent and collateral agent, JPMorgan Chase Bank, National Association, Toronto Branch, as Canadian administrative agent, BNP Paribas, as syndication agent, and General Electric Capital Corporation, as documentation agent and co-collateral agent, are parties to a Credit Agreement dated as of August 26, 2002 (as amended or otherwise modified prior to the date hereof, the “Existing Integris Facility”);

WHEREAS, the parties hereto desire (x) to amend and restate the Existing Ryerson Facility as provided in this Agreement and (y) to amend and restate the Existing Integris Facility as provided in this Agreement, in each case subject to the terms and conditions set forth in Section 3.01 hereof;

NOW, THEREFORE, each of the Existing Ryerson Facility and the Existing Integris Facility is amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acceptance Fee” means the fee payable in Canadian Dollars to each Canadian Lender in respect of Bankers’ Acceptances computed in accordance with Section 2.03(d).

“Acceptance Note” has the meaning set forth in Section 2.03(e).

“Acceptance Note Lender” has the meaning set forth in Section 2.03(e).

“Account Debtor” means, with respect to any Receivable, the obligor with respect to such Receivable.

“Accrued Reserve Amount” has the meaning set forth in the definition of “Note Availability Block”.

“Acquired Inventory Eligibility Requirement” means, with respect to any Inventory acquired in connection with a Business Acquisition, the requirement that (i) a collateral review of such acquired Inventory shall have been performed by the Security Agents or their representatives (the fees and expenses associated with such review to be paid by the Company in accordance with Section 5.02(b)), (ii) the Security Agents shall have received an appraisal prepared by an independent third party of such acquired Inventory (the fees and expenses associated with such appraisal to be paid by the Borrowers in accordance with Section 5.02(b)), and (iii) each Security Agent shall have notified the applicable Borrowers’ Agent that it is satisfied in its sole good faith discretion with the scope and results of such collateral review and such appraisal; it being understood that each of the Company and the Security Agents will use reasonable efforts to satisfy the Acquired Inventory Eligibility Requirement as promptly as reasonably practicable following consummation of the relevant Business Acquisition.

“Acquired Receivables Eligibility Requirement” means, with respect to any Receivables acquired in connection with a Business Acquisition, the requirement that (i) a collateral review of the acquired Receivables shall have been performed by the Security Agents or their representatives (the fees and expenses associated with such review to be paid by the Company in accordance with Section 5.02(b)) and (ii) each Security Agent shall have notified the applicable Borrowers’ Agent that it is satisfied in its sole good faith discretion with the scope and results of such collateral review; it being understood that each of the Company and the Security Agents will use reasonable efforts to satisfy the Acquired Receivables Requirement as promptly as reasonably practicable following consummation of the relevant Business Acquisition.

“Acquisition” means the acquisition by the Company of 100% of the capital stock of Integris.

“Acquisition Agreement” means the Stock Purchase Agreement dated as of October 26, 2004 among Reynolds Metals Company, Billiton Investments Ireland Ltd., and the Company.

“Adjusted Eligible Receivables” means, for any Borrower, an amount equal to (a) the Eligible Receivables of such Borrower minus (b) the Dilution Reserve of such Borrower.

“Adjusted LIBO Rate” means, with respect to any Euro-Dollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Administrative Agent” means the General Administrative Agent or the Canadian Administrative Agent, as the context may require, and “Administrative Agents” means both of them. Any reference to the Administrative Agent in connection with (a) any notice given by or to the Administrative Agent, (b) any fees or other payments paid to the Administrative Agent, (c) any determination of any interest rate made by the Administrative Agent or (d) any other action taken by the Administrative Agent (i) with respect to the Canadian Facility, shall refer to the Canadian Administrative Agent and (ii) with respect to the U.S. Facility, shall refer to the General Administrative Agent.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agents and submitted to the Administrative Agents (with a copy to the Company) duly completed by such Lender.

“Affiliate” means, with respect to the Company or any of its Subsidiaries, (i) any Person (except a Subsidiary of any Borrower) of which any Borrower holds directly, or indirectly through one or more Subsidiaries, more than 15% of the securities or interests entitling the holder thereof to vote for or designate directors or individuals performing a similar function or (ii) any other Person (except a Subsidiary of any Borrower) which is controlled by any Borrower. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agents, the Syndication Agent, the Documentation Agent and the Security Agents.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be further amended from time to time.

“Applicable BA Discount Rate” means (a) with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a Bankers’ Acceptance being purchased by such Schedule I Bank on any day, the CDOR Rate for bankers’ acceptances having a term and face amount comparable to the term and face amount of such Bankers’ Acceptance and (b) with respect to any Canadian Lender other than a Schedule I Bank, as applicable to a Bankers’ Acceptance being purchased by such Canadian Lender on any day, the lesser of (i) the average (as determined by the Canadian Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Administrative Agent by each Schedule II/III Reference Bank as the percentage discount rate at which such Schedule II/III Reference Bank would, in accordance with its normal practices, at or about 10:00 A.M. (Toronto time) on such day, be prepared to purchase Bankers’ Acceptances accepted by such Schedule II/III Reference Bank having a term and a face amount comparable to the term and face amount of such Bankers’ Acceptance and (ii) the rate that is 0.10% per annum in excess of the rate determined pursuant to clause (a) of this definition in connection with the relevant issuance of Bankers’ Acceptances.

“Applicable Lending Office” means (a) with respect to any U.S. Lender, its U.S. Lending Office and (b) with respect to any Canadian Lender, its Canadian Lending Office.

“Approved Amount” means (a) with respect to Dollars, $5,000,000 or any larger multiple of $1,000,000 and (b) with respect to Canadian Dollars, C$1,000,000 or any larger multiple of C$1,000,000.

“Approved Fund” has the meaning set forth in Section 9.07(b).

“Arrangers” means J.P. Morgan Securities Inc. and GECC Capital Markets Group, Inc. collectively, in their capacities as co-lead arrangers of the credit facility provided under this Agreement.

“Assignee” has the meaning set forth in Section 9.07(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.07) and accepted by the General Administrative Agent, in the form of Exhibit F or any other form approved by the applicable Administrative Agent.

“Available Inventory” means, for any Borrower at any date of determination, the lesser of (i) an amount equal to (x) 60% of Eligible Inventory of such Borrower less (y) Inventory Reserves for such Borrower and (ii) 80% of the product of (x) the Net Recovery Rate in effect for the Inventory of such Borrower (based on the then most recent independent inventory appraisal) on such date of determination multiplied by (y) the aggregate amount of gross Inventory of such Borrower (as reported in accordance with such Borrower’s perpetual inventory system at such date of determination) as set forth in the most recent Borrowing Base Certificate of such Borrower.

“Available Receivables” for any Borrower at any date of determination shall be equal to 85% of Adjusted Eligible Receivables for such Borrower.

“Average Availability” on any day is an amount equal to the quotient of (i) the sum of the end of day Total Facility Availability for each day during the most recently ended period of three consecutive full calendar months, divided by (ii) the number of days in such three-month period, all as determined by the General Administrative Agent.

“BA Discount Proceeds” means proceeds in respect of any Bankers’ Acceptance to be purchased by a Lender on any day under Section 2.03, in an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

(a)	the face amount of such Bankers’ Acceptance; by

(b)	the sum of one plus the product of:

(i)	the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(ii)	a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance commencing on the date of acceptance of the Bankers’ Acceptance and ending on, but excluding, the BA Maturity Date, and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Margin” means a rate per annum determined in accordance with the Pricing Schedule; provided that if at any time an Event of Default shall have occurred and be continuing, the BA Margin shall mean the BA Margin that would, in the absence of an Event of Default, be otherwise applicable at such time plus 2%.

“BA Maturity Date” means, with respect to any Bankers’ Acceptance, the date that is one or, so long as such Bankers’ Acceptance is not accepted or purchased during a Sweep Period, two, three or six months, as the applicable Canadian Borrower may elect in the applicable Notice of Borrowing or Notice of Rollover/Conversion, after the date of issuance of such Bankers’ Acceptance specified in such Notice of Borrowing or Notice of Rollover/Conversion; provided that:

(a) any BA Maturity Date that would otherwise fall on a day which is not a Business Day shall be extended to the next succeeding Business Day, and

(b) no BA Maturity Date may fall after the Termination Date.

“Bankers’ Acceptance” or “BA” means a bill of exchange denominated in Canadian Dollars drawn by a Canadian Borrower and accepted by a Canadian Lender pursuant to Section 2.03, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada); provided that, to the extent the context shall require, each Acceptance Note shall be deemed to be a Bankers’ Acceptance.

“Base Rate” means (a) with respect to U.S. Base Rate Loans, the U.S. Base Rate and (b) with respect to Canadian Base Rate Loans, the Canadian Base Rate.

“Base Rate Loan” means a Canadian Base Rate Loan or a U.S. Base Rate Loan.

“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule; provided that if at any time an Event of Default shall have occurred and be continuing, the Base Rate Margin shall mean the Base Rate Margin that would, in the absence of an Event of Default, be otherwise applicable at such time plus 2%.

“Beneficial Owner” means a beneficial owner as such term is defined in Rule 13d-3 under the Exchange Act.

“Borrower” means any U.S. Borrower or any Canadian Borrower, as the context may require, and their respective successors, and “Borrowers” means all of the U.S. Borrowers and all of the Canadian Borrowers, collectively. When used in connection with a specific Loan, Borrowing, Bankers’ Acceptance or Letter of Credit, “the Borrower” means the Borrower that is the borrower (or proposed borrower) of such Loan or Borrowing, the drawer (or proposed drawer) of such Bankers’ Acceptance or the account party (or proposed account party) to such Letter of Credit.

“Borrowers’ Agent” means (a) with respect to any U.S. Borrower, the U.S. Borrowers’ Agent and (b) with respect to any Canadian Borrower, the Canadian Borrowers’ Agent.

“Borrowing” means the aggregation of Loans (including by way of acceptance and purchase of Bankers’ Acceptances) of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class, Type (subject to Article 8) and currency and, except in the case of Base Rate Loans and Canadian Prime Rate Loans, have the same initial Interest Period (or BA Maturity Date, in the case of Bankers’ Acceptances). The term “Borrowing” does not apply to Swingline Loans.

“Borrowing Base” means, for any Borrower at any date, the amount set forth as the Borrowing Base for such Borrower in the Borrowing Base Certificate then most recently delivered by the applicable Borrowers’ Agent pursuant to this Agreement, which shall be calculated as an amount equal to the sum of (A) Available Inventory for such Borrower plus (B) Available Receivables for such Borrower, minus (C) in the case of any Canadian Borrower, Priority Payables Reserves for such Borrower; provided that Available Inventory may not account for more than 65% of the Borrowing Base. Notwithstanding anything in this Agreement to the contrary, standards of eligibility, reserves and advance rates applicable to calculation of the Borrowing Base for a Borrower may be revised and adjusted from time to time by the Security Agents in the reasonable exercise of their discretion and consistent with their customary practices (subject, in the case of any modification, amendment or waiver of any provision of this Agreement, to Section 9.05); provided that any such revisions or adjustments shall be established in accordance with Section 7.10; and provided further that, any such revisions or adjustments shall be effective (x) immediately if an Event of Default has occurred and is continuing and (y) otherwise, three days after delivery of notice thereof to the applicable Borrowers’ Agent.

“Borrowing Base Certificate” means for any Borrower a certificate, duly executed and certified as accurate and complete by a Responsible Officer of such Borrower, appropriately completed and substantially in the form of Exhibit C-1 (in the case of a U.S. Borrower) or Exhibit C-2 (in the case of a Canadian Borrower), in each case (a) with such changes therein as may be required by the Security Agents to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time and (b) together with all attachments and supporting documents (i) as contemplated thereby, (ii) as outlined on Schedule I to Exhibit C-1 or Exhibit C-2, as the case may be and (iii) as reasonably requested by any Security Agent.

“Business Acquisition” means (a) an Investment by a Borrower or any of its Subsidiaries in capital stock or other equity interests (including warrants, options or other rights to acquire such equity interests) of any Person (other than a Borrower or any of its Subsidiaries) or (b) an acquisition by a Borrower or any of its Subsidiaries of the property and assets of any Person (other than a Borrower or any of its Subsidiaries) that constitute all or substantially all the assets of such Person or any division or other business unit of such Person; provided that neither of the following shall be considered a Business Acquisition: (i) an acquisition of real property or (ii) an acquisition of a Person if all or substantially all of such Person’s assets are real property. As used in clause (a) of this definition, the phrase “a Borrower or any of its Subsidiaries” shall refer to each Borrower and all of its Subsidiaries, including any such Subsidiary created and invested in by a Borrower or any of its Subsidiaries after the Effective Date.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Chicago, Illinois are authorized by law to close; provided that, when used in connection with a Canadian Loan,

Bankers’ Acceptance or Canadian Letter of Credit, the term “Business Day” shall also exclude any day on which chartered banks in Toronto are authorized by law to close; and provided further that, when used in connection with a Euro-Dollar Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in deposits in Dollars in the London interbank market.

“Canadian Administrative Agent” means JPMorgan Chase Bank, National Association, Toronto Branch in its capacity as administrative agent for the Canadian Lenders under the Canadian Facility and its successors in such capacity.

“Canadian Base Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by the Canadian Administrative Agent as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Dollars made by it in Canada and (b) the sum of one-half of one percent plus the Federal Funds Rate for such day.

“Canadian Base Rate Loan” means (a) a Canadian Loan denominated in Dollars which bears interest calculated by reference to the Canadian Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (b) an overdue amount which was a Canadian Base Rate Loan immediately before it became overdue.

“Canadian Benefit Plans” shall mean all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada.

“Canadian Borrower” means Integris Canada or Ryerson Canada, as the context may require, and “Canadian Borrowers” means both of them, collectively.

“Canadian Borrowers’ Agent” means Integris Canada, in its capacity as agent for the Canadian Borrowers under the Financing Documents, and its successors in such capacity.

“Canadian Cash Collateral Account” has the meaning set forth in the Canadian Security Agreement.

“Canadian Commitment” means (a) with respect to each Canadian Lender listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule under the heading “Canadian Commitment” and (b) with respect to each Person which becomes a Canadian Lender pursuant to Section 8.06 or Section 9.07(b), the amount of the Canadian Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Section 2.10 or Section 9.07(b) or increased from time to time pursuant to Section 2.10, Section 8.06 or Section 9.07(b). All Canadian Commitments are denominated in Dollars.

“Canadian Credit Parties” means the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Canadian Dollar Loan” means each Canadian Loan which is denominated in Canadian Dollars.

“Canadian Dollars” and “C$” mean the lawful currency of Canada.

“Canadian Facility” means the credit facility extended to the Canadian Borrowers pursuant to Sections 2.01(b), 2.03 and 2.20 (including as such facility may be increased pursuant to Section 2.10).

“Canadian Facility Availability” means, at any time, an amount equal to (a) the Canadian Maximum Availability at such time, less (b) the Canadian Total Outstanding Amount at such time.

“Canadian Hypothec” means a hypothec granted by any Credit Party having assets located in the province of Quebec, and any bonds or debentures, any pledge of bonds or debentures and documentation related thereto.

“Canadian Issuing Lender” means any Canadian Lender that becomes a Canadian Issuing Lender pursuant to Section 2.20(k) in its capacity as issuer of Canadian Letters of Credit, and its successors in such capacity as provided by Section 2.20(j); provided that a Lender Affiliate of a Canadian Lender may (subject to the last sentence of this definition) be a Canadian Issuing Lender if it executes and delivers an instrument satisfactory in form and substance to the Canadian Borrowers’ Agent and the Canadian Administrative Agent accepting the benefits and agreeing to perform the obligations of a Canadian Issuing Lender hereunder. Each Canadian Issuing Lender must be a Schedule I Bank, a Schedule II Bank or a Schedule III Bank.

“Canadian Lender” means each bank or other financial institution listed on the signature pages hereof as a Canadian Lender, each Person which becomes a Canadian Lender pursuant to Section 8.06 or 9.07(b), and their respective successors.

“Canadian Lending Office” means, as to each Canadian Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Canadian Lending Office) or such other office, branch or Affiliate of such Canadian Lender as it may hereafter designate as its Canadian Lending Office by notice to the Company and the Administrative Agents; provided that any Canadian Lender may so designate separate Canadian Lending Offices for its Canadian Loans of different Types and currencies, in which case all references herein to the Canadian Lending Office of such Canadian Lender shall be deemed to refer to any or all of such offices, as the context may require.

“Canadian Letter of Credit” means a letter of credit issued pursuant to this Agreement in respect of which a Canadian Borrower is the account party.

“Canadian Letter of Credit Liabilities” means, for any Canadian Lender and at any time, such Canadian Lender’s Percentage of the sum of (a) the aggregate amount then owing by the Canadian Borrowers in respect of amounts drawn under Canadian Letters of Credit and (b) the aggregate amount then available for drawing under all Canadian Letters of Credit.

“Canadian Loan” means a Loan made pursuant to Section 2.01(b) and shall be deemed to include the acceptance and purchase of related Bankers’ Acceptances. Canadian Loans may be denominated in Canadian Dollars (as Canadian Prime Rate Loans or Bankers’ Acceptances) or in Dollars (as Canadian Base Rate Loans or Euro-Dollar Loans).

“Canadian Maximum Availability” means, at any time, a Dollar Amount equal to the lesser of (a) the Dollar Amount of the Canadian Borrowers’ Borrowing Base at such time less the aggregate Dollar Amount of Canadian Secured Derivative Obligations at such time and (b) the aggregate amount of the Canadian Commitments.

“Canadian Outstandings” means, as to any Canadian Lender at any time, an amount equal to the sum of (a) the aggregate outstanding Dollar Amount of its Canadian Loans at such time (including the full face amount of all Bankers’ Acceptances accepted by it and outstanding at such time), plus (b) the aggregate Dollar Amount of its Canadian Letter of Credit Liabilities at such time.

“Canadian Pension Plans” shall mean each plan which is a registered pension plan for the purposes of the Income Tax Act (Canada) established, maintained or contributed to by any Credit Party having employees in Canada.

“Canadian Perfection Certificate” means a certificate in the form of Exhibit B to the Canadian Security Agreement or any other form approved by the Canadian Administrative Agent.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by the Canadian Administrative Agent as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Canadian Dollars made by it in Canada and (b) the sum of ½ of 1% plus the one-month CDOR Rate for such day.

“Canadian Prime Rate Loan” means (a) a Canadian Dollar Loan which bears interest calculated by reference to the Canadian Prime Rate pursuant to the applicable Notice of Borrowing or Notice of Rollover/Conversion or the provisions of Section 2.03 or (b) an overdue amount which was a Canadian Prime Rate Loan immediately before it became overdue.

“Canadian Secured Derivative Obligations” means at any time Derivative Obligations in respect of which a Canadian Credit Party is the primary obligor, which obligations are secured pursuant to the Canadian Security Documents (it being understood that all such secured obligations are required to have been identified to the Collateral Agent in accordance with the definition of “Secured Derivatives Obligations” set forth in the Canadian Security Agreement). The amount of any Canadian Secured Derivative Obligation at any time shall, for purposes of this Agreement, be the Mark-to-Market Value of such Derivative Obligation.

“Canadian Security Agreement” means the Canadian Guarantee and Security Agreement substantially in the form of Exhibit B-2.

“Canadian Security Documents” means the Canadian Security Agreement, each Canadian Hypothec and any other applicable guarantee or security document executed by a Credit Party in respect of Collateral located in Canada.

“Canadian Subsidiary” means any Subsidiary of the Company which is organized under the laws of Canada or one of the Provinces or Territories of Canada.

“Canadian Subsidiary Guarantor” means each Canadian Subsidiary listed on the signature pages of the Canadian Security Agreement under the caption “Subsidiary Guarantors” and each Canadian Subsidiary that shall, at any time after the date hereof, become a Subsidiary Guarantor pursuant to Section 18 of the Canadian Security Agreement; it being understood that no Canadian Borrower shall guarantee any obligations of the U.S. Credit Parties under the Financing Documents.

“Canadian Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of Canadian Outstandings of all Canadian Lenders at such time.

“Cash Collateral Accounts” means the U.S. Cash Collateral Account and any Canadian Cash Collateral Account.

“CDOR Rate” means on any date, with respect to a particular term as specified herein, the per annum rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for the applicable term appearing on the “Reuters Screen CDOR Page” as of 10:00 A.M. (Toronto time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative

Agent after 10:00 A.M. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate); provided, however, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Schedule I Reference Bank as of 10:00 A.M. (Toronto time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day.

“Change of Control of the Company” means the occurrence of one of the following events:

(a) any “person”, as such term is defined in Section 14(d) of the Exchange Act (other than (x) a trustee or other fiduciary holding Voting Securities of the Company (as defined below) under an employee benefit plan of the Company, (y) an underwriter temporarily holding Voting Securities of the Company pursuant to an offering of such securities or (z) a mutual, fidelity or similar fund holding Voting Securities of the Company) (an “Acquiring Person”), is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (the “Voting Securities of the Company”); or

(b) individuals who constitute the Board of Directors of the Company on the date of this Agreement (the “Incumbent Board of the Company”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-fourths of the directors comprising the Incumbent Board of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for the purpose of this clause (b), considered as though such person were a member of the Incumbent Board of the Company.

“CLO” has the meaning set forth in Section 9.07(b).

“Class” has the meaning set forth in Section 1.03.

“Co-Collateral Agent” means General Electric Capital Corporation in its capacity as co-collateral agent for the Lenders, and its successors in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means any and all “Collateral” as defined in any Security Document.

“Collateral Access Agreement” means (i) with respect to Inventory of a U.S. Credit Party located at a Third Party Location, an agreement substantially in the form of Exhibit I-1(a), (ii) with respect to Inventory of a U.S. Credit Party located at a location leased by such Credit Party, an agreement substantially in the form of Exhibit I-1(b), (iii) with respect to Inventory of a Canadian Credit Party located at a Third Party Location, an agreement substantially in the form of Exhibit I-2(a), (iv) with respect to Inventory of a Canadian Credit Party located at a location leased by such Credit Party, an agreement substantially in the form of Exhibit I-2(b) (in the case of each of clauses (i), (ii), (iii) and (iv), with such modifications as the Security Agents and the applicable Credit Party shall agree) and (v) with respect to Inventory of Integris Metals Ltd. located at 3399 Avenue Francis Hughes, Laval, Quebec, the collateral access agreement entered into prior to the Effective Date and attached hereto as Exhibit I-3.

“Collateral Agent” means JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), in its capacity as collateral agent for the Lenders under the Financing Documents and in its capacity as “secured party” named in all Uniform Commercial Code financing statements (or similar filings under other personal property security legislation) filed pursuant to the Financing Documents, together with its successors in any such capacity (it being understood that JPMorgan Chase Bank, N.A. shall serve in such capacity as “secured party” subject to direction by the Security Agents).

“Collateral and Guarantee Requirement” means the requirement that:

(a) the General Administrative Agent shall have received a counterpart of the U.S. Security Agreement and the Canadian Security Documents, each duly executed and delivered by JPMorgan Chase Bank, N.A., as Collateral Agent, and shall have received from each Credit Party either (i) in the case of any U.S. Borrower and any U.S. Subsidiary (other than an Immaterial Subsidiary), a counterpart of the U.S. Security Agreement duly executed and delivered on behalf of such U.S. Credit Party, (ii) in the case of any Canadian Credit Party, counterparts of the applicable Canadian Security Documents duly executed and delivered on behalf of such Canadian Credit Party or (iii) in the case of any Person (other than an Immaterial Subsidiary) that becomes a Borrower, U.S. Subsidiary or Canadian Subsidiary after the Effective Date, supplements to the U.S. Security Agreement or the applicable Canadian Security Documents, as the case may be, in the form specified therein, duly executed and delivered on behalf of such Credit Party;

(b) all documents and instruments, including Uniform Commercial Code financing statements and financing statements or other filings under Canadian personal property security law, required by law or reasonably requested by either Security Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Security Agents for filing, registration or recording;

(c) each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(d) each Credit Party shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.

“Commitment” means a Canadian Commitment or a U.S. Commitment, and “Commitments” means all or any combination of the foregoing, as the context may require.

“Commitment Acceptance” has the meaning set forth in Section 2.22(a).

“Commitment Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Company” means Ryerson Tull, Inc., a Delaware corporation, and its successors.

“Company Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s Percentage of the sum of (i) the aggregate amount then owing by the Company in respect of amounts drawn under Letters of Credit issued on behalf of the Company and (ii) the aggregate amount then available for drawing under all Letters of Credit issued on behalf of the Company.

“Company Loan” means a Loan to the Company.

“Company Outstandings” means at any time as to any Lender, the sum (without duplication) of (i) the aggregate principal amount of such Lender’s Company Loans plus (ii) such Lender’s Company Letter of Credit Liabilities plus (iii) in the case of the Swingline Lender, such Lender’s Company Swingline Loans plus (iv) in the case of any Lender other than the Swingline Lender, such Lender’s Company Swingline Exposure.

“Company Swingline Exposure” means, at any time, the aggregate outstanding principal amount of the Swingline Loans to the Company at such time. The Company Swingline Exposure of any Lender at any time will be (a) in the case of a U.S. Lender, such Lender’s Percentage of the total Company Swingline Exposure at such time and (b) in the case of a Canadian Lender, zero.

“Company Swingline Loan” means a Swingline Loan to the Company.

“Consolidated Capital Expenditures” means, for any period, the additions to property, plant, equipment and other capital expenditures of the Company and its Consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for such period prepared in accordance with GAAP.

“Consolidated EBITDA” means for any period: (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, without duplication, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) any extraordinary, unusual or non-recurring losses or fixed asset write-offs that were not paid in cash during such period and will not be paid in cash thereafter and (v) any non-cash recorded losses on the sale of fixed assets; and minus (c) to the extent included in determining Consolidated Net Income for such period, without duplication, the aggregate amount of (i) any extraordinary, unusual or non-recurring gains or fixed asset write-ups that were not received in cash during such period and will not be received in cash thereafter, including any gains recorded on the extinguishment of debt, (ii) any non-cash gains recorded on the sale of fixed assets, (iii) income tax credits and (iv) the income recorded of any other Person in which the Company or any of its Consolidated Subsidiaries has a minority interest, except to the extent any such income has actually been received by the Company or any of its Consolidated Subsidiaries in the form of cash dividends or cash distributions (it being understood that any such cash dividends or cash distributions received in such period shall be included in Consolidated EBITDA regardless of whether the related income of such other Person was included in the determination of Consolidated Net Income for such period or for a prior period).

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Rental Expense” means, for any period, the aggregate rental expense of the Company and its Consolidated Subsidiaries (excluding rental expense under capital leases) determined on a consolidated basis for such period.

“Consolidated Stockholders’ Equity” means, at any date, the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries determined as of such date (excluding any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise); provided, however, that “stock which is required to be redeemed or is redeemable at the option of the holder” shall not include stock which is not required to be redeemed and is not redeemable except for tax withholding purposes pursuant to the terms of an employee benefit plan in which employees of the Company or any of its Subsidiaries participate.

“Consolidated Subsidiary” means, at any date, any Subsidiary of the Company or Integris (as applicable) or other entity, the accounts of which would be consolidated under GAAP with those of the Company or Integris (as applicable) in its consolidated financial statements as of such date.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Credit Event” means any Borrowing, the making of any Swingline Loan, any issuance of Bankers’ Acceptances or any issuance, or any extension of the expiration date, of a Letter of Credit hereunder.

“Credit Parties” means the Borrowers and the Guarantors.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) the principal component of all obligations of such Person as lessee under capital leases, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (f) all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise; provided, however, that “stock which is required to be redeemed or is redeemable at the option of the holder” shall not include stock which is not required to be redeemed and is not redeemable except for tax withholding purposes pursuant to the terms of an employee benefit plan in which employees of the Company or any of its Subsidiaries participate, (g) all contingent or non-contingent obligations of such Person to make loans or advances to any other Person or to reimburse any Lender or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument in connection with Debt described in clauses (a) through (f) above, and (h) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Contract” means, with respect to any Derivative Obligation, the related written agreement or document evidencing such Derivative Obligation.

“Derivative Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Dilution Percentage” means, at any time:

(a) with respect to any U.S. Borrower, an amount (expressed as a percentage) equal to (i) the sum (without duplication) of all deductions, credit memos, returns, adjustments, allowances, bad-debt write-offs and other non-cash credits which are recorded (or should be recorded in the reasonable determination of any Security Agent) by all U.S. Credit Parties to reduce their accounts receivable, divided by (ii) the sum of aggregate gross billings of all U.S. Credit Parties, in each case for the 12 Fiscal Months then most recently ended;

(b) with respect to any Canadian Borrower, an amount (expressed as a percentage) equal to (i) the sum (without duplication) of all deductions, credit memos, returns, adjustments, allowances, bad-debt write-offs and other non-cash credits which are recorded (or should be recorded in the reasonable determination of either Security Agent) by all Canadian Credit Parties to reduce their accounts receivable, divided by the aggregate gross billings of all Canadian Credit Parties, in each case for the 12 Fiscal Months then most recently ended.

“Dilution Reserve” of any Borrower at any time, means an amount equal to the product of (a) the Dilution Percentage for such Borrower at such time multiplied by (b) the Eligible Receivables of such Borrower at such time.

“Disclosed Matters” means the actions, suits, proceedings and other events disclosed on Schedule 4.05.

“Documentation Agent” means Bank of America, N.A., in its capacity as documentation agent for the Lenders.

“Dollar Amount” means, at any time:

(a) with respect to any Dollar-Denominated Loan, any Letter of Credit Liabilities and any other amount denominated in Dollars, the principal or face amount thereof then outstanding;

(b) with respect to any Bankers’ Acceptance, the face amount thereof, converted to Dollars in accordance with Section 2.18(a);

(c) with respect to any other Canadian Dollar Loans or Letter of Credit Liabilities denominated in Canadian Dollars, the principal or face amount thereof then outstanding, converted to Dollars in accordance with Section 2.18(a); and

(d) with respect to the Canadian Maximum Availability, the Canadian Borrower’s Borrowing Base and the Canadian Secured Derivative Obligations, the sum of (i) to the extent denominated in Canadian Dollars, the amount thereof converted to Dollars in accordance with Section 2.18(b) plus (ii) to the extent denominated in Dollars, the amount thereof.

“Dollar-Denominated Loan” means a Loan that is made in Dollars in accordance with the applicable Notice of Borrowing.

“Dollars” and the sign “$” mean the lawful currency of the United States.

“Effective Date” means the date on which each of the conditions specified in Section 3.01 is satisfied (or waived in accordance with Section 9.05).

“Eligible Inventory” means, at any date of determination thereof, an amount equal to:

(a) with respect to any U.S. Borrower, the aggregate value (as reflected on the perpetual inventory system of the applicable Credit Party and consistent with the applicable Credit Party’s current and historical accounting practices) at such date of all Qualified Inventory owned by the U.S. Credit Parties and located in any jurisdiction in the United States of America as to which Qualified Inventory appropriate UCC financing statements have been filed (or delivered to any Security Agent for filing pursuant to Section 3.01(i)) naming such Credit Party as “debtor” and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Collateral Agent, as “secured party”; and

(b) with respect to any Canadian Borrower, the aggregate value (as reflected on the perpetual inventory system of the applicable Credit Party and consistent with the applicable Credit Party’s current and historical accounting practices) at such date of all Qualified Inventory owned by the Canadian Credit Parties and located in any jurisdiction in Canada as to which Qualified Inventory appropriate personal property security filings have been made (or delivered to any Security Agent for filing pursuant to Section 3.01(i)), in each case, adjusted on any date of determination to exclude, without duplication, unless otherwise approved in writing from time to time by each of the Security Agents (with a copy of such approval to each applicable Lender) in its sole discretion, the amount of Ineligible Inventory of the U.S. Credit Parties or the Canadian Credit Parties (as applicable) (calculated in accordance with the definition of Ineligible Inventory herein or in the revised definition of “Ineligible Inventory” then most recently furnished to the applicable Borrowers’ Agent by the Security Agents in writing), minus all Inventory Valuation Reserves with respect to the U.S. Credit Parties or the Canadian Credit Parties, as applicable.

“Eligible Receivables” means, at any date of determination thereof, an amount equal to:

(a) with respect to any U.S. Borrower, the aggregate value (determined on a basis consistent with GAAP and the Company’s current and historical accounting practices) of all Qualified Receivables of the U.S. Credit Parties at such date; and

(b) with respect to any Canadian Borrower, the aggregate value (determined on a basis consistent with GAAP and the Company’s current and historical accounting practices) of all Qualified Receivables of the Canadian Credit Parties at such date, in each case net of, without duplication, (x) any amounts in respect of sales, excise or similar taxes included in such Receivables and (y) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed (calculated without duplication of (1) deductions taken pursuant to the exclusion of “Ineligible Receivables” as described below or (2) items included within the Dilution Reserve) and (z) the aggregate amount of all cash received in respect of Receivables (excluding, to the extent it can be traced as such, cash received and identifiable with respect to Ineligible Receivables) but not yet applied to reduce the amount of such Receivables, adjusted on any date of determination to exclude, without duplication, unless otherwise approved in writing from time to time by each of the Security Agents (with a copy of such approval to each applicable Lender) in its sole discretion, the amount of Ineligible Receivables of the U.S. Credit Parties or the Canadian Credit Parties (as applicable) (calculated in accordance with the definition of “Ineligible Receivables” herein or in the revised definition of “Ineligible Receivables” then most recently furnished to the applicable Borrowers’ Agent by the Security Agents in writing).

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro-Dollar Loan” means (a) a Loan denominated in Dollars which bears interest calculated by reference to the Adjusted LIBO Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (b) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule; provided that if at any time an Event of Default shall have occurred and be continuing, the Euro-Dollar Margin shall mean the Euro-Dollar Margin that would, in the absence of an Event of Default, be otherwise applicable at such time plus 2%.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Canadian Letters of Credit” means the letters of credit issued before the Effective Date under the Existing Integris Facility in respect of which Integris Canada is the account party, as such letters of credit are identified on part (b) of Schedule 2.20.

“Existing Indenture” means the Indenture dated as of July 1, 1996 between the Company and The Bank of New York, as Trustee (as amended or modified prior to the Effective Date).

“Existing Integris Facility” has the meaning set forth in the second “Whereas” clause of this Agreement.

“Existing Integris Lenders” has the meaning set forth in the second “Whereas” clause of this Agreement.

“Existing Letters of Credit” means the Existing U.S. Letters of Credit or the Existing Canadian Letters of Credit.

“Existing Ryerson Facility” has the meaning set forth in the first “Whereas” clause of this Agreement.

“Existing Ryerson Lenders” has the meaning set forth in the first “Whereas” clause of this Agreement.

“Existing U.S. Letters of Credit” means the letters of credit issued before the Effective Date under the Existing Ryerson Facility or the Existing Integris Facility in respect of which the Company, Integris or one of the Company’s other U.S. Subsidiaries is the account party, as such letters of credit are identified on part (a) of Schedule 2.20.

“Exposure” means, at any time as to any Lender, the aggregate of such Lender’s Commitments, if still in existence, or such Lender’s Outstandings, if its Commitments are no longer in existence.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the General Administrative Agent on such day on such transactions as determined by it.

“Fee Letters” means (i) the fee letter dated October 25, 2004 from J.P. Morgan Securities, Inc. and JPMorgan Chase Bank to (and countersigned by) the Company and (ii) the fee letter dated as of the date hereof from General Electric Capital Corporation to (and countersigned by) the Company.

“Financial Officer” of any Person means the chief financial officer or treasurer of such Person (or, if such Person has no chief financial officer or treasurer, a comparable or more senior officer of such Person).

“Financing Documents” means this Agreement, the Notes, the Swingline Note, the Bankers’ Acceptances, the Acceptance Notes, the Security Documents and the Fee Letters.

“Financing Transactions” means the execution, delivery and performance by each Credit Party of the Financing Documents to which it is or it is to be a party, the borrowing of Loans and Swingline Loans, the use of the proceeds thereof and the issuance of Letters of Credit and Bankers’ Acceptances hereunder.

“Fiscal Month” means a fiscal month of the Company.

“Fiscal Quarter” means a fiscal quarter of the Company.

“Fiscal Year” means a fiscal year of the Company.

“Fixed Charge Coverage Ratio” means, as of the close of business on the last day of any Fiscal Quarter, the ratio of (i) the sum of (A) Consolidated EBITDA, plus (B) Consolidated Rental Expense, less (C) Consolidated Capital Expenditures (net of (x) proceeds received by the Company and its Consolidated Subsidiaries from sales of plant, property and/or equipment during the relevant period in respect of which such Consolidated Capital Expenditures are calculated and (y) the amount of any Consolidated Capital Expenditures that are specifically financed with Debt other than Borrowings under this Credit Agreement or Short-Term Debt incurred during such relevant period, but only to the extent the aggregate amount of Consolidated Capital Expenditures net of such proceeds and such Debt financing is greater than zero), less (D) cash taxes actually paid by the Company and its Consolidated Subsidiaries, less (E) cash dividends or distributions paid by the Company on shares of capital stock of the Company to (ii) the sum of (A) principal amounts paid or payable (whether or not paid and whether at the stated maturity, by acceleration or by reason of optional prepayment or redemption or otherwise, but excluding principal amounts paid with the proceeds of (x) new Debt incurred in reliance on Section 5.05(i) or Section 5.05(l) or (y) a new issuance by the Company of its equity interests) by the Company or any Consolidated Subsidiary in respect of Debt (excluding commercial paper and other Short-Term Debt) of the Company or its Consolidated Subsidiaries on a consolidated basis (it being understood that any principal amount paid or payable in respect of the 2006 Notes (a “2006 Note Payment Amount”) shall be included for purposes of calculating the amount described in this clause (A) only to the extent such 2006 Note Payment Amount exceeds the amount of the Note Availability Block in effect on the date such 2006 Note Payment Amount is paid or becomes payable), plus (B) Consolidated Interest Expense, plus (C) Consolidated Rental Expense, all calculated as of the end of each Fiscal Quarter for the period of four consecutive Fiscal Quarters then ended.

“Forecast” has the meaning set forth in Section 5.01(a)(viii).

“GAAP” means, at any time, generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which the Company’s independent public accountants have concurred) with the most recent audited consolidated financial statements of the Company and its Subsidiaries theretofore delivered to the Lenders.

“General Administrative Agent” means JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) in its capacity as administrative agent for the U.S. Lenders under the U.S. Facility and for all Lenders under this Agreement generally, and its successors in such capacity.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means at any time:

(a) a group of Loans consisting of (i) all Loans of the same Class which are Base Rate Loans at such time, (ii) all Loans which are Canadian Prime Rate Loans at such time or (iii) all Euro-Dollar Loans of the same Class having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made (it being understood that references to a “Group of Loans” shall not include Swingline Loans); or

(b) a group of Bankers’ Acceptances issued on a single date and having the same BA Maturity Date.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation, direct or indirect, contingent or otherwise, of such guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Company and each Subsidiary Guarantor.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance (including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics), any waste and any other substance which is classified as hazardous or toxic or which would require any clean-up or other remediation under any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary of the Company which (on a consolidated basis together with its own Subsidiaries), for and as at the end of the most recent Fiscal Year for which financial statements are available at the date of determination, had consolidated assets with a book value of less than $100,000.

“Ineligible Inventory” means, with respect to any Credit Party at any date of determination, an amount equal to the sum of the following, without duplication:

(a) 100% of the Qualified Inventory Value of Qualified Inventory that is not subject to a perfected first priority Lien in favor of the Collateral Agent; or

(b) 100% of the Qualified Inventory Value of Qualified Inventory that consists of maintenance spare parts, stores supplies, cleaning mixtures and lubricants, as determined in accordance with the accounting policies of the Company to be classified as supplies; or

(c) (i) for any period prior to the Integration Date, (A) (1) with respect to any Credit Party (other than an Integris Credit Party), 50% of the Qualified Inventory Value of Slow Moving Inventory and (2) 75% of the Qualified Inventory Value of Qualified Inventory that (x) is classified by the Company as non-stock Inventory and (y) on any date of determination, has not been sold or processed within the 180-day period preceding such date of determination and (B) with respect to any Integris Credit Party, 100% of the Qualified Inventory Value of Slow Moving Inventory and (ii) thereafter, with respect to any Credit Party, 50% of the Qualified Inventory Value of Slow Moving Inventory and (2) 75% of the Qualified Inventory Value of Qualified Inventory that (x) is classified by the Company as non-stock Inventory and (y) on any date of determination, has not been sold or processed within the 180-day period preceding such date of determination;

(d) 100% of the Qualified Inventory Value of (i) Qualified Inventory that is not located at property that is owned or leased by such Credit Party and is not in transit from property owned or leased by such Credit Party to another property owned or leased by such Credit Party and (ii) Qualified Inventory that is in transit from any Third-Party Location to property that is either owned or leased by such Credit Party; provided that the Qualified Inventory Value of Qualified Inventory located at or in transit to a Third-Party Location shall not be included in calculating “Ineligible Inventory” pursuant to this clause (d) on any date of determination if (x) the Qualified Inventory Value of such Qualified Inventory on such date of determination (as reflected on the perpetual inventory system of such Credit Party and consistent with such Credit Party’s current and historical accounting practices) is greater than $150,000, (y) such Credit Party or the applicable Borrowers’ Agent shall have delivered to the Security Agents a Collateral Access Agreement with respect to such Third-Party Location and (z) the aggregate number of Third-Party Locations designated by the applicable Borrowers’ Agent as eligible locations in respect of which Qualified Inventory shall be excluded from “Ineligible Inventory” in reliance on this clause (d) does not exceed 60 on such date of determination; and provided further that the Qualified Inventory Value of Qualified Inventory that is in transit from property that is either owned or leased by such Credit Party to another property that is either owned or leased by a Credit Party shall not be included in calculating “Ineligible Inventory” pursuant to this clause (d); or

(e) 100% of the Qualified Inventory Value of Qualified Inventory that (i) in the case of a U.S. Credit Party, is not located in the United States, or is in transit to or from a location outside the United States or (ii) in the case of a Canadian Credit Party, is not located in Canada, or is in transit to or from a location outside Canada; or

(f) 100% of the Qualified Inventory Value of Qualified Inventory considered non-conforming, which shall mean, on any date, all inventory classified as “non-prime”, “scrap” or other “off-spec” such as non-conforming (“NCR”), seconds or thirds, damaged, defective, discontinued, rejects, obsolete, unmerchantable, not in good condition, marked “return to vendor” or otherwise unsaleable in the ordinary course of business; or

(g) 100% of the Qualified Inventory Value of Qualified Inventory that does not otherwise conform to the representations and warranties contained in the Financing Documents; or

(h) 100% of the Qualified Inventory Value of Qualified Inventory located on the premises of joint ventures, unless (i) a joint venture agreement reasonably acceptable to each of the Security Agents has been executed and (ii) such Qualified Inventory is reasonably acceptable to each of the Security Agents; or

(i) 100% of the Qualified Inventory Value of Qualified Inventory that is subject to a negotiable document of title (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York); or

(j) the Qualified Inventory Value of Qualified Inventory to the extent such Qualified Inventory Value includes tolling costs or processing costs incurred by such Credit Party for processing customer-owned Inventory; or

(k) the Qualified Inventory Value of Qualified Inventory to the extent such Qualified Inventory Value includes prepaid Inventory or relates to advance payments made to vendors for merchandise not yet received; or

(l) Without duplication of any calculation pursuant to clause (d) of the definition of Inventory Valuation Reserves, the Qualified Inventory Value of Qualified Inventory that is subject to vendor credits representing price allowances, rebates and credits that have been allocated by such Credit Party to reduce Inventory costs, to the extent of such credits; or

(m) 50% of the Qualified Inventory Value of Shorts Inventory; or

(n) the Qualified Inventory Value of such other Qualified Inventory as may be deemed ineligible by the Security Agents from time to time in the reasonable exercise of their discretion.

“Ineligible Receivables” means, with respect to any Credit Party at any date of determination, an amount equal to the aggregate value of all Qualified Receivables described in one or more of the following clauses, without duplication:

(a) Qualified Receivables to which such Credit Party does not have sole lawful and absolute title; or

(b) Qualified Receivables that arise out of a sale made by such Credit Party to an employee, officer, director or Affiliate of any Credit Party; or

(c) Qualified Receivables in respect of which the Account Debtor (i) is a creditor of such Credit Party, (ii) has or has asserted a right of set-off against such Credit Party, including co-op advertising (unless such Account Debtor has entered into a written agreement reasonably acceptable to the Security Agents to waive such set-off rights) or (iii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to such Qualified Receivables or any other Qualified Receivables which has not been resolved, in each case to the extent of the amount owed by such Credit Party to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be; or

(d) Qualified Receivables from Account Debtors whose credit standing is not reasonably satisfactory to the Security Agents, including, without limitation, bankrupt or insolvent Account Debtors; or

(e) (i) in the case of Qualified Receivables of U.S. Credit Parties, Qualified Receivables that are not payable in Dollars, or Qualified Receivables in respect of which the Account Debtor either (x) is not incorporated or organized under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof, (y) is located outside the United States and Canada or (z) has its principal place of business or substantially all of its assets outside the United States and Canada, other than Qualified Receivables covered under a letter of credit or bankers’ acceptance on terms acceptable to the Security Agents (it being understood that no representation or certification by a Credit Party as to the matters described in the foregoing clauses (y) or (z) shall be deemed to be false or misleading in any material respect so long as the relevant Credit Party has exercised its customary care in making any determination as to the matters described in such clauses); or (ii) in the case of Qualified Receivables of Canadian Credit Parties, such Qualified Receivable is not payable in Canadian Dollars or Dollars or the Account Debtor either (x) is not incorporated under the laws of Canada, any province or territory thereof, or the laws of the United States of America, any state thereof or the District of Columbia or (y) is located outside Canada and the United States of America or (z) has its principal place of business (or domicile for the purposes of the Quebec Civil Code) or substantially all of its assets outside Canada and the United States of America, other than Qualified Receivables covered under a letter of credit or bankers’ acceptance on terms acceptable to the Security Agents (it being understood that no representation or certification by a Credit Party as to the matters described in the foregoing clauses (y) or (z) shall be deemed to be false or misleading in any material respect so long as the relevant Credit Party has exercised its customary care in making any determination as to the matters described in such clauses); or

(f) (i) Qualified Receivables resulting from sales that are guaranteed sales, sale-and-returns, ship-and-returns or sales on approval, (ii) Qualified Receivables that are sold on terms in excess of 90 days or (iii) Qualified Receivables in respect of sales in which title to the related Inventory (which has been delivered to the applicable Account Debtors) has not passed to the applicable Account Debtors; or

(g) Qualified Receivables in respect of goods that have not been shipped and title to which has not passed to the applicable Account Debtors, or Qualified Receivables that represent Progress-Billings or otherwise do not represent completed sales. For purposes hereof, a Receivable represents a “Progress-Billing” if, and to the extent that, the Account Debtor’s obligation to pay the invoice giving rise to such Receivable is conditioned upon such Credit Party’s completion of any further performance under the contract or agreement; or

(h) Qualified Receivables that do not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial or local including without limitation the Federal Consumer Credit Protection Act and the Federal Truth in Lending Act; or

(i) Qualified Receivables that are unpaid more than (i) 60 days from the original due date or (ii) 90 days from the original date of invoice; or

(j) Qualified Receivables that are not paid in full and for which such Credit Party creates new receivables for the unpaid portion of such Receivables, including without limitation chargebacks, debit memos and other adjustments for unauthorized deductions; or

(k) all Qualified Receivables with respect to a single Account Debtor if 50% or greater in aggregate face amount of the Qualified Receivables of such Account Debtor are ineligible pursuant to clause (i) above (it being understood that in determining the aggregate amount of Qualified Receivables from a single Account Debtor that are unpaid more than 60 days from the due date or more than 90 days from the original date of invoice, there shall be excluded the amount of any net credit balances relating to the Qualified Receivables of such Account Debtor which are more than 60 days from the due date or 90 days from the original date of invoice); or

(l) Qualified Receivables that (i) are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent for the benefit of the Lenders, subject to no other Liens other than Liens permitted under Section 5.12 or (ii) do not otherwise conform to the representations and warranties contained in the Financing Documents relating to Receivables; or

(m) Qualified Receivables for which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received as payment for all or any part of such Qualified Receivables, presented for payment and returned uncollected for any reason; or

(n) Qualified Receivables that have been written off the books of such Credit Party or have otherwise been designated as uncollectible; or

(o) (i) Qualified Receivables that are non-trade Receivables or notes receivable, (ii) Qualified Receivables that are subject to any adverse security deposit, retainage or other similar advance made by or for the benefit of the applicable Account Debtors, (iii) Qualified Receivables that represent or relate to payments of interest, or (iv) Qualified Receivables that are subject to off-set from customer overpayments, in each case to the extent thereof; or

(p) Qualified Receivables in respect of which the Account Debtor is the United States of America or Canada or any department, agency or instrumentality thereof, unless: (i) in the case of a Credit Party holding a Qualified Receivable in respect of which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, such Credit Party duly assigns its rights to payment of such Qualified Receivables to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Security Agents or (ii) in the case of a Credit Party holding a Qualified Receivable in respect of which the Account Debtor is Canada or any department, agency or instrumentality thereof, the provision of the Financial Administration Act (Canada) or similar provincial or territorial legislation or municipal ordinance of similar purpose has been complied with; or

(q) Qualified Receivables that are subject to a cash rebate, to the extent of the amount of such cash rebate that is accrued and unpaid; or

(r) Qualified Receivables due from any Account Debtor if the aggregate value of Qualified Receivables due from such Account Debtor, plus the aggregate value of Qualified Receivables of such Account Debtor Affiliates (in each case, which Qualified Receivables would otherwise be Eligible Receivables), exceeds 10% of the total amount of Eligible Receivables at the time of any determination, to the extent of such excess over such limits; or

(s) such other Qualified Receivables as may be deemed ineligible by the Security Agents from time to time in the reasonable exercise of their discretion.

“Information Memorandum” means the Confidential Information Memorandum dated November 2004 relating to the Borrowers and the Financing Transactions.

“Integration Date” means the date on which the Company shall have notified the General Administrative Agent that it has completed the integration of the accounting and other related systems of the Integris Credit Parties with the accounting and other related systems of the Company and its other Subsidiaries.

“Integris” means Integris Metals, Inc., a New York corporation.

“Integris Canada” means Integris Metals Ltd., a corporation organized under the laws of Canada.

“Integris Credit Parties” means, collectively, Integris and each Credit Party that was a Subsidiary of Integris immediately before giving effect to the consummation of the Acquisition.

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3 or 6 months thereafter, as the applicable Borrowers’ Agent may elect in the applicable notice, provided that:

(a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) no Interest Period may end after the Termination Date.

“Inventory” has the meaning set forth in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York.

“Inventory Reserves” means, with respect to any Borrower, an amount equal to the sum of (i) “landlord reserves,” calculated (x) in the case of a U.S. Borrower, as four months’ rent expense for each U.S. Credit Party’s leased facilities at which Eligible Inventory is located for which Collateral Access Agreements have not been obtained and (y) in case of a Canadian Borrower, as four months’ rent expense for each Canadian Credit Party’s leased facilities at which Eligible Inventory is located for which Collateral Access Agreements have not been obtained, (ii) “third party liability reserves,” calculated as any liability owed to any Outside Processor, customer, vendor or Third-Party Warehouseman holding Eligible Inventory, not to exceed, for any location, the amount of the Eligible Inventory balance at such location, and (iii) such other reserves as may be deemed appropriate by the Security Agents from time to time in the reasonable exercise of their discretion.

“Inventory Valuation Reserves” means an amount equal to the sum of the following:

(a) a purchase price variance reserve, calculated as the aggregate of the most current four months’ purchase price variance, as recorded on the Company’s income statements’ variance reports; provided that such aggregate amount represents a favorable purchase price variance (i.e. where the Qualified Inventory Value exceeds the actual cost of such Inventory);

(b) a revaluation reserve, based on a rolling three-month inventory turnover, calculated as the aggregate of either (i) the most current four months’ revaluation variances to the extent inventory turnover is 3.5 times or less per year or (ii) the most current three months’ revaluation variances to the extent inventory turnover is greater than 3.5 times per year; provided that such aggregate amount represents a favorable revaluation variance (i.e. where the current Qualified Inventory Value exceeds the previously determined Qualified Inventory Value);

(c) a conversion cost reserve calculated as the amount by which (i) the sum of the most current four months’ reclass variance exceeds (ii) 5% of Qualified Inventory Value at such date of determination;

(d) a vendor discount reserve, equal to the product of (i) vendor discounts earned, expressed as a percentage of cost of sales during the most current two year period, multiplied by (ii) Qualified Inventory Value at such date of determination;

(e) with respect to the Integris Credit Parties, a lower of cost or market reserve for Inventory that is sold, or valued by the relevant Integris Credit Party or as deemed appropriate by the Security Agents in their sole discretion, for less than the actual cost to produce or acquire;

(f) with respect to the Integris Credit Parties, a reserve for estimated scrap losses related to custom plates in an amount determined in a manner consistent with the relevant Integris Credit Party’s past accounting practices; and

(g) such other reserves as may reasonably be deemed appropriate by the Security Agents from time to time.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan or other extension of credit, time deposit or otherwise; provided that (a) the term “Investment” shall not include accounts receivable resulting from the sale of goods or provision of services in the ordinary course of business that either (i) are not outstanding for more than 90 days after the date of the original invoice therefor or (ii) remain outstanding for more than 90 days after the date of the original invoice therefor only because of good faith disputes with respect to product claims and/or inconsistent or missing documentation and (b) the amount of Investments at any time which constitute Debt, an account receivable or other obligation shall be the outstanding amount thereof at such time.

“Issuance Request” has the meaning set forth in Section 2.20(b).

“Issuing Lender” means a U.S. Issuing Lender or a Canadian Issuing Lender.

“LC Disbursement” means a payment made by an Issuing Lender in respect of a drawing under a Letter of Credit issued by it.

“Lender” means a Canadian Lender or a U.S. Lender.

“Lender Affiliate” means, with respect to any Lender, (a) an Affiliate of such Lender or (b) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by (i) such Lender or (ii) an Affiliate of such Lender or (iii) an entity or Affiliate of an entity that administers or manages such Lender. As used in this definition (and for purposes of Section 1.04, (x) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person and (y) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled” and “Controlling” have meanings correlative thereto).

“Lender Party” means any Agent, Issuing Lender or Lender.

“Letter of Credit” means a U.S. Letter of Credit or a Canadian Letter of Credit.

“Letter of Credit Liabilities” means, for any Lender at any time, the sum of such Lender’s Canadian Letter of Credit Liabilities at such time and such Lender’s U.S. Letter of Credit Liabilities at such time.

“LIBO Rate” means, with respect to any Interest Period for any Euro-Dollar Loan, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the General Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the General Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, title retention lien or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loans” means the U.S. Loans and the Canadian Loans; provided that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election or Notice of Rollover/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be. The term “Loan” does not include Swingline Loans.

“Mark-to-Market Value” has the meaning set forth in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, properties or liabilities of (i) the Company and its Consolidated Subsidiaries taken as a whole, or (ii) Integris and its Consolidated Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its obligations under the Financing Documents or (c) the rights and remedies of the Agents or the Lenders under the Financing Documents.

“Material Event Notice” means any notice required to be delivered by the Company pursuant to Section 5.01(a)(vi).

“Maximum Availability” means, as the context may require, the U.S. Maximum Availability or the Canadian Maximum Availability.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Recovery Rate” means, at any time:

(a) with respect to a U.S. Borrower, the quotient (expressed as a percentage) of (i) the net liquidation value of all Inventory owned by the U.S. Credit Parties divided by (ii) the gross inventory cost of such Inventory; and

(b) with respect to a Canadian Borrower, the quotient (expressed as a percentage) of (i) the net liquidation value of all Inventory owned by the Canadian Credit Parties divided by (ii) the gross inventory cost of such Inventory carried on the perpetual inventory records of the Canadian Credit Parties;

in each case as determined on the basis of the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm mutually satisfactory to the Security Agents

“Non-U.S. Subsidiary” means a Subsidiary of the Company (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States and conducting substantially all its operations outside the United States.

“Note Availability Block” means (i) at all times prior to the date that is six months prior to the maturity date of the 2006 Notes (the “Note Maturity Date”), an amount equal to $0, (ii) at all times during the period from and after the date that is six months prior to the Note Maturity Date to (but excluding the date that is 3 months prior to the Note Maturity Date, an amount equal to $50,000,000 and (iii) at all times during the period from and after the date that is three months prior to the Note Maturity Date, an amount equal to $100,000,000 (each such $50,000,000 increase in the Note Availability Block described in clauses (ii) and (iii) above, a “Note Availability Block Increase”); provided that on any date when the Company repurchases, redeems or repays any of the 2006 Notes (or deposits funds therefor with the trustee for the 2006 Notes) (the aggregate principal amount of 2006 Notes repurchased, redeemed or repaid on any such date, the “Repurchased Amount”), (1) the aggregate amount of all Note Availability Block Increases that have theretofore become effective in accordance with clauses (ii) and (iii) above (as of any date, such aggregate amount, the “Accrued Reserve Amount”) shall be permanently reduced by the lesser of the Repurchased Amount and the Accrued Reserve Amount and (2) to the extent that the Repurchased Amount exceeds the Accrued Reserve Amount (such excess, the “Excess Amount”), the Excess Amount shall be applied to reduce the subsequent Note Availability Block Increase(s) (if any) on a pro rata basis. Notwithstanding the foregoing, at all times from and after the earliest date when all of the 2006 Notes have been repurchased, redeemed or repaid (or the funds therefor have been deposited with the trustee for the 2006 Notes), the Note Availability Block shall be $0.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto (or such other form as shall be agreed between the applicable Lender, the applicable Administrative Agent and the applicable Borrower), evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.11(a).

“Notice of Rollover/Conversion” has the meaning set forth in Section 2.03(b)(x).

“Notice of Swingline Borrowing” has the meaning set forth in Section 2.19(b).

“Notice of Utilization” means a Notice of Borrowing, Notice of Rollover/Conversion or an Issuance Request.

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Outside Processor” means any Person that provides processing services with respect to Qualified Inventory owned by a Credit Party and on whose premises Qualified Inventory is located, which premises are neither owned nor leased by a Credit Party.

“Outstandings” means, with respect to any Lender, the sum of (a) such Lender’s U.S. Outstandings and (b) such Lender’s Canadian Outstandings.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.07(c).

“Participating Lender” means (a) with respect to each U.S. Letter of Credit, each U.S. Lender and (b) with respect to each Canadian Letter of Credit, each Canadian Lender.

“Payment Office” means the office or account of the applicable Administrative Agent at or to which payments hereunder are to be made, which shall be (a) in the case of payments in Dollars with respect to the U.S. Facility, the office of the General Administrative Agent in New York City referred to in Section 9.01 and (b) in the case of payments in Canadian Dollars or in Dollars with respect to the Canadian Facility, the office of the Canadian Administrative Agent in Toronto, Ontario referred to in Section 9.01.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to (a) any U.S. Lender at any time, the percentage that such U.S. Lender’s U.S. Commitment constitutes of the aggregate amount of the U.S. Commitments at such time and (b) any Canadian Lender at any time, the percentage that such Canadian Lender’s Canadian Commitment constitutes of the aggregate amount of Canadian Commitments at such time.

“Perfection Certificate” means a U.S. Perfection Certificate or a Canadian Perfection Certificate.

“Permitted Bonds” means: (a) the unsecured convertible bonds in an aggregate amount of $175,000,000, issued by the Company on November 10, 2004 and November 23, 2004 pursuant to an Indenture, dated as of November 10, 2004, among the Company, Ryerson Tull Procurement Corporation as subsidiary guarantor and The Bank of New York Trust Company, N.A. and (b) the unsecured senior notes in an aggregate amount of $150,000,000, issued by the Company on December 13, 2004 pursuant to an Indenture, dated as of December 13, 2004, among the Company, Ryerson Tull Procurement Corporation as subsidiary guarantor and The Bank of New York Trust Company, N.A.

“Permitted Investments” means any of the following:

(a) any investment in direct obligations of the United States of America or any agency thereof or, in the case of a Canadian Subsidiary of the Company, Canada or any agency thereof;

(b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by (i) any Lender or a bank or trust company which is organized under the laws of the United States of America, Canada, any State, province or territory thereof or any other foreign country recognized by the United States of America and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or (ii) any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (b) above;

(d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, Canada or any foreign country recognized by the United States of America, which commercial paper has a rating at any time as of which any investment therein is made of “P-1” (or higher) by Moody’s or “A-1” (or higher) by S&P;

(e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by the United States of America or any state, commonwealth or territory of the United States of America or, in the case of a Canadian Subsidiary of the Company, Canada or any province or territory of Canada, or, in each case by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(f) overnight investments with banks rated “B” or better by Fitch, Inc.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of a Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means, for any day, the rate of interest per annum then most recently announced by JPMorgan Chase Bank, N.A. in New York City as its prime rate. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Priority Payables Reserve” means, the sum of (a) at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment thereof or a security interest, lien or charge, ranking or capable of ranking, in each case, senior to or pari passu with the Transaction Liens under Canadian federal, provincial, county, municipal, or local law with respect to claims for goods and services taxes, sales tax, income tax and other employee source deductions, workers’ compensation obligations, vacation pay or pension fund obligations plus (b) an amount equal to 5% of Eligible Inventory of the Canadian Borrowers.

“Qualified Inventory” means, with respect to any Credit Party, all Inventory that is owned solely by such Credit Party and as to which such Credit Party has good, valid and marketable and (subject to the immediately succeeding sentence) unencumbered title; provided that no Inventory owned by Ryerson Canada shall be considered for inclusion as Qualified Inventory until the Ryerson Canada Inventory Eligibility Requirement shall have been satisfied; and provided further that no Inventory acquired in connection with a Business Acquisition shall be considered for inclusion as Qualified Inventory until the Acquired Inventory Eligibility Requirement with respect to such Inventory shall have been satisfied. For the avoidance of doubt, “Qualified Inventory” (a) excludes Inventory in which any Person other than the owner Credit Party has (or is indicated in the related purchase order or invoice as having) any direct or indirect ownership, interest or title and (b) excludes Inventory that is subject to any Lien other than subordinated Liens permitted pursuant to Section 5.12.

“Qualified Inventory Value” means (a) at any date of determination on or before the Integration Date, (i) with respect to any Credit Party (other than the Integris Credit Parties), the value of such Credit Party’s Qualified Inventory as reported in accordance with such Credit Party’s perpetual inventory system, at current market or replacement cost and consistent with such Credit Party’s current and historical accounting practices and (ii) with respect to any Integris Credit Party, the moving actual average cost of such Credit Party’s Qualified Inventory as carried on the perpetual inventory records of such Credit Party determined in accordance with such Credit Party’s current and historical accounting practices, and (b) thereafter, with respect to any Credit Party, the value of such Credit Party’s Qualified Inventory as reported in accordance with such Credit Party’s perpetual inventory system, at current market or replacement cost.

“Qualified Receivables” means, with respect to any Credit Party, all Receivables that are directly created by such Credit Party in the ordinary course of business arising out of the sale of goods or rendition of services by such Credit Party; provided that no Receivables of Ryerson Canada shall be considered for inclusion as Qualified Receivables until the Ryerson Canada Receivables Eligibility Requirement shall have been satisfied; and provided further that no Receivables acquired in connection with a Business Acquisition shall be considered for inclusion as Qualified Receivables until the Acquired Receivables Eligibility Requirement with respect to such Receivables shall have been satisfied.

“Quarterly Dates” means the last day of each Fiscal Quarter ending in March, June, September and December.

“Receivables” means any account or payment intangible (each as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) and any other right, title or interest which, in accordance with GAAP, would be included in receivables on a consolidated balance sheet of the Company.

“Reference Availability” on any day is an amount equal to the lesser of (i) Average Availability as determined on such day and (ii) end of day Total Facility Availability calculated as of the immediately preceding Business Day.

“Register” has the meaning set forth in Section 2.05(a).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related U.S. Lender” has the meaning set forth in Section 1.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Financial Statements” means the financial statements required to be delivered by the Company pursuant to Section 5.01(a).

“Required Lenders” means at any time Lenders having a majority of the Total Exposures at such time.

“Responsible Officer” means, with respect to the Company or any other Borrower, such Person’s Chairman of the Board, Chief Executive Officer, President, Vice President-Finance, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller or any other individual designated as a Responsible Officer of such Person for purposes of this Agreement by any two of the foregoing Responsible Officers of such Person and notified to the General Administrative Agent and each Lender.

“Restricted Debt Repurchase” means any repurchase, redemption or repayment of the 2006 Notes prior to the maturity date thereof, any other voluntary repurchase, redemption or repayment of Debt (other than the Loans and the Swingline Loans), or any payment of the cash settlement price of Debt upon the exercise by a holder thereof of the right to demand such cash settlement; provided that any such repurchase, redemption, repayment or cash settlement of the 2006 Notes and/or any of the Permitted Bonds made with the proceeds of (x) any new Debt permitted by Section 5.05(i) and/or (l) or (y) the issuance by the Company of its equity interests shall not be considered to be a Restricted Debt Repurchase.

“Restricted Equity Repurchase” means any payment or incurrence of an obligation by the Company or any of its Subsidiaries (including, without limitation, under a Synthetic Purchase Agreement) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (i) any shares of capital stock of the Company or any of its Subsidiaries (except shares of any Subsidiary of the Company held by the Company or any of its Subsidiaries) or (ii) any option, warrant or other right to acquire shares of capital stock of the Company or any of its Subsidiaries (except for any such option, warrant or other right held by the Company or any of its Subsidiaries); provided, however, that notwithstanding the foregoing, the following shall not be deemed Restricted Equity Repurchases: (x) payments made and obligations incurred in an aggregate amount not greater than $5,000,000 in any twelve month period on account of purchases, redemptions, retirements or acquisitions described in this definition of stock, options, warrants or other such rights held by or issued in connection with an employee benefit plan in which employees of the Company or any Subsidiary of the Company participate and (y) in addition to such payments and obligations described in clause (x), any such purchase, redemption, retirement, acquisition, option, warrant or other rights with respect to capital stock of the Company or any of its Subsidiaries issued after the date hereof in an aggregate amount not to exceed $5,000,000 from and after the Effective Date.

“Restricted Investment” means any Investment (other than a Business Acquisition) by the Company or any of its Subsidiaries in any Affiliate; provided that:

(i) for purposes of this definition, each of the following shall constitute a separate Restricted Investment: (a) a Guarantee by the Company or a Subsidiary of the Company of Debt of an Affiliate, (b) any increase in the amount of Debt of an Affiliate Guaranteed by the Company or a Subsidiary of the Company or (c) any failure by an Affiliate to pay interest accrued on a Restricted Investment held by the Company or a Subsidiary of the Company within 190 days after such interest accrues. In the case of any such Guarantee, the amount of the Restricted Investment shall (x) be deemed to be the principal amount of the Debt Guaranteed plus any interest Guaranteed and not paid within 190 days after it accrues and (y) shall be reduced to the extent that the principal amount of the Debt Guaranteed is reduced by the relevant Affiliate;

(ii) the term “Restricted Investment” shall also include any forgiveness, in whole or in part, of any loan, advance or other obligation owed to the Company or any of its Subsidiaries by an Affiliate; and

(iii) the term “Restricted Investment” shall not include any Investment by the Company or any of its Subsidiaries in any Credit Party.

“Restricted Payment” means:

(i) any dividend or other distribution on any shares of capital stock of the Company, including without limitation any distribution upon any partial or total liquidation or dissolution, except dividends payable solely in shares of the Company’s common stock, or

(ii) Restricted Equity Repurchases;

provided, however, that notwithstanding the foregoing, the following shall not be deemed Restricted Payments: dividends on any shares of common or preferred stock of the Company, payable in cash in an aggregate amount not to exceed $10,000,000, in the case of common stock and $200,000, in the case of preferred stock, in each case in any Fiscal Year.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Termination Date.

“RT LLC” means Ryerson Tull Receivables, LLC, a Delaware limited liability company.

“Ryerson” means Joseph T. Ryerson & Son, Inc., a Delaware corporation, and its successors.

“Ryerson Canada” means Ryerson Tull Canada, Inc., a corporation organized under the laws of Canada.

“Ryerson Canada Inventory Eligibility Requirement” means the requirement that (i) a collateral review of the Inventory of Ryerson Canada shall have been performed by the Security Agents or their representatives (the fees and expenses associated with such review to be paid by the Borrowers in accordance with Section 5.02(b)), (ii) the Security Agents shall have received an appraisal prepared by an independent third party of such Inventory (the fees and expenses associated with such appraisal to be paid by Ryerson Canada in accordance with Section 5.02(b)), and (iii) each Security Agent shall have notified the Canadian Borrowers’ Agent that it is satisfied in its sole good faith discretion with the scope and results of such collateral review and such appraisal.

“Ryerson Canada Receivables Eligibility Requirement” means the requirement that (i) a collateral review of the Receivables of Ryerson Canada shall have been performed by the Security Agents or their representatives (the fees and expenses associated with such review to be paid by Ryerson Canada in accordance with Section 5.02(b)) and (ii) each Security Agent shall have notified the Canadian Borrowers’ Agent that it is satisfied in its sole good faith discretion with the scope and results of such collateral review.

“S&P” means Standard & Poor’s Ratings Services.

“Schedule I Bank” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Bank” means Bank of Montreal.

“Schedule II Bank” means any Lender named on Schedule II to the Bank Act (Canada).

“Schedule II/III Reference Banks” means JPMorgan Chase Bank, National Association, Toronto Branch.

“Schedule III Bank” means any “authorized foreign bank” named on Schedule III to the Bank Act (Canada).

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agents” means the Collateral Agent and the Co-Collateral Agent.

“Security Documents” means the U.S. Security Agreement, the Canadian Security Documents and each other security agreement, instrument or document executed and delivered hereunder (including pursuant to Section 5.16(b) hereof) or thereunder to secure obligations of any Credit Party under any Financing Document.

“Shorts Inventory” means, with respect to any Credit Party, Qualified Inventory classified by such Credit Party as partial Inventory pieces, on the basis that the Inventory has been cut below sales lengths customary for such Credit Party’s Qualified Inventory.

“Short-Term Debt” means any Loans, any Swingline Loans and any other Debt that matures within one year after the date of incurrence of such Debt.

“Significant Subsidiary” of any Person means any Subsidiary, whether now or hereafter owned, formed or acquired which, at the time of determination is a “significant subsidiary” of such Person, as such term is defined on the date of this Agreement in Regulation S-X of the Securities and Exchange Commission, except that “5 percent” will be substituted for “10 percent” in each place where it appears in such definition of “significant subsidiary”. For the avoidance of doubt, Ryerson, Tull and Integris are Significant Subsidiaries of the Company.

“Slow Moving Inventory” means (a) at any date of determination on or before the Integration Date, (i) with respect to any Credit Party (other than the Integris Credit Parties), an amount equal to the Qualified Inventory Value of such Credit Party’s Qualified Inventory that (A) is classified by such Credit Party as stock Inventory and (B) has turnover which is calculated to be less than once during any Fiscal Year using such Credit Party’s historical and current accounting practices, or that has not sold or been processed within a one-year period and (ii) with respect to any Integris Credit Party, an amount equal to the Qualified Inventory Value of such Integris Credit Party’s Qualified Inventory that is (A) customer specific inventory, cut sheets or cut coils and is more than nine months old (less the scrap value of such Inventory)and (B) not of a type set forth in clause (A) and is more than 18 months old (less the scrap value of such Inventory), in each case in an amount calculated by the applicable Integris Credit Party in a manner consistent with past accounting practices and (b) thereafter, with respect to any Credit Party, an amount equal to the Qualified Inventory Value of such Credit Party’s Qualified Inventory that (A) is classified by such Credit Party as stock Inventory and (B) has turnover which is calculated to be less than once during any Fiscal Year using such Credit Party’s historical and current accounting practices, or that has not sold or been processed within a one-year period.

“Spot Rate” means, on any day, the rate at which Canadian Dollars may be exchanged into Dollars, at the Bank of Canada’s 12:00 Noon (Toronto time) spot rate quoted on Reuters Monitor Screen (Page BOFC) on such day (and if such day is not a Business Day, on the immediately preceding Business Day); provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the applicable Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the General Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Euro-Dollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Stop Issuance Notice” has the meaning specified in Section 2.21.

“Subordinated Debt” means subordinated Debt issued by the Company or any of its Subsidiaries on terms and conditions, including subordination provisions, acceptable to the Administrative Agent and each of the Security Agents in the reasonable exercise of their discretion.

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Guarantors” means the U.S. Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Sweep Period” has the meaning set forth in the Security Agreements.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.19(a).

“Swingline Exposure” means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time. The Swingline Exposure of any U.S. Lender at any time will be its Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder, and any Assignee to whom it has assigned its Swingline Note.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.19.

“Swingline Note” has the meaning set forth in Section 2.19(h).

“Syndication Agent” means General Electric Capital Corporation, in its capacity as syndication agent in connection with the credit facility provided under this Agreement.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party, from a Person other than the Company or any of its Subsidiaries, of any Equity Interest or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any of its Subsidiaries (or their heirs or estates) will be deemed to be a Synthetic Purchase Agreement.

“Taxes” has the meaning set forth in Section 8.04(a).

“Termination Date” means January 4, 2010, or, if such day is not a Business Day, the next preceding Business Day.

“Third-Party Location” means any property that is either owned or leased by (w) a Third-Party Warehouseman, (x) an Outside Processor, (y) a customer or (z) a vendor.

“Third-Party Warehouseman” means any Person on whose premises Qualified Inventory is located, which premises are neither owned nor leased by a Credit Party, any customer of or vendor to a Credit Party, or an Outside Processor.

“Total Company Outstanding Amount” means, at any date, the aggregate Company Outstandings of all Lenders at such date.

“Total Exposure” means, at any time, the aggregate Exposures of all Lenders at such time.

“Total Facility Availability” means, at any time, the sum of (a) the U.S. Facility Availability at such time plus (b) the Canadian Facility Availability at such time.

“Total Outstanding Amount” means at any time, as the context may require, (a) the U.S. Total Outstanding Amount at such time or (b) the Canadian Total Outstanding Amount at such time.

“Transaction Liens” means, the Liens on Collateral granted by the Credit Parties under the Security Documents.

“Tull” means J. M. Tull Metals Company, Inc., a Georgia corporation, and its successors.

“2006 Notes” means the Company’s 9 1/8% Notes due July 15, 2006.

“Type” has the meaning set forth in Section 1.03.

“Unfunded Liabilities” means, with respect to any Plan at any time, (i) in the case of any single employer Plan (as defined in Section 4001(a)(15) of ERISA), the aggregate amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) thereunder and (ii) in the case of any multiemployer Plan, as defined in Section 4001(a)(3) of ERISA, the aggregate amount of the liabilities of members of the Controlled Group to such Plan under Section 4201 of ERISA.

“United States” means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

“U.S. Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of ½ of 1% plus the Federal Funds Rate for such day.

“U.S. Base Rate Loan” means (a) a U.S. Loan denominated in Dollars which bears interest calculated by reference to the U.S. Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (b) an overdue amount which was a U.S. Base Rate Loan immediately before it became overdue.

“U.S. Borrowers’ Agent” means the Company, in its capacity as agent for the U.S. Borrowers under the Financing Documents, and its successors in such capacity.

“U.S. Borrower” means any of the Company, Ryerson, Tull or Integris, as the context may require, and “U.S. Borrowers” means all of the foregoing.

“U.S. Cash Collateral Account” has the meaning set forth in the U.S. Security Agreement.

“U.S. Commitment” means (a) with respect to each U.S. Lender listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule under the heading “U.S. Commitment” and (b) with respect to each Person which becomes a U.S. Lender pursuant to Section 2.22, 8.06 or 9.07(b), the amount of the U.S. Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Section 2.10 or 9.07(b) or increased from time to time pursuant to Section 2.22, 8.06 or 9.07(b).

“U.S. Credit Parties” means the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“U.S. Facility” means the credit facility extended by the U.S. Lenders to the U.S. Borrowers pursuant to Section 2.01(a), Section 2.19(a) and Section 2.20.

“U.S. Facility Availability” means, at any time, an amount equal to (a) the U.S. Maximum Availability at such time less (b) the U.S. Total Outstanding Amount at such time.

“U.S. Issuing Lender” means, as the context may require, (i) JPMorgan Chase Bank, N.A., (ii) General Electric Capital Corporation or (iii) any other U.S. Lender that becomes a U.S. Issuing Lender pursuant to Section 2.20(k) in their capacity as issuers of U.S. Letters of Credit, and their successors in such capacity as provided by Section 2.20(j); provided that a Lender Affiliate of a U.S. Lender may be a U.S. Issuing Lender if it executes and delivers an instrument satisfactory in form and substance to the U.S. Borrower’s Agent and the General Administrative Agent accepting the benefits and agreeing to perform the obligations of U.S. Issuing Lender hereunder.

“U.S. Lenders” means each bank or other financial institution listed on the signature pages hereof as a U.S. Lender, each Person which becomes a U.S. Lender pursuant to Section 2.22(a), 8.06 or 9.07(b), and their respective successors.

“U.S. Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its U.S. Lending Office) or such other office as such Lender may hereafter designate as its U.S. Lending Office by notice to the U.S. Borrowers’ Agent and the General Administrative Agent; provided that any Lender may so designate separate U.S. Lending Offices for its U.S. Loans of different Types, in which case all references herein to the U.S. Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.

“U.S. Letter of Credit” means a letter of credit issued pursuant to this Agreement in respect of which a U.S. Borrower is the account party.

“U.S. Letter of Credit Liabilities” means, for any U.S. Lender and at any time, such U.S. Lender’s Percentage of the sum of (a) the aggregate amount then owing by the U.S. Borrowers in respect of amounts drawn under U.S. Letters of Credit and (b) the aggregate amount then available for drawing under all U.S. Letters of Credit.

“U.S. Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Maximum Availability” means, at any time, an amount equal to (a) the lesser of (i) the U.S. Borrowers’ Borrowing Base at such time less the aggregate amount of U.S. Secured Derivative Obligations at such time and (ii) the aggregate amount of the U.S. Commitments less (b) the Note Availability Block; provided that, for purposes of determining U.S. Maximum Availability immediately before giving effect to any Borrowing the proceeds of which will be applied to repurchase, redeem or repay, in whole or in part, the 2006 Notes in accordance with the terms of this Agreement, U.S. Maximum Availability shall be increased by an amount equal to the lesser of (x) the then-existing Accrued Reserve Amount and (y) the aggregate principal amount of 2006 Notes that will be repurchased, redeemed or repaid with the proceeds of such Borrowing.

“U.S. Outstandings” means, as to any U.S. Lender at any time, an amount equal to the sum of (a) the aggregate outstanding amount of such U.S. Lender’s U.S. Loans plus (b) the aggregate amount of such U.S. Lender’s U.S. Letter of Credit Liabilities, plus (c) in the case of the Swingline Lender, such Lender’s Swingline Loans, plus (d) in the case of any Lender other than the Swingline Lender, such Lender’s Swingline Exposure.

“U.S. Perfection Certificate” means a certificate in the form of Exhibit B to the U.S. Security Agreement or any other form approved by the General Administrative Agent.

“U.S. Loan” means a Loan made pursuant to Section 2.01(a).

“U.S. Secured Derivative Obligations” means, at any time, Derivative Obligations in respect of which a U.S. Credit Party is the primary obligor, which obligations are secured pursuant to the U.S. Security Agreement (it being understood that all such secured obligations are required to have been identified to the Collateral Agent in accordance with the definition of “Secured Derivative Obligations” set forth in the U.S. Security Agreement). The amount of any U.S. Secured Derivative Obligation at any time shall, for purposes of this Agreement, be the Mark-to-Market Value thereof.

“U.S. Security Agreement” means the U.S. Guarantee and Security Agreement substantially in the form of Exhibit B-1.

“U.S. Subsidiary” means each Subsidiary of the Company, other than any Non-U.S. Subsidiary.

“U.S. Subsidiary Guarantor” means each U.S. Subsidiary that is listed on the signature pages of the U.S. Security Agreement under the caption “Subsidiary Guarantors” and each U.S. Subsidiary that shall, at any time after the date hereof, become a Subsidiary Guarantor pursuant to Section 14 of the U.S. Security Agreement.

“U.S. Total Outstanding Amount” means, at any time, the aggregate U.S. Outstandings of all U.S. Lenders at such time.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if either Borrowers’ Agent notifies the General Administrative Agent that the Borrowers wish to amend any provision hereof to eliminate the effect of any change in GAAP on the operation thereof, or wish to continue making calculations thereunder without giving effect to such change in GAAP (or if the General Administrative Agent notifies each Borrowers’ Agent that the Required Lenders wish to amend any provision hereof for such purpose or wish to continue making calculations thereunder without giving effect to such change in GAAP), then all computations under such provision shall be made without giving effect to such change in GAAP, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers’ Agents and the Required Lenders.

Section 1.03. Classes and Types of Loans. Loans hereunder are differentiated by Class and by Type and Letters of Credit hereunder are differentiated by Class. The “Class” of a Loan or Loans (or of a Borrowing comprised of such Loans or of a Commitment to make such Loans) or of a Letter of Credit or Letters of Credit (or of a Commitment to issue or participate in such Letter of Credit or Letters of Credit) refers to the determination whether such Loans or Letters of Credit are Canadian Loans or Letters of Credit or U.S. Loans or Letters of Credit and any reference to the Maximum Availability of a Class refers to the U.S. Maximum Availability or the Canadian Maximum Availability, as applicable. The “Type” of a Loan refers to the basis upon which interest accrues (or, in the case of Bankers’ Acceptances, Acceptance Fees accrue and the applicable discount rate is determined) on such Loan (e.g., Euro-Dollar Loans or Canadian Prime Rate Loans are each a Type of Loan and, for greater certainty, the acceptance and purchase of Bankers’ Acceptances is deemed to be a Type of Loan or Borrowing). Loans hereunder (and Borrowings comprised of such Loans) may be identified by Class and Type (e.g., a Euro-Dollar Canadian Borrowing is a Borrowing comprised of Canadian Loans denominated in Dollars which bear interest calculated by reference to the Adjusted LIBO Rate).

Section 1.04. Related Lenders. Each Canadian Lender represents that it is, or is an Affiliate (for purposes of this Section 1.04, as defined in the definition of “Lender Affiliate”) of, a Related U.S. Lender. The term “Related U.S. Lender” means, with respect to any Canadian Lender, the U.S. Lender of which such Canadian Lender is an Affiliate (or which is the same Person as such Canadian Lender).

Section 1.05. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. (a) U.S. Loans. During the Revolving Credit Period, each U.S. Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans denominated in Dollars to the U.S. Borrowers pursuant to this subsection (a) from time to time; provided that, immediately after each such loan is made, (x) the amount of such U.S. Lender’s U.S. Outstandings shall not exceed the amount of its U.S. Commitment, (y) the U.S. Total Outstanding Amount shall not exceed the U.S. Maximum Availability and (z) the Total Company Outstanding Amount would not exceed $200,000,000.

(b) Canadian Loans. During the Revolving Credit Period, each Canadian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans denominated in Dollars or in Canadian Dollars to the Canadian Borrowers, or accept and purchase Banker’s Acceptances from the Canadian Borrowers, pursuant to this subsection (b) from time to time; provided that, immediately after each such Canadian Loan or such acceptance and purchase is made, (x) the amount of such Canadian Lender’s Canadian Outstandings shall not exceed the amount of its Canadian Commitment and (y) the Canadian Total Outstanding Amount shall not exceed the Canadian Maximum Availability.

(c) Approved Amounts. Each Borrowing under this Section shall be in an Approved Amount (except that (i) any Borrowing may be in the aggregate amount equal to the Maximum Availability of the relevant Class before giving effect to such Borrowing and (ii) Borrowings made to reimburse an LC Disbursement pursuant to Section 2.20(e) may be in the amount of such LC Disbursement) and shall be made from the applicable Lenders, severally, in their respective Percentages. Within the foregoing limits, a Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.13, prepay Loans and reborrow at any time during the Revolving Credit Period.

Section 2.02. Notice of Borrowings. The applicable Borrowers’ Agent shall give the applicable Administrative Agent notice (a “Notice of Borrowing”) not later than 12:00 Noon (Eastern time) in the case of U.S. Borrowings and 11:00 A.M. (Toronto time) in the case of Canadian Borrowings on (x) the date of each Base Rate Borrowing or Canadian Prime Rate Borrowing, (y) the third Business Day before each Euro-Dollar Borrowing and (z) one Business Day before a Borrowing by way of Banker’s Acceptances, specifying:

(i) the name of the relevant Borrower;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the aggregate amount and currency of such Borrowing (or in the case of any Borrowing by way of Bankers’ Acceptances, the aggregate face amount of Bankers’ Acceptances to be included in such Borrowing);

(iv) the Class and Type of the Loans comprising such Borrowing;

(v) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(vi) in the case of a Borrowing by way of Bankers’ Acceptances, the applicable BA Maturity Date, subject to the provisions of the definition of BA Maturity Date;

provided that in the case of any Euro-Dollar Borrowing to occur on the Effective Date, the relevant Notice of Borrowing shall be delivered to the applicable Administrative Agent not later than 12:00 Noon (Eastern time) in the case of U.S. Borrowings and 11:00 A.M. (Toronto time) in the case of Canadian Borrowings on the second Business Day prior to the Effective Date.

Section 2.03. Bankers’ Acceptances. (a) Acceptance Commitment. The Canadian Borrowers may issue Bankers’ Acceptances denominated in Canadian Dollars, for purchase by the Canadian Lenders under the Canadian Facility, in each case in accordance with the provisions of this Section 2.03; provided that, immediately after each such Bankers’ Acceptance is issued by a Canadian Borrower and purchased by the applicable Canadian Lender, (x) the amount of such Canadian Lender’s Canadian Outstandings shall not exceed the amount of its Canadian Commitment and (y) the Canadian Total Outstanding Amount shall not exceed the Canadian Maximum Availability.

(b) Procedures. (i) The Canadian Borrowers’ Agent shall notify the Administrative Agent of any Borrowing by way of Bankers’ Acceptances in accordance with Section 2.02.

(ii) To facilitate availment of the Borrowings by way of Bankers’ Acceptances, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. Each Canadian

Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Lender shall bind such Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower. Each Canadian Lender is hereby authorized (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement) to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Lender or its officers, employees, agents or representatives. On request by the Canadian Borrowers’ Agent, a Canadian Lender shall cancel all forms of Bankers’ Acceptances which have been pre-signed or pre-endorsed by or on behalf of the relevant Canadian Borrower and which are held by such Canadian Lender and have not yet been issued in accordance herewith. Each Canadian Lender further agrees to retain such records in the manner and/or the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Canadian Lender. Each Canadian Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Lender agrees to provide such records to a Canadian Borrower at such Canadian Borrower’s expense upon request.

(iii) Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the relevant Canadian Borrower or by its attorneys, including its attorneys appointed pursuant to Section 2.03(b)(ii) above. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for a Canadian Borrower may no longer be an authorized signatory for such Canadian Borrower at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers’ Acceptance so signed shall be binding on the applicable Canadian Borrower.

(iv) Promptly following receipt of a Notice of Borrowing or Notice of Rollover/Conversion the Administrative Agent shall advise the Canadian Lenders of the contents thereof and shall advise each Canadian Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by it, the terms thereof, and the BA Discount Proceeds in respect thereof. The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender in respect of any Borrowing by way of

Bankers’ Acceptances shall be equal to such Canadian Lender’s Percentage of the aggregate face amount of all Bankers’ Acceptances to be accepted pursuant to such Borrowing, except that if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be C$100,000 or a larger multiple thereof, such face amount shall be increased or reduced by the Administrative Agent in its discretion to the nearest multiple of C$100,000.

(v) Each Bankers’ Acceptance to be accepted by a Canadian Lender shall be accepted at its Canadian Lending Office.

(vi) On the date of each issuance of Bankers’ Acceptances in accordance with this Section 2.03, each Canadian Lender shall purchase from the applicable Canadian Borrower each Bankers’ Acceptance accepted by it for a purchase price equal to the applicable BA Discount Proceeds determined on the basis of the Applicable BA Discount Rate, and (except to the extent such BA Discount Proceeds are being applied to repay maturing Bankers’ Acceptances in accordance with Section 2.03(b)(x) or Canadian Prime Rate Loans to be converted in accordance with Section 2.11(b)) shall remit not later than 2:00 P.M. (Eastern time) in immediately available funds to the Administrative Agent for the account of such Canadian Borrower at the Payment Office the BA Discount Proceeds so determined less the Acceptance Fee payable by such Canadian Borrower to such Lender under Section 2.03(d) in respect of such Bankers’ Acceptances. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Canadian Lenders available to the Canadian Borrowers’ Agent at the Payment Office.

(vii) Unless the Administrative Agent shall have received notice from a Canadian Lender prior to the date of any acceptance of any Bankers’ Acceptance to be accepted by such Canadian Lender that such Lender will not make available to the Administrative Agent the BA Discount Proceeds (less the applicable Acceptance Fees) to be remitted by such Canadian Lender pursuant to clause (vi) above, the Administrative Agent may assume that such Canadian Lender has made such amount available to the Administrative Agent on the date of such acceptance in accordance with clause (vi) above and the Administrative Agent may, in reliance upon such assumption, make available to a Canadian Borrower on such date a corresponding amount. If and to the extent that such Canadian Lender shall not have so made such amount available to the Administrative Agent, such Canadian Lender and the applicable Canadian Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Canadian Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by such Canadian Borrower, a rate per annum equal to the sum of the Applicable BA Discount Rate and the BA Margin applicable to the applicable Bankers’ Acceptances (or, if higher, the rate determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error)) and (ii) if such amount is repaid by such Canadian Lender, the rate determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error). If such Canadian Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s payment of the purchase price for the applicable Bankers’ Acceptance for purposes of this Agreement.

(viii) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it (it being understood that no holder thereof shall have any rights or obligations hereunder or under any of the other Financing Documents (other than its Bankers’ Acceptances) unless any such holder is a Lender or becomes an assignee of a Lender and complies with Section 9.07).

(ix) Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts then due to a Canadian Lender in respect of a Bankers’ Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right, and each Canadian Borrower agrees not to claim any days of grace if such Canadian Lender as holder sues such Canadian Borrower on the Bankers’ Acceptances for payment of the amount payable by such Canadian Borrower thereunder.

(x) At or before 11:00 a.m. (Toronto time) one Business Day before the BA Maturity Date of any Bankers’ Acceptances, the Canadian Borrowers’ Agent shall give to the Administrative Agent written notice substantially in the form attached as Exhibit J (a “Notice of Rollover/Conversion”) which notice shall specify either that the Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the applicable BA Maturity Date or that the Canadian Borrower intends to issue new Bankers’ Acceptances on the applicable BA Maturity Date to provide for the payment of the maturing Bankers’ Acceptances. If the Canadian Borrowers’ Agent fails to provide such notice to the Administrative Agent or a Canadian Borrower fails to repay the maturing Bankers’ Acceptances on the applicable BA Maturity Date, or if an Event of Default has occurred and is continuing on such BA Maturity Date, such Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the BA Maturity Date thereof into a Canadian Prime Rate Loan in a principal amount equal to the full face amount of the maturing Bankers’ Acceptance. On the BA

Maturity Date of any Bankers’ Acceptance being repaid by means of the issuance of new Bankers’ Acceptances pursuant to this clause (x) the applicable Canadian Borrower shall pay to the Administrative Agent for the account of the applicable Canadian Lender an amount equal to the sum of (A) the Acceptance Fee payable in respect of such newly issued Bankers’ Acceptance and (B) the excess of the face amount of such maturing Bankers’ Acceptance over the BA Discount Proceeds in respect of such newly issued Bankers’ Acceptance.

(c) Maturity. Each Bankers’ Acceptance shall mature, and the face amount thereof shall be due and payable, on the BA Maturity Date specified in such Bankers’ Acceptance. Any overdue amount of any Bankers’ Acceptance shall bear interest, payable on demand, calculated as set forth in Section 2.08(d). Any payment of a maturing Bankers’ Acceptance shall be made as provided in Section 2.14 (notwithstanding that any Canadian Lender or any other Person may be the holder thereof at maturity). Any such payment shall be made by deposit at the Payment Office and shall satisfy the applicable Canadian Borrower’s obligations under the maturing Bankers’ Acceptance to which it relates, and the Canadian Lender accepting and purchasing the applicable Bankers’ Acceptance shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.

(d) Acceptance Fee. An Acceptance Fee shall be payable by the applicable Canadian Borrower to each Canadian Lender in advance (in the manner specified under this Agreement) upon the issuance of a Bankers’ Acceptance to be accepted by such Canadian Lender, calculated at the rate per annum equal to the BA Margin, such Acceptance Fee to be calculated on the face amount of such Bankers’ Acceptance and to be computed on the basis of the number of days in the term of such Bankers’ Acceptance.

(e) Acceptance Notes. (i) It is understood that from time to time certain Canadian Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept Bankers’ Acceptances (each, an “Acceptance Note Lender”); accordingly, any Acceptance Note Lender may instead purchase Acceptance Notes of a Canadian Borrower in accordance with the provisions of Section 2.03(b) in lieu of accepting and purchasing Bankers’ Acceptances for its account.

(ii) In connection with any request by a Canadian Borrower for the creation of Bankers’ Acceptances, such Canadian Borrower shall deliver to each Acceptance Note Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of such Canadian Borrower, substantially in the form of Exhibit K, having the same maturity as the Bankers’ Acceptances to be created and in an aggregate principal amount equal to the face amount of the Bankers’ Acceptances that would otherwise have been required to be accepted by such Acceptance Note Lender. Each Acceptance Note Lender hereby agrees to purchase

Acceptance Notes from such Canadian Borrower at the Applicable BA Discount Rate which would have been applicable if a Bankers’ Acceptance had been accepted by it (less any Acceptance Fee which would have been paid pursuant to Section 2.03(d) if such Acceptance Note Lender had accepted and purchased a Bankers’ Acceptance), and such Acceptance Notes shall be governed by the provisions of this Section 2.03 as if they were Bankers’ Acceptances.

(f) Depository Bills and Notes Act. At the option of any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted and purchased by such Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.03.

(g) Circumstances Making Bankers’ Acceptances Unavailable. If the Administrative Agent or any group of Canadian Lenders having 50% or more of the Canadian Commitments determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrowers, and notifies the Canadian Borrowers’ Agent that, by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created hereunder, then:

(i) the right of the Canadian Borrowers to request the acceptance and purchase of Bankers’ Acceptances shall be suspended until the Administrative Agent or a group of Canadian Lenders having 50% or more of the Canadian Commitments determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Canadian Borrowers’ Agent; and

(ii) any Notice of Borrowing or Notice of Rollover/Conversion in respect of a Bankers’ Acceptance which is outstanding shall be cancelled and such notice shall (at the option of a Canadian Borrower) be deemed to be a request for a Borrowing of or conversion to a Canadian Prime Rate Loan in principal amount equal to the BA Discount Proceeds that would have been payable in respect of the requested Bankers’ Acceptance less the Acceptance Fee that would have been payable in respect thereof.

The Agent shall promptly notify the Canadian Borrowers’ Agent of the suspension of the Canadian Borrowers’ right to request acceptance and purchase of Bankers’ Acceptances and of the termination of any such suspension.

Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the applicable Administrative Agent shall promptly notify each Lender having a Commitment of the relevant Class of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Borrowers’ Agent or the applicable Borrower.

(b) On the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing not later than 2:00 P.M. (Eastern time) (or 3:00 P.M. (Eastern time) in the case of any Base Rate Borrowing or Canadian Prime Rate Borrowing to be made on the same day as the related Notice of Borrowing is delivered pursuant to Section 2.02) in immediately available funds to the applicable Administrative Agent at the Payment Office. Unless the applicable Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, it will make the amounts so received from the Lenders available on the same day in like funds to the applicable Borrowers’ Agent at the Payment Office.

(c) Except with respect to Bankers’ Acceptances, which are addressed in Section 2.03(b)(vii), unless the applicable Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available to it on the date of such Borrowing in accordance with subsection (b) of this Section and such Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the applicable Administrative Agent, such Lender and the applicable Borrower severally agree to repay to such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to such Administrative Agent, at (i) if such amount is repaid by such Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.08 (or, if higher, the rate determined by such Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error)) and (ii) if such amount is repaid by such Lender, the rate determined by such Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to such Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05. Registry. (a) Each Administrative Agent shall maintain a register (a “Register”) on which it will record the Commitment (if any) of the applicable Class of each Lender, each Loan made by each Lender (including Loans made by way of Bankers’ Acceptances) and each repayment of any such Loan made to such Lender. Any such recordation by an Administrative Agent on a Register shall be conclusive, absent manifest error. With respect to any Lender, the assignment or other transfer of the Commitment (if any) of the applicable Class of such Lender and the rights to the principal of, and interest on, any Loan of any Class made pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the applicable Register and otherwise complies with Section 9.07(b). The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the applicable Administrative Agent on the applicable Register only upon the acceptance by such Administrative Agent of a properly executed and delivered Assignment and Assumption referred to in Section 9.07(b). Each Register shall be available at the offices where kept by the applicable Administrative Agent for inspection by the applicable Borrowers and any applicable Lender at any reasonable time upon reasonable prior notice to such Administrative Agent. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of any obligor under the Financing Documents.

(b) Each Borrower hereby agrees that, upon the request of any Lender at any time, any or all of such Lender’s Loans (other than Loans made by way of Bankers’ Acceptances) to such Borrower shall be evidenced by one or more Notes of such Borrower payable to the order of such Lender and representing the obligation of such Borrower to pay the unpaid principal amount of such Loans to such Borrower made by such Lender, with interest as provided herein on the unpaid principal amount of such Loans from time to time outstanding.

Section 2.06. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

Section 2.07. Fees. (a) Each Borrower shall pay to the applicable Administrative Agent, for the account of the applicable Lenders ratably in proportion to their Commitments of the applicable Class, commitment fees at the Commitment Fee Rate on the daily amount by which the aggregate amount of the Commitments of such Class exceeds the Total Outstanding Amount of such Class. For purposes of computing commitment fees, Commitments will be deemed to be used to the extent of outstanding Loans and Letter of Credit Liabilities (and Swingline Exposure shall be disregarded for such purpose). Such commitment fees will accrue from and including the date hereof to but excluding the date on which the Commitments of the applicable Class terminate in their entirety.

(b) Each Borrower shall pay to the applicable Administrative Agent (i) for the account of the applicable Participating Lenders, such Participating Lender’s Percentage of a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit for the account of such Borrower at a rate per annum equal to the applicable Euro-Dollar Margin and (ii) for the account of each Issuing Lender, a letter of credit fronting fee with respect to Letters of Credit issued by such Issuing Lender for the account of such Borrower on such terms as may be mutually agreed between such Borrower and such Issuing Lender from time to time.

(c) Accrued commitment and letter of credit fees under this Section shall be payable quarterly in arrears on each Quarterly Date, commencing on the last day of the Fiscal Quarter ending in March 2005 and on the Termination Date or, if earlier, the date on which the Commitments of the applicable Class terminate in their entirety (and, if later, the date on which there are no Letters of Credit of the applicable Class outstanding hereunder).

(d) Letter of credit fronting fees under subsection (b)(ii) of this Section shall be payable to each Issuing Lender in accordance with such terms as may be mutually agreed between the applicable Borrower and such Issuing Lender from time to time.

(e) On or prior to the Effective Date, the Company shall pay to the General Administrative Agent for the account of the Lenders any fees then due and payable to the Lenders, together with documented costs, fees, expenses and other compensation referred to in Section 3.01(h).

Section 2.08. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of (i) the Base Rate Margin for such day plus (ii) (A) in the case of Canadian Base Rate Loans, the Canadian Base Rate for such day or (B) in the case of U.S. Base Rate Loans, the U.S. Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date, on the Termination Date, and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such Base Rate Loan is so converted.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted LIBO Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

(c) Each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Canadian Prime Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Canadian Prime Rate Loan converted to a borrowing by way of Bankers’ Acceptances, on the date such Canadian Prime Rate Loan is so converted.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan (other than a Loan by way of Bankers’ Acceptances), 2% plus the rate that would, in the absence of an Event of Default, be otherwise applicable to such Loan as provided in the preceding subsections of this Section, (ii) in the case of any overdue amounts in respect of Loans by way of Bankers’ Acceptances, 2% plus the rate that would, in the absence of an Event of Default, be otherwise applicable to Canadian Prime Rate Loans, as provided in subsection (c) of this Section, or (iii) in the case of any other amount, 2% plus the rate that would, in the absence of an Event of Default, be applicable to (A) in the case of amounts payable in Dollars, Base Rate Loans, as provided in subsection (a) of this Section, or (B) in the case of amounts payable in Canadian Dollars, Canadian Prime Rate Loans, as provided in subsection (c) of this Section.

(e) The applicable Administrative Agent shall determine each interest rate (and the Commitment Fee Rate) applicable hereunder. The applicable Administrative Agent shall give prompt notice to the applicable Borrowers’ Agent and the participating Lenders of each rate of interest (and Commitment Fee Rate) so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.09. Mandatory Prepayments. (a) Subject to Section 2.18(c), if at any date the Total Outstanding Amount for any Class exceeds the Maximum Availability for such Class calculated as of such date, not later than the next succeeding Business Day, the applicable Borrower shall (i) apply an amount equal to such excess (x) to prepay its Loans of such Class, (y) in the case of an excess in respect of the U.S. Total Outstanding Amount, to prepay the Swingline Loans and (z) in the case of an excess in respect of the Canadian Total Outstanding Amount and to the extent such excess is by way of outstanding Bankers’ Acceptances, to cash collateralize its Bankers’ Acceptances (by depositing Canadian Dollars having a Dollar Amount equal to such excess or, if less, the total face amount of all Bankers’ Acceptances in the appropriate Canadian Cash Collateral Account), or (ii) cash collateralize (in the currency of the applicable Letter of Credit Liabilities) its aggregate Letter of Credit Liabilities of such Class (by depositing Dollars in an amount equal to such excess or Canadian Dollars having a Dollar Amount equal to such excess or, if less, the amount of all Letter of Credit Liabilities in the appropriate Cash Collateral Account), or a combination of the foregoing, until the Total Outstanding Amount for such Class, net of the amount of cash collateral on deposit in the applicable Cash Collateral Account, does not exceed the Maximum Availability for such Class.

(b) If at any date the Total Company Outstanding Amount exceeds $200,000,000, not later than the next succeeding Business Day, the Company shall apply an amount equal to such excess to prepay the Company Loans, prepay the Company Swingline Loans or cash collateralize the aggregate Company Letter of Credit Liabilities (by depositing an amount equal to such excess in the Cash Collateral Account), or a combination of the foregoing, until the Total Company Outstanding Amount, net of the amount of cash collateral on deposit in the Cash Collateral Account, does not exceed $200,000,000.

(c) If a Change of Control of the Company shall occur, the Borrowers shall, no later than the first Business Day after the date of such occurrence, (i) prepay all of their Loans and Swingline Loans then outstanding (together with accrued interest thereon), (ii) cash collateralize their Bankers’ Acceptances (by depositing Canadian Dollars having a Dollar Amount equal to such excess or, if less, the total face amount of all Bankers’ Acceptances in the appropriate Canadian Cash Collateral Account) and (iii) cash collateralize their Letter of Credit Liabilities (by depositing an amount equal to the aggregate Letter of Credit Liabilities in the applicable Cash Collateral Account).

(d) On each Business Day during a Sweep Period, the Collateral Agent shall apply funds on deposit in each Cash Collateral Account in accordance with Section 6 of the U.S. Security Agreement and Section 9 of the Canadian Security Agreement.

Section 2.10. Optional Termination, Reduction or Reallocation of Commitments. (a) During the Revolving Credit Period, either the Company or the applicable Borrowers’ Agent may, upon at least three Business Days’ notice to the applicable Administrative Agent, (i) terminate (x) in the case of the Company, the Commitments of either Class, (y) in the case of the U.S. Borrowers’ Agent, the U.S. Commitments and (z) in the case of the Canadian Borrowers’ Agent, the Canadian Commitments, in each case in their entirety at any time, if the Total Outstanding Amount for such Class is zero at such time or (ii) ratably reduce from time to time, the aggregate of (x) in the case of the Company, the Commitments of either Class, (y) in the case of the U.S. Borrowers’ Agent, the U.S. Commitments and (z) in the case of the Canadian Borrowers’ Agent, the Canadian Commitments; in each case by an aggregate amount of $15,000,000 or any larger multiple of $1,000,000 (or by any amount equal to the excess of the aggregate amount of the Commitments for such Class over the Total Outstanding Amount for such Class if such excess is $15,000,000 or more) in excess of the Total Outstanding Amount for such Class. Any termination or reduction of the Commitments of either Class pursuant to this subsection (a) shall be permanent (subject to subsection (b) and Section 2.22(a)).

(b) Not more than once during the Revolving Credit Period, the Borrowers jointly may upon at least 10 Business Days’ notice from the Company to the Administrative Agents, ratably increase the aggregate amount of the Canadian Commitments by $20,000,000 (such increase to be effective on the date specified in such notice and to be allocated among the Canadian Lenders in their Percentages); provided that no such increase shall be permitted unless (i) immediately prior to the effectiveness thereof the U.S. Maximum Availability exceeds the U.S. Total Outstanding Amount by at least $20,000,000 and (ii) immediately after giving effect to such increase (and the consequent decrease in the U.S. Commitments) each U.S. Lenders’ U.S. Outstandings shall not exceed its

U.S. Commitment. An increase in the Canadian Commitment of any Canadian Lender pursuant to this subsection (b) shall result in an automatic and simultaneous decrease in an equal amount in the U.S. Commitment of its Related U.S. Lender.

(c) Upon any reallocation of Commitments pursuant to clause (b) of this Section:

(i) the U.S. Borrowers shall (A) at the end of the current Interest Period, in the case of any Group of U.S. Euro-Dollar Loans then outstanding and (B) within five Business Days in the case of any other Group of U.S. Loans then outstanding, prepay or repay each Group of U.S. Loans then outstanding in its entirety and, to the extent the relevant U.S. Borrowers elect to do so and subject to the conditions specified in Section 3.02, such U.S. Borrowers shall reborrow U.S. Loans from the U.S. Lenders in proportion to such U.S. Lenders’ U.S. Commitments after giving effect to such reallocation, until such time as all outstanding U.S. Loans are held by the U.S. Lenders in such proportion; provided that if at any time after such reallocation but prior to such prepayment or repayment (1) an Event of Default under Section 6.01(a) or 6.01(d) shall have occurred and be continuing or (2) any other Event of Default shall have occurred and shall have continued unremedied for a period of at least 5 Business Days, each U.S. Lender whose U.S. Commitment has not been decreased pursuant to clause (b) of this Section (each, a “Non-Decreasing Lender”) shall purchase from each U.S. Lender whose U.S. Commitment has been decreased pursuant to clause (b) of this Section (each a “Decreased Commitment Lender”), and each Decreased Commitment Lender shall sell to each Non-Decreasing Lender, such participations in U.S. Loans in an amount such that, after giving effect to all such purchases and sales, all outstanding U.S. Loans are held by the U.S. Lenders in proportion to their respective U.S. Commitments after giving effect to such reallocation; and

(ii) each Non-Decreasing Lender shall be deemed, without further action by any party hereto, to have purchased from each Decreased Commitment Lender, and each Decreased Commitment Lender shall be deemed, without further action by any party hereto, to have sold to each Non-Decreasing Lender, a participation (on the terms specified in Section 2.20 in each U.S. Letter of Credit in an amount such that, after giving effect to all such purchases and sales, all outstanding U.S. Letter of Credit Liabilities are held by U.S. Lenders in proportion to their respective U.S. Commitments after giving effect to such reallocation.

Section 2.11. Method of Electing Interest Rates. (a) The Loans included in each Borrowing of Dollar-Denominated Loans shall bear interest initially at the Type of interest rate specified by the applicable Borrowers’ Agent in the applicable Notice of Borrowing. Thereafter, the applicable Borrowers’ Agent may from time to time elect to change or continue the Type of interest rate borne by each Group of Dollar-Denominated Loans (subject in each case to the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the applicable Borrowers’ Agent may elect to convert such Loans to Euro-Dollar Loans of the same Class; and

(ii) if such Loans are Euro-Dollar Loans, the applicable Borrowers’ Agent may elect to convert such Loans to Base Rate Loans of the same Class or elect to continue such Loans as Euro-Dollar Loans of the same Class for an additional Interest Period, subject to Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans;

provided that if a Default shall have occurred and be continuing or shall result from such conversion or continuation, Loans shall not be converted to or continued for any additional Interest Period as Euro-Dollar Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) from the applicable Borrowers’ Agent to the applicable Administrative Agent not later than 12:00 Noon (Eastern time) on the third Business Day prior to the effective date of such conversion or continuation. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each at least $5,000,000 and at least one such portion is a multiple of $1,000,000. If no such notice is timely received prior to the end of an Interest Period, the applicable Borrower shall be deemed to have elected that all Euro-Dollar Loans having such Interest Period be converted to Base Rate Loans.

(b) Subject to this Agreement, each Canadian Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Canadian Borrowing by way of Bankers’ Acceptances into a Canadian Borrowing by way of Canadian Prime Rate Loans, or convert an outstanding Canadian Borrowing by way of Canadian Prime Rate Loans into a Canadian Borrowing by way of Bankers’ Acceptances from the applicable Canadian Lenders upon giving written notice to the Canadian Administrative Agent in substantially the form of the Notice of Rollover/Conversion, the notice period being that which would be applicable to the type of Borrowing into which the outstanding Borrowing is to be converted; provided that:

(i) the Group resulting from such conversion, and any Group of unconverted Loans remaining after such conversion, shall each be in an Approved Amount;

(ii) a Borrowing by way of Bankers’ Acceptances may be converted only on the relevant BA Maturity Date for the applicable Group of Bankers’ Acceptances; and

(iii) in the case of any conversion of Canadian Prime Rate Loans to Loans by way of Bankers’ Acceptances, no Event of Default shall have occurred and be continuing on the relevant conversion date or after giving effect to the conversion of the Borrowing to be made on the conversion date. Upon a conversion from Canadian Prime Rate Loans to Bankers’ Acceptances to be made in accordance with this Section, Bankers’ Acceptances shall be accepted and purchased in an aggregate face amount equal to the principal amount of the Canadian Prime Rate Loans to be so converted, and the provisions of Section 2.03 shall apply thereto, provided that, upon such acceptance and purchase, the applicable Canadian Borrower shall pay to the Canadian Administrative Agent for the account of the applicable Canadian Lender: (x) the Acceptance Fee payable in respect of such newly issued Bankers’ Acceptance, and (y) an amount equal to the excess of the principal amount of the Canadian Prime Rate Loan to be so converted over the BA Discount Proceeds in respect to such newly issued Bankers’ Acceptances.

(c) Each Notice of Interest Rate Election (or Notice of Rollover/Conversion in the case of Canadian Dollar Loans) shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall be a Business Day;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans, if the Loans being converted are to be Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto and, if the Loans being converted are to be Loans by way of Bankers’ Acceptances, the BA Maturity Date applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period and each BA Maturity Date specified in a Notice of Rollover/Conversion shall comply with the provisions of the definition of BA Maturity Date.

(d) Upon receipt of a Notice of Interest Rate Election or a Notice of Rollover/Conversion from the applicable Borrowers’ Agent pursuant to subsection (a) above, the applicable Administrative Agent shall promptly notify each Lender having a related Loan of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

Section 2.12. Scheduled Termination of Commitments; Mandatory Termination or Reduction of Commitments. (a) Unless earlier terminated pursuant to the other provisions of this Agreement, the Commitments of each Class shall terminate on the Termination Date. Any Loans and Swingline Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

(b) If a Change of Control of the Company shall occur, the Commitments shall be automatically reduced on the date of such occurrence, with no further action by any party, to zero (and all Letter of Credit Liabilities shall be cash collateralized pursuant to Section 2.09(c)).

Section 2.13. Optional Prepayments; Collateralization of Bankers’ Acceptances. (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.15 and to clause (c) below, any Borrower may (without premium or penalty), upon notice from the applicable Borrowers’ Agent to the applicable Administrative Agent as provided below, prepay any Group of Loans in whole at any time, or from time to time in part in amounts aggregating $3,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Notice of prepayment pursuant to this Section shall be given to the applicable Administrative Agent not later than 12:00 Noon (Eastern Time) on (i) the date of prepayment, in the case of Base Rate Loans or Canadian Prime Rate Loans and (ii) the third Business Day prior to the date of prepayment, in the case of Euro-Dollar Loans. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the applicable Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Borrower.

(c) Bankers’ Acceptances may not be prepaid. Each Canadian Borrower may, however, at its option, exercisable upon not less than one Business Day’s notice to the Canadian Administrative Agent, elect to deposit with the Canadian Administrative Agent Canadian Dollars in immediately available funds to be held by the Canadian Administrative Agent, pursuant to collateral arrangements satisfactory to it, for application to the payment of any Group of Bankers’ Acceptances designated by such Canadian Borrower in such notice. If such a deposit is made, then such Bankers’ Acceptances shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full face amount of such Group of Bankers’ Acceptances.

Section 2.14. General Provisions as to Payments. (a) Each payment of principal of and interest on any Loan (other than Bankers’ Acceptances) and Swingline Loan and of reimbursement of any LC Disbursement and any interest thereon shall be made in the currency in which such Loan, Swingline Loan or LC Disbursement was made. Each payment of any Bankers’ Acceptance or Acceptance Fee and any interest in respect thereof, shall be made in Canadian Dollars. Each payment of principal of and interest on Loans denominated in Dollars or Canadian Dollars and of fees hereunder shall be made (without reduction by reason of any set-off or counterclaim) not later than 1:00 P.M. (Eastern time) on the date when due, in immediately available funds, to the applicable Administrative Agent at its Payment Office (it being understood that payments to be made to an Issuing Lender, the Swingline Lender or another Person as expressly provided elsewhere in this Agreement shall be made directly to the Persons entitled thereto as specified in this Agreement). Each Administrative Agent will promptly distribute to each applicable Lender its ratable share (if any) of each such payment received by such Administrative Agent for the account of the U.S. Lenders or the Canadian Lenders. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Loans of any other Type, Swingline Loans or the reimbursement of LC Disbursements shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended as provided above, by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the applicable Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Lenders hereunder that such Borrower will not make such payment in full, such Administrative Agent may assume that such Borrower has made such payment in full to such Administrative Agent on such date and such Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent that such Borrower shall not have so made such payment, each such Lender shall repay to such Administrative

Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to such Administrative Agent, at the rate determined by such Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error).

(c) Notwithstanding anything herein to the contrary, the obligations of the Borrowers hereunder are several and not joint and no Borrower shall be responsible for the obligations of any other Borrower under the Financing Documents except for the obligations of the Guarantors under the U.S. Security Agreement and the Canadian Security Agreement.

Section 2.15. Funding Losses. If a Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted or continued (pursuant to Article 2 or 6 or 8 or otherwise) or funds on deposit in a Cash Collateral Account are applied to repay Euro-Dollar Loans on any day other than the last day of an Interest Period applicable thereto or if a Borrower fails (due to a cause within its control or a failure to meet a condition to borrowing) to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.11(a) or 2.13(b), such Borrower shall reimburse each applicable Lender on demand for any resulting loss or expense incurred by it (or by a participant in the related Loan or a Person which was obligated to become such a participant), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the applicable Borrowers’ Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.16. Computation of Interest and Fees. Interest based on the Adjusted LIBO Rate or the Federal Funds Rate and all commitment fees and letters of credit fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all Acceptance Fees shall be computed on the basis of a year of 365 (366 in a leap year in the case of interest on U.S. Base Rate Loans based on the Prime Rate) days and paid for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of this Agreement, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis for such determination.

Section 2.17. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower under any Financing Document or Bankers’ Acceptance in the currency expressed to be payable in any Financing Document or Bankers’ Acceptance (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Administrative Agent could purchase the specified currency with such other currency at (i) where the specified currency is Dollars, the General Administrative Agent’s New York office and (ii) where the specified currency is Canadian Dollars, the Canadian Administrative Agent’s Toronto office, in each case at 11:00 A.M. (Eastern time) on the Business Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or either Administrative Agent under any Financing Document or Bankers’ Acceptance shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or such Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or such Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or Administrative Agent, as the case may be, and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 9.04, such Lender or such Administrative Agent, as the case may be, agrees to remit promptly such excess to such Borrower.

Section 2.18. Currency Equivalents. (a) The Canadian Administrative Agent shall determine the Dollar Amount of each of the Canadian Dollar Loans and Canadian Letter of Credit Liabilities which are denominated in Canadian Dollars as of (i) the date of Borrowing of a Canadian Dollar Loan (including the date of acceptance and purchase of Banker’s Acceptances) or issuance of a Canadian Letter of Credit that is denominated in Canadian Dollars and (ii) the last Business Day of each Fiscal Month or, if a request has been made by the Collateral Agent with respect to a Canadian Borrower under Section 5.01(b)(i)(y)(A) or (B), on the last Business Day of each calendar week or calendar day, as applicable. Each such determination shall be based on the Spot Rate (x) on the date of the related Notice of Utilization for purposes of the initial such determination for any Canadian Dollar Loans or Canadian Letter of Credit Liabilities which are denominated in Canadian Dollars and (y) the second Business Day prior to the date as of which such Dollar Amount is to be determined for purposes of any subsequent determination. The Canadian Administrative Agent shall promptly notify such Canadian Borrower and the Canadian Lenders of each Dollar Amount so determined by it.

(b) The Canadian Administrative Agent shall determine the Dollar Amount of the Canadian Maximum Availability, each Canadian Borrower’s Borrowing Base and the Canadian Secured Derivative Obligations, in each case as of the Effective Date and thereafter as of (i) the date of any Borrowing of a Canadian Loan (including the date of acceptance and purchase of Bankers’ Acceptances) or of any issuance of a Canadian Letter of Credit that is denominated in Canadian Dollars and (ii) the last Business Day of each Fiscal Month or, if a request has been made by the Collateral Agent with respect to a Canadian Borrower under Section 5.01(b)(i)(y)(A) or (B), on the last Business Day of each calendar week or calendar day. Each such determination shall be based on the Spot Rate (x) on the Effective Date for purposes of the initial such determination and (y) on the second Business Day prior to the date as of which such Dollar Amount is to be determined for purposes of any subsequent determination. The Canadian Administrative Agent shall promptly notify the Canadian Borrower and such Canadian Lenders of each Dollar Amount so determined by it.

(c) If, after giving effect to any such determination of a Dollar Amount, the Canadian Total Outstanding Amount so determined exceeds 105% of the Canadian Maximum Availability, the Canadian Borrowers shall within three Business Days take such action pursuant to Section 2.09 as may be necessary to cause the Canadian Total Outstanding Amount to be equal to or less than the Canadian Maximum Availability; provided that such action shall be taken within one Business Day if upon such determination of a Dollar Amount, the sum of U.S. Total Outstanding Amount and the Canadian Total Outstanding Amount exceeds the sum of the U.S. Maximum Availability and the Canadian Maximum Availability.

Section 2.19. Swingline Loans.

(a) Commitment to Make Swingline Loans. During the Revolving Credit Period, the Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make Swingline Loans to the U.S. Borrowers pursuant to this Section from time to time, provided that, immediately after each such Swingline Loan is made, (w) the aggregate principal amount of outstanding Swingline Loans shall not exceed $25,000,000, (x) the aggregate U.S. Outstandings of each U.S. Lender (including the Swingline Lender ) would not exceed its U.S. Commitment, (y) the U.S. Total Outstanding Amount would not exceed the U.S. Maximum Availability and (z) the Total Company Outstanding Amount would not exceed $200,000,000, and provided further that the Swingline Lender shall not be required to make a Swingline Loan on any date that is the last day of a calendar quarter; and provided further that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Borrowing under this Section shall be in an aggregate principal amount of $100,000 or any larger multiple of $100,000. Within the foregoing limits, the U.S. Borrowers may borrow under this Section, prepay Swingline Loans to the extent permitted by subsection (f) of this Section and, on the terms and conditions set forth in this Agreement, reborrow Swingline Loans under this Section at any time during the Revolving Credit Period.

(b) Notice of Swingline Borrowing. To request a Swingline Loan, the U.S. Borrowers’ Agent shall give the General Administrative Agent notice (a “Notice of Swingline Borrowing”) not later than 12:00 Noon (Eastern time) on the date of each Swingline Borrowing, specifying (i) the name of the relevant Borrower, (ii) the date of such Swingline Borrowing, which shall be a Business Day but shall not be the last day of a calendar quarter, and (iii) the aggregate amount of such Swingline Borrowing, which shall be at least $100,000.

(c) Notice to Swingline Lender; Funding of Swingline Loans. Upon receipt of a Notice of Swingline Borrowing, the General Administrative Agent shall promptly advise the Swingline Lender of the contents thereof, and such Notice of Swingline Borrowing shall not thereafter be revocable by the U.S. Borrowers’ Agent. Unless the General Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied and notifies the Swingline Lender of such non-satisfaction by 1:00 P.M. (Eastern time) on the requested date of such Swingline Loan, the Swingline Lender shall make each Swingline Loan available to the relevant U.S. Borrower by 3:00 P.M. (Eastern time) on the requested date of such Swingline Loan at the General Administrative Agent’s address referred to in Section 9.01.

(d) Maturity of Swingline Loans. Each Swingline Loan shall mature, and the then unpaid principal amount of such Swingline Loan (together with interest accrued thereon) shall be due and payable, on the earliest of (i) the Termination Date, (ii) the date that is ten Business Days after the date such Swingline Loan is made and (iii) the first date after such Swingline Loan is made that is the last day of a calendar quarter; provided that on each date that a Base Rate Borrowing or Euro-Dollar Borrowing is made, the U.S. Borrowers shall repay all Swingline Loans then outstanding; and provided further that whenever any payment of principal of a Swingline Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.

(e) Interest Rate on Swingline Loans. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made to but excluding the date it becomes due, at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date, and on the Termination Date; provided that whenever any payment of interest on a Swingline Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be the next preceding Business Day.

(f) Optional Prepayments of Swingline Loans. The U.S. Borrowers may (i) upon notice from the U.S. Borrowers’ Agent to the General Administrative Agent not later than 12:00 Noon (Eastern time) on the date of prepayment, prepay the Swingline Loans specified by the U.S. Borrowers’ Agent in whole at any time, or from time to time in part in amounts aggregating $100,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied (i) to prepay the Swingline Loans of the Swingline Lender, and (ii) if participations in any Swingline Loans have been acquired pursuant to subsection (g) of this Section, to reduce ratably the Swingline Exposure of the U.S. Lenders that have acquired such participations. Upon receipt of a notice of prepayment pursuant to this Section, the General Administrative Agent shall promptly (x) notify the Swingline Lender of the contents thereof and (y) if participations in any Swingline Loans have been acquired pursuant to subsection (g) of this Section, notify each U.S. Lender that has acquired such participations of the contents thereof and of such U.S. Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the U.S. Borrowers’ Agent.

(g) Swingline Loan Participations. The Swingline Lender may by written notice given to the General Administrative Agent not later than 10:00 A.M. (Eastern time) on any Business Day require the U.S. Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which U.S. Lenders will participate. Promptly upon receipt of such notice, the General Administrative Agent will notify each U.S. Lender as to the details thereof and such U.S. Lender’s Percentage of such aggregate amount of Swingline Loans. Each U.S. Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the General Administrative Agent, for the account of the Swingline Lender, such U.S. Lender’s Percentage of such aggregate amount of Swingline Loans. Each U.S. Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the U.S. Commitments, and that each payment by a U.S. Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Each U.S. Lender shall comply with its obligation under this subsection by making available by wire transfer its share of such Swingline Loan or Loans in Federal or other funds immediately available in New York City, in the same manner as provided in Section 2.04 with respect to Loans (and Section 2.04(c) shall apply, mutatis mutandis to the payment obligations of the U.S. Lenders under this subsection), and the General Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the U.S. Lenders. The General Administrative Agent shall notify the U.S. Borrowers’ Agent of any participations in any Swingline Loan acquired pursuant to this subsection, and thereafter payments in respect of such Swingline Loan shall be made to the General Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the U.S. Borrowers in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the General Administrative Agent; any such amounts received by the General Administrative Agent shall be promptly remitted by the General Administrative Agent to the U.S. Lenders that shall have made their payments pursuant to this subsection and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid promptly to the Swingline Lender or to the General Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the U.S. Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this subsection shall not relieve the U.S. Borrowers of any default in the payment thereof.

(h) Swingline Note. Each U.S. Borrower’s obligation to repay the Swingline Loans shall be evidenced by a single Note from such U.S. Borrower substantially in form of Exhibit A-2 hereto (the “Swingline Note”). Upon receipt of a Swingline Note pursuant to Section 3.01(b), the General Administrative Agent shall forward the Swingline Note to the Swingline Lender.

Section 2.20. Letters of Credit. (a) General. On the Effective Date, JPMorgan Chase Bank, N.A., The Bank of New York, U.S. Bank National Association and General Electric Capital Corporation, in their respective capacities as issuers of the Existing U.S. Letters of Credit (each, in such capacity, an “Existing U.S. LC Issuer”) shall be deemed, without further action by any party hereto, to have sold to each of the U.S. Lenders, and each U.S. Lender shall be deemed, without further action by any party hereto, to have purchased from each Existing U.S. LC Issuer, a participation (on the terms specified in this Section) in each Existing U.S. Letter of Credit equal to such U.S. Lender’s Percentage thereof. Concurrently with such sale, the participations sold pursuant to the terms of the Existing Ryerson Facility and the Existing Integris Facility to the respective lenders party thereto shall be automatically cancelled without further action by any of the parties hereto. Each U.S. Lender acknowledges and agrees that its obligation to acquire participations in Existing U.S. Letters of Credit pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the U.S. Commitments, and that each payment by a U.S. Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. On the Effective Date, Bank of Montreal, in its capacity as issuer of the Existing Canadian Letters of Credit (in such capacity, the “Existing Canadian LC Issuer”) shall be deemed, without further action by any party hereto, to have sold to each of the Canadian Lenders, and each Canadian Lender shall be deemed, without further action by any party hereto, to have purchased from the Existing Canadian LC Issuer, a participation (on the terms specified in this Section) in each Existing Canadian Letter of Credit equal to such Canadian Lender’s Percentage thereof. Concurrently with such sale, the participations sold pursuant to the terms of the Existing Integris Facility to the respective lenders party thereto shall be automatically cancelled without further action by any of the parties hereto. Each Canadian Lender acknowledges and agrees that its obligation to acquire participations in Existing Canadian Letters of Credit pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Canadian Commitments, and that each payment by a Canadian Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Subject to the terms and conditions set forth herein, a Borrower may request the issuance of Letters of Credit denominated in Dollars or, in the case of a Canadian Borrower only, Canadian Dollars for its own account, in a form reasonably acceptable to the applicable Administrative Agent and the applicable Issuing Lender, from time to time during the Revolving Credit Period. If the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, any Issuing Lender relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrowers’ Agent (on behalf of the requesting Borrower) shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the applicable Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice (an “Issuance Request”) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.20(c)), the amount and, in the case of a Canadian Borrower, the currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the applicable Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form (with such changes as are agreed by such Issuing Lender and such Borrower) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Dollar Amount of all Letter of Credit Liabilities will not exceed $200,000,000, (ii) if the applicable Borrower is a U.S. Borrower, the U.S. Total Outstanding Amount will not exceed the U.S. Maximum Availability then in effect, (iii) if the applicable Borrower is a Canadian Borrower, the Canadian Total Outstanding Amount will not exceed the Canadian Maximum Availability then in effect and (iv) if the applicable Borrower is the Company, that the Total Company Outstanding Amount will not exceed $200,000,000.

(c) Expiration Date. Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is twelve months after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, twelve months after such renewal or extension) and (ii) the date that is five Business Days before the Termination Date, and no Letter of Credit shall have a term extending beyond the date that is five Business Days before the Termination Date.

(d) Participations. Effective upon the issuance of a Letter of Credit of any Class (or an amendment to a Letter of Credit of any Class increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, the applicable Issuing Lender grants to each Participating Lender, and each Participating Lender acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Participating Lender’s Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participation, each Participating Lender agrees to pay to the applicable Administrative Agent, for the account of the applicable Issuing Lender, such Participating Lender’s Percentage of (i) each LC Disbursement made by such Issuing Lender and not reimbursed by the applicable Borrower on the date due as provided in Section 2.20(e) and (ii) any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Participating Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Lender makes any LC Disbursement under a Letter of Credit issued by it, the applicable Borrower shall reimburse such Issuing Lender by paying an amount equal to such LC Disbursement in the currency of such LC Disbursement to the applicable Administrative Agent not later than 12:00 Noon (Eastern time) on the day that such LC Disbursement is made, if such Borrower receives notice of such LC Disbursement; before 10:00 A.M., Eastern time, on such day, or, if such notice has not been received by such Borrower before such time on such day, then not later than 12:00 Noon Eastern time, on (i) the Business Day that such Borrower receives such notice, if such notice is received before 10:00 A.M., Eastern time, on the day of receipt, or (ii)

the next Business Day, if such notice is not received before such time on the day of receipt; provided that, if the Dollar Amount of such LC Disbursement is at least $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein (but without giving effect to any minimum Loan amount requirements), request in accordance with Section 2.02 that such payment be made with the proceeds of (x) if the LC Disbursements were denominated in Dollars, a Base Rate Loan in an equivalent Dollar amount and (y) if the LC Disbursements were denominated in Canadian Dollars, a Canadian Prime Rate Loan in an equivalent Canadian Dollar amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Canadian Prime Rate Loan, as applicable. If a Borrower fails to make such payment when due, the applicable Administrative Agent shall notify each Participating Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Participating Lender’s Percentage thereof. Promptly after it receives such notice, each Participating Lender shall pay to the applicable Administrative Agent its Percentage of the payment then due from the applicable Borrower, in the same manner as is provided in Section 2.04 with respect to Loans made by such Participating Lender (and Section 2.04(b) shall apply, mutatis mutandis, to such payment obligations of the Participating Lenders), and the applicable Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Participating Lenders. If a Participating Lender makes a payment pursuant to this subsection to reimburse an Issuing Lender for any LC Disbursement (other than by funding Base Rate Loans or Canadian Prime Rate Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement and (ii) such Participating Lender will be subrogated to its pro rata share of the applicable Issuing Lender’s claim against the applicable Borrower for such reimbursement. Promptly after the applicable Administrative Agent receives any payment from a Borrower pursuant to this subsection, such Administrative Agent will distribute such payment to the applicable Issuing Lender or, if Participating Lenders have made payments pursuant to this subsection to reimburse such Issuing Lender, then to such Participating Lenders and such Issuing Lender as their interests may appear.

(f) Obligations Absolute. A Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.20(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a Letter of Credit issued by it against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder, provided that this Section 2.20(f) shall not limit the rights of a Borrower under Section 2.20(g).

(g) Indemnification. None of the Administrative Agents, the Participating Lenders, the Issuing Lenders and their respective Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.20(f)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that notwithstanding Section 2.20(f), a Borrower shall have a claim against an Issuing Lender to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by it that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties hereto agree that (A) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in the exercise of its sole discretion (acting without gross negligence or willful misconduct), accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary or (B) the applicable issuing Lender may, in its sole discretion, refuse to accept and make payment upon documents presented if such documents do not strictly comply with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Lender shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Each Issuing Lender shall promptly notify the applicable Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the applicable Borrower of its obligation to reimburse such Issuing Lender with respect to any such LC Disbursement.

(i) Interim Interest. Unless a Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (a) if such amount is denominated in Dollars, Base Rate Loans and (b) if such amount is denominated in Canadian Dollars, Canadian Prime Rate Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.20(e), then Section 2.08(d) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Lender, except that a pro rata share of interest accrued on and after the day that any Participating Lender reimburses such Issuing Lender for a portion of such LC Disbursement pursuant to Section 2.20(e) shall be for the account of such Participating Lender.

(j) Replacement of Issuing Lender. An Issuing Lender may be replaced at any time by written agreement among the applicable Borrower, the applicable Administrative Agent and the successor Issuing Lender. Such Administrative Agent shall notify the applicable Participating Lenders of any such replacement. At the time any such replacement becomes effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.07. On and after the effective date of any such replacement, (i) the successor Issuing Lender will have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” will be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After an Issuing Lender is replaced, it will remain a party hereto and will continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it before such replacement, but will not be required to issue additional Letters of Credit.

(k) Each Borrower may, at any time and from time to time with the consent of the applicable Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional U.S. Lenders (or any Lender Affiliate thereof subject to the satisfaction of the conditions with respect thereto set forth in the definition of “U.S. Issuing Lender”) to act as a U.S. Issuing Lender or a Canadian Lender (or any Lender Affiliate thereof subject to the satisfaction of the conditions with respect thereto set forth in the definition of “Canadian Issuing Lender”) to act as a Canadian Issuing Lender under the terms of this Agreement; provided that the total number of Lenders for either Class so designated at any time shall not exceed 5. Any Lender designated as a U.S. Issuing Lender or a Canadian Issuing Lender pursuant to this paragraph (k) shall be deemed to be a “U.S. Issuing Lender” or “Canadian Issuing Lender” (as applicable) for the purposes of this Agreement (in addition to being a Lender) with respect to Letters of Credit issued by such Lender. Any Lender Affiliate designated as a U.S. Issuing Lender or a Canadian Issuing Lender (as applicable) pursuant to this paragraph (k) shall be deemed a “U.S. Issuing Lender” or a “Canadian Issuing Lender” (as applicable) with respect to Letters of Credit issued by such Lender Affiliate.

Section 2.21. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the General Administrative Agent issue a “Stop Issuance Notice”, and the General Administrative Agent shall issue such notice to each Issuing Lender and the Canadian Administrative Agent. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor and shall consider reasonably and in good faith a request from the Company for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agents and each Issuing Lender may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

Section 2.22. Increase in Commitments. (a) At any time, the Company may, if it so elects, increase the amount of the U.S. Commitments (each such increase to be in an aggregate amount of not less than $5,000,000), either by designating a financial institution or institutions (or other Person) not theretofore Lenders to become U.S. Lenders (such designation to be effective only with the prior written consent of the General Administrative Agent, which consent will not be unreasonably withheld or delayed, and only if each such financial institution accepts a U.S. Commitment of not less than $5,000,000) or by agreeing with an existing U.S. Lender or existing U.S. Lenders that such Lender’s or Lenders’ U.S. Commitments shall be increased. Upon execution and delivery by the Company and each other U.S. Borrower and such U.S. Lender or U.S. Lenders or other financial institution or institutions (or other Person) of an instrument (a “Commitment Acceptance”) substantially in the form of Exhibit H hereto, such existing U.S. Lender or U.S. Lenders shall have additional U.S. Commitments as therein set forth or such other financial institution or institutions (or other Person) shall become U.S. Lenders with U.S. Commitments as therein set forth and with all the rights and obligations of U.S. Lenders with such U.S. Commitments hereunder; provided that:

(i) the Company and each other U.S. Borrower shall have delivered to the General Administrative Agent a copy of the Commitment Acceptance (a copy of which the General Administrative Agent shall promptly deliver to each U.S. Lender);

(ii) before and after giving effect to such increase, the representations and warranties of the Borrowers contained in Article 4 of this Agreement shall be true;

(iii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase;

(iv) after giving effect to such increase, the aggregate amount of the U.S. Commitments shall not exceed by more than $200,000,000 the aggregate U.S. Commitments in effect on the Effective Date minus any reduction to the U.S. Commitments made pursuant to Section 2.10 or Section 2.12; and

(v) the General Administrative Agent shall have received such evidence (including an opinion of the Company’s counsel) as it may reasonably request to confirm the Company’s and the other U.S. Borrowers’ due authorization of the transactions contemplated by this Section and the validity and enforceability of the obligations of the Company and the other U.S. Borrowers resulting therefrom.

On the date of any such increase, each U.S. Borrower shall be deemed to have represented to the General Administrative Agent and the U.S. Lenders that the conditions set forth in clauses (i) through (v) above have been satisfied.

(b) Upon any increase in the amount of the Commitments pursuant to Section 2.22(a):

(i) the applicable Borrower shall (A) at the end of the current Interest Period, in the case of any Group of Euro-Dollar Loans of such Class then outstanding and (B) within five Business Days, in the case of any other Group of Loans of such Class outstanding, prepay or repay each such Group of Loans of such Class then outstanding in its entirety and, to the extent such Borrower elects to do so and subject to the conditions specified in Section 3.02, such Borrower shall reborrow Loans of such Class from the applicable Lenders in proportion to their respective Commitments of such Class after giving effect to such increase, until such time as all outstanding Loans of such Class are held by the Lenders in such proportion; provided that if at any time after such increase but prior to such prepayment or repayment (1) an Event of Default under Section 6.01(a) or 6.01(d) shall have occurred and be continuing or (2) any other Event of Default shall have occurred and shall have continued unremedied for a period of at least 5 Business Days, the Lenders whose Commitments of such Class have not been assumed or increased pursuant to clause (a) of this Section (each, a “Non-Increasing Lender”) shall sell to each Lender whose Commitment of such Class has been assumed or increased pursuant to clause (a) of this Section (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall purchase from each Non-Increasing Lender, such participations in the Loans of such Class then outstanding in an amount such that, after giving effect to all such purchases and sales, all outstanding Loans of such Class are held by Lenders in proportion to their respective Commitments of such Class, after giving effect to such assumptions and increases;

(ii) each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 2.20) in each Letter of Credit of the applicable Class in an amount such that, after giving effect to all such purchases and sales, all outstanding Letter of Credit Liabilities of such Class are held by Lenders in proportion to their respective Commitments of such Class after giving effect to such assumptions and increases; and

(iii) in the case of any increase in the amount of the U.S. Commitments, each existing Non-Increasing Lender who is a U.S. Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender who is a U.S. Lender and each Increased Commitment Lender who is a U.S. Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender who is a U.S. Lender, a participation (on the terms specified in Section 2.19) in each Swingline Loan in an amount such that, after giving effect to all such purchases and sales, all outstanding Swing Line Exposures are held by U.S. Lenders in proportion to their respective U.S. Commitments after giving effect to such assumptions and increases.

ARTICLE 3

CONDITIONS

Section 3.01. Conditions to Effectiveness. This Agreement (including the obligations of the Lenders to make Loans or accept Bankers’ Acceptances or of the Issuing Lenders to issue Letters of Credit or of the Swingline Lender to make Swingline Loans hereunder) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.05):

(a) the General Administrative Agent (or its counsel) shall have received counterparts hereof signed by each Borrower and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the General Administrative Agent in form satisfactory to it of telex, facsimile or other written confirmation from such party that it has executed a counterpart hereof);

(b) the General Administrative Agent shall have received (i) a duly executed Note for each applicable Borrower for the account of each requesting Lender dated on or before the Effective Date and (ii) a duly executed Swingline Note for each U.S. Borrower for the account of the Swingline Lender dated on or before the Effective Date and complying with the provisions of Section 2.19(h);

(c) the General Administrative Agent shall have received an opinion of (i) special New York counsel for the Credit Parties, substantially in the form of Exhibit D-1 hereto and (ii) special Canadian counsel to the Credit Parties, substantially in the form of Exhibit D-2-1 and Exhibit D-2-2 hereto, in each case covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(d) the General Administrative Agent shall have received an opinion of Davis Polk & Wardwell, special counsel for the General Administrative Agent, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(e) the General Administrative Agent shall have received a certificate signed by a Financial Officer (or other authorized officer reasonably acceptable to the General Administrative Agent) of each Borrower and in form and substance satisfactory to the General Administrative Agent to the effect set forth in clauses (c), (d), (e) and (f) of Section 3.02 (substituting the phrase “date hereof” for the phrase “such Credit Event” or “date of such Credit Event”, as applicable);

(f) the General Administrative Agent shall have received a certificate signed by the Secretary (or, if there is no Secretary, an officer) of each Borrower setting forth the names and titles of the individuals authorized to give notices on behalf of such Borrower pursuant to Article 2 and Article 8 of this Agreement;

(g) the fact that the Required Lenders shall not have notified the General Administrative Agent of their determination that, since December 31, 2003, there has been an event, circumstance or development other than the Disclosed Matters (including any default or event of default under any capital stock, debt, lease or other financial contract of the Company, Integris or their respective Subsidiaries) that has had, or could reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), results of operations, properties or liabilities of the Company and its Consolidated Subsidiaries, considered as a whole, or of Integris and its Consolidated Subsidiaries, considered as a whole;

(h) the Borrowers shall have paid all other fees and other amounts due and payable to the Arrangers, the Agents and the Lenders on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including all fees, charges and disbursements of counsel) required to be reimbursed or paid by any Borrower under the Financing Documents;

(i) the Collateral and Guarantee Requirement shall have been satisfied and the General Administrative Agent shall have received completed Perfection Certificates dated the Effective Date and signed by a Financial Officer or other executive officer of each Credit Party, together with all attachments contemplated thereby, including (i) in the case of each U.S. Credit Party, the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the U.S. Credit Parties contemplated by the U.S. Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the General Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 5.12 or have been released and (ii) in the case of each Canadian Credit Party, the results of all applicable personal property security search reports listing all filings made with respect to the Canadian Credit Parties contemplated by the Canadian Perfection Certificates and copies of the financing statements or similar documents disclosed by such searches and evidence reasonably satisfactory to the General Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 5.12 or have been released;

(j) the General Administrative Agent shall have received evidence satisfactory to it that (i) all outstanding Debt of Integris and its Subsidiaries (except for (x) Debt outstanding under the Existing Integris Facility to be amended and restated pursuant to this Agreement and (y) other Debt disclosed in Schedule 5.05 or otherwise permitted by Section 5.05) has been retired and repaid in full (or will be from the proceeds of the initial Borrowings hereunder) and (ii) all guarantees of and all collateral securing Debt of Integris (except for (x) Debt outstanding under the Existing Integris Facility to be amended and restated pursuant to this Agreement and (y) other Debt disclosed in Schedule 5.05 or otherwise permitted by Section 5.05) has been released (which release may be contemporaneous with the satisfaction of the conditions under this Section 3.01 and the application of proceeds of any Borrowings to occur on the Effective Date);

(k) the General Administrative Agent shall have received evidence reasonably satisfactory to it that all insurance required by Section 5.03 is in effect;

(l) all consents and approvals required (or otherwise reasonably requested by the General Administrative Agent) to be obtained from any Governmental Authority or other Person in connection with the Financing Transactions, the Acquisition and related transactions shall have been obtained and be in full force and effect except, in the case of any such consents and approvals required (or requested) in connection with the Acquisition, where failure to obtain such approval or consent would not have a Material Adverse Effect, and all applicable waiting periods and appeal periods (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) shall have expired, in each case without any action being taken by any Governmental Authority that could (x) restrain or prevent the Acquisition, or (y) impose any material adverse condition upon the Acquisition or upon the Company and its Subsidiaries or upon Integris and its Subsidiaries;

(m) the General Administrative Agent and each Security Agent shall have received a completed Borrowing Base Certificate for each Borrower dated the Effective Date and setting forth the calculation of the Borrowing Base as of November 30, 2004, signed by a Responsible Officer of such Borrower and in form and substance satisfactory to each Security Agent; and

(n) the General Administrative Agent shall have received evidence satisfactory to it that immediately after giving effect to any Borrowings to occur, any Swingline Loans to be made and any Letters of Credit to be issued (or to remain outstanding) on the Effective Date, Total Facility Availability shall be equal to or greater than $200,000,000;

(o) the General Administrative Agent shall have received all documents and certificates the General Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the corporate authority for and the validity of the Financing Documents and any other matters relating to the Credit Parties, the Financing Documents, the Financing Transactions and the Acquisition, all in form and substance satisfactory to the General Administrative Agent;

(p) the General Administrative Agent shall have received evidence satisfactory to it that the Acquisition shall have been, or substantially simultaneously with any initial Credit Event on the Effective Date shall be, consummated in accordance with the Acquisition Agreement and applicable law, without any amendment or waiver of any material term or condition of the Acquisition Agreement not approved by the Required Lenders. The Lenders shall have received copies (certified by a Financial Officer of the Company as complete and correct) of the Acquisition Agreement and all certificates, opinions and other documents delivered thereunder, and shall be reasonably satisfied with the form and substance thereof;

(q) the Lenders shall have received (i) a pro forma consolidated balance sheet and income statement of the Company and its Consolidated

Subsidiaries, giving effect to the Financing Transactions, the Acquisition and all related transactions (and specifying anticipated expense reductions and other synergies), which pro forma financial statements shall be satisfactory to the Lenders and shall demonstrate that the Borrowers will be in compliance with the covenants set forth in Article 5 hereof on and as of the Effective Date and (ii) a five-year financial forecast of the Company and its Consolidated Subsidiaries, giving effect to the Financing Transactions, the Acquisition and all related transactions, which financial forecast shall be satisfactory to the Lenders and shall include projection assumptions in reasonable detail; and

(r) there shall be no action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries that (i) could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or (ii) purports to adversely affect any Financing Transaction, the Acquisition or any other related transaction;

The General Administrative Agent shall promptly notify each Borrowers’ Agent and each Lender of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto.

The parties hereto hereby acknowledge and agree that the amendment and restatement of the Existing Ryerson Facility and the Existing Integris Facility contemplated by this Agreement and the amendment and restatement of the related security agreements contemplated by the U.S. Security Agreement and the Canadian Security Documents shall not become effective until the Acquisition shall have been consummated; it being understood that a Notice of Borrowing may be delivered hereunder (together with an indemnity letter (in form and substance satisfactory to the Administrative Agent) with respect to funding losses that may be incurred if any requested Borrowing does not occur on the date specified therefor in such Notice of Borrowing) before the Acquisition is consummated, so long as (i) all other conditions precedent set forth in Section 3.01 shall have been satisfied, (ii) the Acquisition shall be paid for from the proceeds of the initial Credit Event hereunder and the Acquisition shall thereby be consummated substantially simultaneously with the initial Credit Event and (iii) the U.S. Borrowers’ Agent shall have instructed the Administrative Agents to deliver such proceeds of such initial Credit Event (or the necessary portion thereof) directly to the sellers under the Acquisition Agreement.

Section 3.02. Conditions to Borrowings, Issuances of Letters of Credit and Acceptance of Bankers’ Acceptances. The obligation of any Lender to make a Loan on the occasion of any Borrowing (including by way of acceptance and purchase of Bankers’ Acceptances), the obligation of any Swingline Lender to make any Swingline Loan on the occasion of any Swingline Borrowing and the obligation of any Issuing Lender to issue (or extend the expiry date of) any Letter of Credit are subject to the satisfaction of the following conditions:

(a) the fact that the Effective Date shall have occurred on or prior to January 31, 2005;

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or a Notice of Swingline Borrowing as required by Section 2.19(b) or an Issuance Request as required by Section 2.20(b), as applicable;

(c) the fact that immediately before and after giving effect to such Credit Event, (i) the Canadian Total Outstanding Amount will not exceed the Canadian Maximum Availability and (ii) the U.S. Total Outstanding Amount will not exceed the U.S. Maximum Availability;

(d) the fact that immediately before and after giving effect to such Credit Event, the Total Company Outstanding Amount will not exceed $200,000,000;

(e) the fact that, immediately before and after giving effect to such Credit Event, no Default shall have occurred and be continuing;

(f) the fact that the representations and warranties of each Credit Party contained in the Financing Documents (except, at any date after the Effective Date, those representations and warranties expressly made only as of the Effective Date) shall be true on and as of the date of such Credit Event;

(g) the fact that no Lender shall have notified the General Administrative Agent or the applicable Borrowers’ Agent within 15 Business Days after any date on which such Lender shall have received Required Financial Statements that, in the reasonable opinion of such Lender, such Required Financial Statements reflect (i) an event, circumstance or development (other than the Disclosed Matters) that has had, or could reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or of Integris and its Subsidiaries, considered as a whole or (ii) the institution of, threat of, or an adverse development or determination (interim or final) in, any litigation (including, without limitation, any derivative action), any arbitration proceeding or any governmental proceeding which could be material to the consolidated financial position or future consolidated operations of the Company and its Consolidated Subsidiaries; and

(h) the fact that no Lender shall have notified the General Administrative Agent or the applicable Borrowers’ Agent within 15

Business Days after the date on which such Lender shall have received any Material Event Notice that such Lender, in the reasonable exercise of its discretion, objects to the occurrence of the relevant Borrowing, Swingline Borrowing or issuance of a Letter of Credit as a result of any event or matter disclosed in such Material Event Notice (unless such Lender shall have withdrawn such objection in a writing delivered to the General Administrative Agent and the applicable Borrowers’ Agent).

Each Credit Event hereunder shall be deemed to be a representation and warranty by the applicable Borrower on the date of such Credit Event as to the facts specified in clauses (c), (d), (e), (f) and (g) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

As of the Effective Date and, except in the case of Section 4.05, as of the date of each Credit Event, each Borrower as to itself, each Canadian Borrower as to itself and its Subsidiaries, and the Company as to each Credit Party represents and warrants to the Administrative Agents and the Lenders that:

Section 4.01. Corporate Existence and Power. Each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and each Borrower and each of its Significant Subsidiaries is duly qualified and in good standing as a foreign Person authorized to do business in each jurisdiction where the failure to do so could reasonably be expected to have a material adverse effect on its financial position or results of operation or any Borrower’s ability to perform its obligations under the Financing Documents.

Section 4.02. Authorization; No Conflict. The Financing Transactions to be entered into by each Credit Party, (i) are within its corporate, limited liability company or similar company powers, (ii) have been duly authorized by all necessary corporate (or similar) action, (iii) require no action or approval by or in respect of, or filing with, any governmental body, agency or official and (iv) do not and will not contravene or conflict with any provision of law or of the certificate of incorporation or by-laws (or similar documents) of such Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Borrower or any Subsidiary of such Borrower or result in or permit the termination or modification of any agreement, judgment, injunction, order, decree or other instrument binding upon any Borrower or any Subsidiary of such Borrower or result in the creation or imposition of any Lien (other than Liens created pursuant to the Security Documents or any Lien permitted under Section 5.12) on any asset of any Borrower or any Subsidiary of such Borrower.

Section 4.03. Validity and Binding Nature as to Each Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Financing Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid, and binding obligation of such Borrower or such Credit Party, as the case may be, in each case enforceable in accordance with its terms, except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (ii) may be limited by general principles of equity (whether considered in a proceeding of law or equity).

Section 4.04. Financial Statements. (a) The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of operations and reinvested earnings and of cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, and set forth in the Company’s 2003 annual report to shareholders, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) The audited consolidated balance sheet of Integris and its Consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Integris and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(c) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2004 and the related unaudited consolidated statements of operations and reinvested earnings and of cash flows for the Fiscal Quarter then ended and the nine months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended September 30, 2004 as filed with the SEC on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Quarter and such nine month period (subject to normal year-end adjustments).

(d) The unaudited consolidated balance sheet of Integris and its Consolidated Subsidiaries as of September 30, 2004 and the related unaudited consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for the Fiscal Quarter then ended and the nine months then ended, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (b) of this Section, the consolidated financial position of Integris and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Quarter and such nine month period (subject to normal year-end adjustments).

(e) Since the end of the most recently ended Fiscal Year as to which the Company has delivered Required Financial Statements, there has been no event, circumstance or development other than the Disclosed Matters that has had, or could reasonably be expected to have, a material adverse effect on the business, financial position or results of operations of (i) any Credit Party or (ii) the Company and its Consolidated Subsidiaries, considered as a whole or (iii) Integris and its Consolidated Subsidiaries taken as a whole.

Section 4.05. Litigation and Contingent Liabilities of Borrowers. Except for the Disclosed Matters, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or, to the best of each Borrower’s knowledge, threatened against any Borrower or any Subsidiary of such Borrower in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially and adversely affect the consolidated financial position or future consolidated operations of the Company and its Consolidated Subsidiaries, and no material adverse development or determination, interim or final, has occurred in any litigation or proceeding so disclosed. Except for the Disclosed Matters, neither the Company nor any of its Consolidated Subsidiaries has as of the date of this Agreement any contingent liabilities material to the consolidated financial position or operations of the Company and its Consolidated Subsidiaries not provided for or disclosed in the financial statements referred to in Section 4.04.

Section 4.06. Company’s Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those set forth on Part A of Schedule 4.06. As of the Effective Date, the Company has no Immaterial Subsidiaries other than those set forth in Part B of Schedule 4.06. Each U.S. Subsidiary and each Canadian Subsidiary of the Company (other than any Immaterial Subsidiary) is a Guarantor as of the Effective Date.

Section 4.07. Company’s Employee Benefit Plans. The Company has not been advised (nor does it otherwise have any information to the effect) that (i) any Plan as to which it or any of its Subsidiaries may have any liability fails to comply in any material respect with all applicable requirements of law and regulations, (ii) any Reportable Event has occurred with respect to any such Plan, (iii) it or any of its Subsidiaries has withdrawn from any such Plan or initiated steps to do so, or (iv) any steps have been taken to terminate any such Plan. The foregoing representation and warranty applies only to events and conditions described in this Section which are reasonably expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding 1% of Consolidated Stockholders’ Equity.

Section 4.08. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, (which review includes a review of Integris and its Subsidiaries) the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial position or results or operations of the Company and its Subsidiaries, considered as a whole.

Section 4.09. Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.11. Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 4.12. Security Documents. The Security Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests, prior to all other Liens, other than Liens permitted under Section 5.12. Each of the representations and warranties made by each Credit Party in the Security Documents to which it is a party is true and correct in all material respects.

Section 4.13. Processing of Receivables. In the ordinary course of its business, each Credit Party processes its accounts receivable in a manner such that each payment received by such Credit Party in respect of accounts receivable is allocated to a specifically identified invoice, which invoice corresponds to a particular account receivable owing to such Credit Party.

Section 4.14. Representations in Acquisition Agreement. As of the Effective Date (and, if later, the initial Credit Event), each representation and warranty made in the Acquisition Agreement by each of the Credit Parties party thereto is true and correct in all material respects.

Section 4.15. Solvency. Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date, (1) the fair value of the assets of the Credit Parties, collectively, exceeds the liabilities of the Credit Parties, collectively, (2) each Credit Party has assets sufficient to conduct its operations in the ordinary course of business, (3) each Credit Party will be able to pay its debts and liabilities as they become due and (4) with respect to each Canadian Credit Party, (x) it has not ceased paying its current obligations in the ordinary course of business as they generally become due and (y) it is not for any reason unable to meet its obligations as they generally become due.

Section 4.16. Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and Canadian Benefit Plans and any funding agreements therefor have been performed in a timely fashion. To the knowledge of the Borrowers there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans by any Credit Party or its Affiliates. To the knowledge of the Borrowers, there are no material outstanding disputes involving any Credit Party or its Affiliates concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as disclosed in Schedule 4.16, based on the most recent actuarial valuations filed with Government Authorities, each of the Canadian Pension Plans was fully funded on a solvency basis as of the date of such actuarial valuations.

ARTICLE 5

COVENANTS

The Borrowers agree that, so long as any Lender has any Exposure hereunder:

Section 5.01. Reports, Certificates and Other Information.

(a) The Company will furnish to the General Administrative Agent (for delivery to each Lender):

(i) Audit Report. As soon as reasonably available and in any event within the earlier of (x) 100 days after the end of each Fiscal Year and (y) any applicable deadline established by the SEC, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations and reinvested earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all certified as to fairness of presentation and conformity with GAAP by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing selected by the Company, and a statement from such accountants containing a computation of each of the financial restrictions contained in this Article 5 and to the effect that, in making the examination necessary for the issuance of such annual audit report, such accountants have not become aware of any Default that has occurred and is continuing, or if they have become aware of any such Default, describing it.

(ii) Quarterly Reports. As soon as reasonably available and in any event within the earlier of (x) 55 days after the end of each Fiscal Quarter (including the last Fiscal Quarter) of each Fiscal Year and (y) any applicable deadline established by the SEC, an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations and reinvested earnings and of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in comparative form their consolidated balance sheet at the end of the previous Fiscal Year and their consolidated statements of operations and cash flows for the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and conformity with GAAP by a proper accounting officer of the Company or a Responsible Officer of the Company.

(iii) Monthly Reports. As soon as reasonably available and in any event within 30 (45, in the case of the first Fiscal Month ending after the Effective Date) days after the end of each Fiscal Month (including the last Fiscal Month) of each Fiscal Year, an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Month and the related consolidated statements of operations and reinvested earnings and of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Month, setting forth in comparative form their consolidated balance sheet at the end of the previous Fiscal Year and their consolidated statements of operations and cash flows for the corresponding portion of the previous Fiscal Year.

(iv) Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in this Section, a certificate dated the date of such annual report or such quarterly statement and signed by a Responsible Officer of the Company, (w) to the effect that no Default has occurred and is continuing, or, if there is any such Default, describing it and the steps, if any, being taken to cure it, (x) containing a detailed computation of the Fixed Charge Coverage Ratio and demonstrating compliance with the restrictions contained in Section 5.07, (y) identifying any additional Subsidiaries of the Company (other than Immaterial Subsidiaries), and (z) identifying in detail all then outstanding Derivative Obligations (as defined in the Security Agreements) of the Credit Parties owing to a Person that was a Lender or a Lender Affiliate at the time such Derivative Obligation was committed, or to an assignee of such a Person, and the notional amounts of the contracts or other agreements pursuant to which such Derivative Obligations arise.

(v) Shareholder Reports and SEC Filings. As soon as practicable after the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC.

(vi) Notice of Default, Litigation, and ERISA Matters. Promptly upon learning of (or otherwise having constructive knowledge of) the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary of the Company affected with respect thereto: (A) a Default, (B) the institution of, threat of, or any adverse development or determination (interim or final) in, any litigation (including, without limitation, any derivative action), any arbitration proceeding or any governmental proceeding in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the consolidated financial position or future consolidated operations of the Company and its Consolidated Subsidiaries, considered as a whole, (C) the occurrence at any time after the Effective Date of any event, circumstance or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries considered as a whole, or (D) the occurrence of a Reportable Event under, or the institution of steps by the Company or any of its Subsidiaries to withdraw from, or the institution of steps to terminate, one or more Plans having aggregate Unfunded Liabilities (or, in the case of any Multiemployer Plan, having Unfunded Liabilities allocable to the

Company or any of its Subsidiaries) in excess of 1% of Consolidated Stockholders’ Equity at the end of the immediately preceding month; and, if the Company shall receive any actuarial valuation in respect of the Ryerson Tull Pension Plan or any Plan of any Significant Subsidiary of the Company, as soon as practicable after receipt thereof, a copy of each such actuarial valuation.

(vii) Changes in Ratings. As soon as practicable after a Responsible Officer of the Company shall learn of a change in the rating of the Company’s unsecured long-term debt securities by either Moody’s or S&P, written notice thereof.

(viii) Annual Forecasts. Within 30 days following the commencement of each Fiscal Year, the Company’s operating and cash flow forecast for such Fiscal Year (a “Forecast”) (which Forecast shall include a projected consolidated balance sheet summary for the Company and its Consolidated Subsidiaries and a projected Borrowing Base as of the last day of each Fiscal Quarter in such Fiscal Year and the related projected statements of consolidated income and cash flows for each Fiscal Quarter in such Fiscal Year), all in form and substance satisfactory to the General Administrative Agent (it being understood that the initial Forecast to be delivered hereunder following commencement of Fiscal Year 2005 shall (x) give effect to the Financing Transactions, the Acquisition and all related transactions and (y) shall include projection assumptions in reasonable detail).

(ix) Other Information. Promptly from time to time such other information concerning the Company and its Subsidiaries (including, without limitation, any information relating to the reconciliation of actual results for any Fiscal Year with the Forecast for such Fiscal Year) as any Lender or either Administrative Agent may reasonably request.

(b) Borrowing Base Certificates. Each Borrower will furnish (or cause its Borrowers’ Agent to furnish) to the applicable Administrative Agent and the Security Agents:

(i) as soon as available and in any event within 15 days after the end of each calendar month, a Borrowing Base Certificate as of the close of business on the last Business Day of such calendar month, calculating and certifying the Borrowing Base of such Borrower as of the end of such calendar month, in each case in form and substance satisfactory to each Security Agent; provided that such Borrowing Base Certificate shall be furnished to the applicable Administrative Agent and the Security Agents (x) by each U.S. Borrower (or its Borrowers’ Agent) (A) as soon as available and in any event within two Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday) at the end of which the U.S. Total Outstanding

Amount exceeds 85% of the U.S. Maximum Availability (such Borrowing Base Certificate to be calculated as of the close of business on the Friday of such calendar week), and (B) as soon as available and in any event within two Business Days after each Business Day on which the U.S. Total Outstanding Amount exceeds 90% of the U.S. Maximum Availability (such Borrowing Base Certificate to be calculated as of the close of business on such Business Day), and (y) by each Canadian Borrower (or its Borrowers’ Agent), (A) as soon as available and in any event within two Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday) at the end of which the Canadian Total Outstanding Amount exceeds 85% of the Canadian Maximum Availability (such Borrowing Base Certificate to be calculated as of the close of business on the Friday of such calendar week), and (B) as soon as available and in any event within two Business Days after each Business Day on which the Canadian Total Outstanding Amount exceeds 90% of the Canadian Maximum Availability (such Borrowing Base Certificate to be calculated as of the close of business on such Business Day); and

(ii) concurrently with each delivery of a Borrowing Base Certificate of any Borrower under clause (i) above, a certificate of a Financial Officer of such Borrower setting forth reasonably detailed calculations of (x) the Canadian Secured Derivative Obligations in the case of a Canadian Borrower and (y) the U.S. Secured Derivative Obligations in the case of a U.S. Borrower in each case as of the date for which the Borrowing Base is required to be calculated in accordance with clause (i) above; and

(iii) within two Business Days of any request therefor, such information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as any Lender may reasonably request; and

(iv) concurrently with each delivery of a Borrowing Base Certificate of any Borrower under clause (i) above, a certificate of a Financial Officer of the Company (an “Individual Borrowing Base Certificate”) calculating in reasonable detail and certifying, in each case as of the same date covered in the corresponding Borrowing Base Certificate delivered under clause (i) above, (x) the Individual Borrowing Base (as defined below) of such Borrower, (y) the Deemed Loan Amount (as defined below) of such Borrower and (z) the aggregate outstanding amount of Letter of Credit Liabilities under Letters of Credit in respect of which such Borrower is the account party; provided that, for purposes hereof on any date of determination, any Borrower’s “Deemed Loan Amount”shall be an amount equal to the sum of (1) the aggregate outstanding amount of Loans and Swingline Loans made to such Borrower hereunder, plus (2) the aggregate amount of intercompany advances to such Borrower from the other Borrowers outstanding as of such date in respect of Loans and/or Swingline Loans, less (3) the aggregate amount of intercompany advances from such Borrower to the other Borrowers outstanding as of such date in respect of Loans and/or Swingline Loans. As used herein, the term “Individual Borrowing Base” of any Borrower refers to the Borrowing Base of such Borrower calculated as if each component thereof excluded amounts attributable to any Credit Party other than such Borrower. At no time shall the Individual Borrowing Base of any Borrower (other than the Company), as set forth in such Borrower’s Individual Borrowing Base Certificate, be less than the sum of (A) such Borrower’s Deemed Loan Amount plus (B) the aggregate outstanding amount of Letter of Credit Liabilities under Letters of Credit in respect of which such Borrower is the account party, as such amounts are set forth in such Borrower’s Individual Borrowing Base Certificate.

(c) Notice from Canadian Borrowers. Each Canadian Borrower will furnish (or cause its Borrowers’ Agent to furnish) to the Canadian Administrative Agent prompt written notice of any failure by an employer to make required contributions to any Canadian Pension Plan. Each Canadian Borrower will cause the funding agent of each Canadian Pension Plan to deliver to the General Administrative Agent a copy of any notice required to be delivered by the funding agent under section 56.1(3) of the Pension Benefits Act of Ontario at the same time as such notice is given to the Superintendent of Financial Services.

Section 5.02. Books, Records and Inspections. (a) Each Borrower will maintain, and will cause each of its Significant Subsidiaries to maintain, complete and accurate books and records; permit, and cause each of its Subsidiaries to permit, reasonable access by either Administrative Agent, the Security Agents and each applicable Lender to the books and records of such Borrower and of any such Subsidiary; and permit, and cause each of its Subsidiaries to permit, the applicable Administrative Agent, the Security Agents and each applicable Lender to inspect the properties (to the extent in their possession) and operations of such Borrower and of any of its Subsidiaries.

(b) Each Borrower will, and will cause each of its Subsidiaries to, permit the Security Agents and any representatives designated by the Security Agents (including any consultants, accountants, lawyers and appraisers retained by the Security Agents) to conduct collateral reviews and evaluations appraisals (including liquidation appraisals) of such Borrower’s computation of its Borrowing Base and the assets included in its Borrowing Base, all at such reasonable times and as often as is reasonably requested. The applicable Borrower shall pay the reasonable and documented fees and expenses of employees of the Security Agents (including reasonable and customary internally allocated fees of such employees incurred in connection with periodic collateral evaluations and internally allocated monitoring fees associated with any Security Agent’s “IB ABL portfolio management group” or similar body) and the fees and expenses of any representatives (including any inventory appraisal firm) retained by the Security Agents to conduct any such collateral evaluation or appraisal, in respect of (i) up to two such collateral reviews performed by the Security Agents in any calendar year, (ii) up to two such inventory appraisals per calendar year (no more than six of which inventory appraisals, in the aggregate, performed at the Borrowers’ expense from and after the Effective Date shall require on-site examinations of the assets included in the Borrowing Base) and (iii) any number of such Collateral reviews performed by the Security Agents and any number of such inventory appraisals conducted at the request of the Security Agents during the continuance of a Default or Event of Default; provided that the fees and expenses associated with the collateral review and inventory appraisal conducted in connection with the Ryerson Canada Inventory Eligibility Requirement and the collateral review conducted in connection with the Ryerson Canada Receivables Eligibility Requirement shall be paid by Ryerson Canada and shall not count against the foregoing limits; and provided further that the fees and expenses associated with the collateral review and inventory appraisal conducted in connection with any Acquired Inventory Eligibility Requirement and the collateral review conducted in connection with any Acquired Receivables Eligibility Requirement shall be paid by the Company and shall not count against the foregoing limits. In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the applicable Borrower shall make adjustments to its Borrowing Base as the Security Agents shall reasonably require based on the terms of this Agreement and results of such collateral monitoring, review or appraisal.

(c) The Company will, and will cause its Subsidiaries (including Integris and its Subsidiaries) to, take all actions necessary or advisable to ensure that, within 90 days (or such longer period as the Security Agents may agree) after the Effective Date, the Security Agents receive (at the Company’s expense), and are satisfied with the scope and results of an independent third-party inventory appraisal and collateral review with respect to the Company and its Subsidiaries (including Integris and its Subsidiaries).

Section 5.03. Insurance. (a) Each Borrower will maintain, and will cause each of its Significant Subsidiaries, at its sole cost and expense, to maintain the policies of insurance as in effect on the date hereof or otherwise with coverages, in amounts and with insurers reasonably acceptable to each Security Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to the Security Agents) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or, with respect to non-payment of premium, 10 days) prior written notice to the Collateral Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Borrower or any of its Significant Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Security Agents may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Security Agents deem advisable. Neither Security Agent shall have any obligation to obtain insurance for any Borrower or any of its Significant Subsidiaries or to pay any premiums therefor. By doing so, the Security Agents shall not be deemed to have waived any Default arising from failure of any Borrower or any of its Significant Subsidiaries to maintain such insurance or to pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by the applicable Borrower to the applicable Administrative Agent and shall be additional obligations hereunder secured by the Collateral. The Security Agents reserve the right at any time upon any change in the Borrowers’ risk profile to require additional coverages and limits of insurance to, in the Security Agents’ opinion, adequately protect the Agents’ and the Lenders’ interests in all or any portion of the Collateral and to ensure that the Borrowers are protected by insurance in amounts and with coverage customary for their respective industries. If reasonably requested by either Security Agent, each Borrower shall deliver to the Security Agents from time to time a report of a reputable insurance broker, reasonably satisfactory to the Security Agents, with respect to its insurance policies.

(b) Each Borrower shall deliver to the Security Agents, in form and substance reasonably satisfactory to each Security Agent, endorsements to (i) all “All Risk” insurance naming the Collateral Agent, on behalf of itself and the Lenders, as loss payee, and (ii) all general liability policies naming the Collateral Agent, on behalf of itself and the Lenders, as additional insureds. Each Borrower irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent), so long as any Event of Default has occurred and is continuing, as such Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. The Collateral Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of - attorney.

Section 5.04. Borrowers’ Taxes and Liabilities. Each Borrower will pay, and will cause each of its Significant Subsidiaries to pay, when due all taxes, assessments and other liabilities except as contested in good faith by appropriate proceedings.

Section 5.05. Limitation On Debt. The Company will not create, incur, assume or permit to exist any Debt, except:

(a) Debt created under the Financing Documents;

(b) Debt outstanding on the date hereof under the Existing Indenture, but not any refinancing, extension, renewal or refunding of such Debt (except as permitted under clauses (a) and (i) of this Section);

(c) other Debt existing on the date hereof and identified on Schedule 5.05, but not any refinancing, extension, renewal or refunding of such Debt;

(d) Debt assumed in connection with a Business Acquisition that is permitted under Section 5.14; provided that (x) such Debt exists at the time of such Business Acquisition and is not created in contemplation thereof or in connection therewith, (y) the aggregate principal amount of Debt permitted by this clause (d) shall not exceed $30,000,000 at any time outstanding and (z) such Debt is unsecured except for Liens permitted by Section 5.12;

(e) other Debt incurred within 180 days of the acquisition of any fixed or capital asset to finance all or any part of the cost of acquiring such asset; provided that the aggregate principal amount of Debt permitted by this clause (e) shall not exceed $30,000,000 at any time outstanding;

(f) Debt secured by Liens permitted by Section 5.12(k);

(g) Debt of the Company owing to any Credit Party;

(h) Guarantees by the Company of Debt of any Credit Party;

(i) other unsecured Debt, Subordinated Debt or mortgage notes, in each case the proceeds of which are used exclusively to repurchase, redeem or repay any of the 2006 Notes (or Debt that refinances the 2006 Notes, or such refinancing Debt, in each case as permitted hereby) in a transaction permitted under the terms (including, without limitation, Section 5.07) of this Agreement; provided that, in each case, such Debt shall be on terms and conditions acceptable to each of the Security Agents in its sole discretion; and provided further that, in each case, the covenants applicable to such Debt shall be no more restrictive than the covenants contained in the Financing Documents; and provided further that, in each case, such Debt shall mature at least one year after the Termination Date; and provided further that the aggregate principal amount of such Debt shall not exceed the principal amount of 2006 Notes (or such refinancing Debt) that is repurchased, redeemed or repaid; and provided further that the aggregate principal amount of Debt permitted by this clause (i) shall not exceed $100,000,000 in the aggregate from and after the Effective Date;

(j) other Debt in an aggregate principal amount not exceeding $20,000,000 at any time outstanding and that is unsecured except for Liens permitted by Section 5.12;

(k) the Permitted Bonds; and

(l) other unsecured Debt or Subordinated Debt, in each case the proceeds of which are used exclusively to repurchase, redeem or repay any of the Permitted Bonds (or Debt that refinances any of the Permitted Bonds, or such refinancing Debt, in each case as permitted hereby) in a transaction permitted under the terms (including, without limitation, Section 5.07) of this Agreement; provided that, in each case, such Debt shall be on terms and conditions acceptable to each of the Security Agents in its sole discretion; and provided further that, in each case, the covenants applicable to such Debt shall be no more restrictive than the covenants contained in the documents governing the applicable Permitted Bonds; and provided further that, in each case, such Debt shall mature at least one year after the Termination Date; and provided further that the aggregate principal amount of Debt permitted by this clause (l) shall not exceed $350,000,000 in the aggregate from and after the Effective Date.

Section 5.06. Take or Pay Contracts. The Borrowers will not, and will not permit any of their Significant Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by such Borrower or such Significant Subsidiary regardless of whether or not delivery is ever made of such materials, supplies or other property or services, except for any such contract entered into by such Borrower or any of its Significant Subsidiaries for the purchase of utilities, services and raw materials used in its business in aggregate quantities, for each category of utilities, services and raw materials, not in excess of such Borrower’s or such Significant Subsidiary’s reasonably anticipated consumption thereof at the time such contract is made so long as such contract is entered into in the ordinary course of such Borrower’s or such Significant Subsidiary’s business and, as to any contract entered into by a Significant Subsidiary of such Borrower, does not constitute a Guarantee of Debt.

Section 5.07. Restricted Payments, Restricted Debt Repurchases and Restricted Investments. The Borrowers will not, and will not permit any of their Subsidiaries to, make any Restricted Payment, Restricted Debt Repurchase or Restricted Investment (other than a Permitted Investment) unless:

(a) in the case of any Restricted Payment, Restricted Debt Repurchase or Restricted Investment, Reference Availability is equal to or greater than $200,000,000 (both immediately before and immediately after giving effect to such Restricted Payment, Restricted Debt Repurchase or Restricted Investment, as the case may be); provided, however, that notwithstanding the foregoing (but subject to clause (e) below), so long as no Default shall have occurred and be continuing both immediately before and after such Investment, the Company or any Subsidiary may make Restricted Investments in any Affiliate even while Reference Availability is less than $200,000,000 (a “Restricted Period”) so long as the aggregate amount of such Restricted Investments made during all Restricted Periods (after reflecting the aggregate amount of cash actually received by the applicable investor in respect of such Investment, whether pursuant to dividend payments, sales, capital returns or otherwise) is not in excess of $10,000,000; and provided further that, notwithstanding the foregoing, so long as no Default shall have occurred and be continuing both immediately before and after giving effect thereto, the Company or any Subsidiary may make Restricted Debt Repurchases during a Restricted Period so long as (x) such Restricted Debt

Repurchases consist only of payment of the principal component of the Company’s or such Subsidiary’s obligations as lessee under capital leases and (y) the aggregate amount of all such Restricted Debt Repurchases made during all Restricted Periods is not in excess of $10,000,000; and

(b) in the case of any Restricted Equity Repurchase made at any time when Reference Availability is equal to or greater than $200,000,000 but less than $225,000,000 (both immediately before and immediately after giving effect to such Restricted Equity Repurchase), the aggregate amount of all Restricted Equity Repurchases made from and after the Effective Date would not exceed $50,000,000 immediately after giving effect to such Restricted Equity Repurchase; and

(c) in the case of any Restricted Equity Repurchase made at any time when Reference Availability is equal to or greater than $225,000,000 (both immediately before and immediately after giving effect to such Restricted Equity Repurchase), the aggregate amount of all Restricted Equity Repurchases made from and after the Effective Date would not exceed $100,000,000 immediately after giving effect to such Restricted Equity Repurchase; and

(d) in the case of any Restricted Equity Repurchase, the aggregate amount of all Restricted Equity Repurchases made from and after the Effective Date would not exceed $100,000,000 immediately after giving effect to such Restricted Equity Repurchase; and

(e) in the case of any Restricted Investment, the aggregate amount of all Restricted Investments then outstanding (less the aggregate amount of cash actually received by the Borrowers or any of their Subsidiaries in respect of any Restricted Investment, whether pursuant to dividend payments, sales, capital returns or otherwise) would not exceed $50,000,000 immediately after giving effect to such Restricted Investment.

Section 5.08. Mergers, Consolidations, Sales. No Borrower will be party to any merger or consolidation, unless (a) either (i) such Borrower (or, in the case of a merger or consolidation between a Borrower and another Borrower, either of such Borrowers) is the Person surviving such transaction or (ii) if such Borrower is not the Person surviving such transaction, (A) such Borrower shall have notified the Lenders in writing of the identity of the surviving Person and the Required Lenders shall not have objected thereto in writing within 15 Business Days of such notice, (B) if the Borrower that is a party to such transaction is organized under the laws of the United States or any State thereof or the District of Columbia, the Person surviving such transaction shall be organized under the laws of the United States or any State thereof or the District of Columbia, (C) if the Borrower that is party to such transaction is organized under the laws of Canada or one of its provinces, the Person surviving such transaction shall be organized under the laws of Canada or one of its provinces, (D) the Person surviving such transaction (I) shall have expressly assumed all of the rights and obligations of such Borrower under the Financing Documents in a manner satisfactory to the applicable Administrative Agent and (II) made representations and delivered opinions of counsel (unless the applicable Administrative Agent shall have indicated that no such opinion of counsel is required), in each case in form and substance satisfactory to the applicable Administrative Agent as to the valid existence of such Person, as to the power and authorization of such Person to assume such rights and obligations and as to the validity and binding nature of the Financing Documents on such Person and (b) immediately after giving effect to such transaction, no Default shall have occurred and be continuing. No Borrower will permit any of its Subsidiaries to be a party to any merger or consolidation, unless (AA) the Person surviving such transaction is such Borrower or a Subsidiary of the Company, (BB) immediately after giving effect to such transaction, no Default shall have occurred and be continuing, (CC) if the Subsidiary of a Borrower that is party to such transaction is a Guarantor, the Person surviving such transaction shall be a Borrower or a Guarantor, (DD) if the Subsidiary of a Borrower that is a party to such transaction is organized under the laws of the United States or any State thereof or the District of Columbia, the Person surviving such transaction shall be organized under the laws of the United States or any State thereof or the District of Columbia, and (EE) if the Subsidiary of a Borrower that is party to such transaction is organized under the laws of Canada or one of its provinces, the Person surviving such transaction shall be organized under the laws of Canada or one of its provinces (provided that if such Subsidiary is a Canadian Credit Party, its guarantee under the applicable Security Document shall not become void, unenforceable or otherwise limited by financial assistance or other applicable provisions of corporate law). The Borrowers will not, and will not permit any of their Subsidiaries to, except in the normal course of their business, sell (other than in connection with a sale-leaseback transaction), transfer, convey, exchange, or lease all or any part of their assets if the sum of (x) the book value of such assets, plus (y) the book value of all other assets sold, transferred, conveyed, exchanged or leased by the Borrowers and their Subsidiaries (other than sales of inventory in the normal course of business) during the previous twelve-month period (such sum, the “Aggregate Transferred Asset Value”), represents (a) for the period from and including the Effective Date through but excluding the second anniversary thereof, 25% or more of Consolidated Shareholders’ Equity at the end of the immediately preceding month (provided however that, to the extent such Aggregate Transferred Asset Value exceeds 15% of Consolidated Shareholders’ Equity at the end of the immediately preceding month, at least 50% of such excess must be attributable to the sale, transfer, conveyance, exchange or lease of redundant assets), and (b) for the period from and after the second anniversary of the Effective Date, 15% or more of Consolidated Stockholders’ Equity at the end of the immediately preceding month (it being understood that, for purposes of calculating compliance with this clause (b) at any time prior to the third anniversary of the Effective Date, the Aggregate Transferred Asset Value of assets so sold, transferred, conveyed, exchanged or leased during the relevant twelve month period shall equal the lesser of the actual book value of such assets so sold, transferred, conveyed, exchanged or leased during such period and the annualized book value of such assets so sold, transferred, conveyed, exchanged or leased since the second anniversary of the Effective Date). The restriction set forth in the immediately preceding sentence shall not restrict or be applicable to (i) any Lien granted or incurred with respect to any assets of the Borrowers or any of their Subsidiaries or (ii) any transfer of assets from any Borrower to a Wholly-Owned Consolidated Subsidiary, or from a Subsidiary of any Borrower to such Borrower or a Wholly-Owned Consolidated Subsidiary. For the avoidance of doubt, any sale, transfer, conveyance, exchange or lease of assets comprising Collateral shall be subject to Section 5(d) of the U.S. Security Agreement or Section 5(d) of the Canadian Security Agreement, as applicable.

Section 5.09. Compliance With Laws. Each Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where the failure to so comply could not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or Integris and its Consolidated Subsidiaries, taken as a whole.

Section 5.10. Other Agreements. (a) No Borrower will enter into any agreement containing any provision which would be violated or breached by the performance of such Borrower’s obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

(b) No Borrower will permit itself or any of its Subsidiaries to be bound by any term of any agreement which restricts the payment of any dividend or other distribution on any shares of capital stock of any Subsidiary other than (i) the restrictions in the agreements described on Schedule 5.10 as in effect on the date of this Agreement and (ii) as to any entity which becomes a Subsidiary of a Borrower after the Effective Date, the restrictions concerning payment of dividends or other distributions on shares of its capital stock in agreements as such agreements may be in effect on the date such entity becomes a Subsidiary of such Borrower (or as in effect after any refinancing, extension, renewal or refunding (in accordance with Section 5.13(c)) of Debt under such agreements) so long as such restrictions apply only to the payment of dividends or other distributions by such Subsidiary in an aggregate amount in excess of $10,000,000.

Section 5.11. Transactions With Affiliates. No Borrower will, or will permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, Guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, Guarantee any Debt of, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, purchase, lease or otherwise acquire any assets, tangible or intangible, or services from, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, (all of the foregoing, “Transactions”) any Affiliate; provided that the foregoing provisions of this Section shall:

(i) not prohibit the Borrowers or any of their Subsidiaries from making Restricted Payments or Restricted Investments otherwise permitted under this Agreement, so long as, immediately after giving effect thereto, no Default shall have occurred and be continuing,

(ii) not prohibit the Borrowers or any of their Subsidiaries from performing their respective obligations under the agreements and transactions described on Schedule 5.11, and

(iii) not prohibit the Borrowers or any of their Subsidiaries from entering into transactions with any Affiliate if such transactions are entered into in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and on fair and reasonable terms and conditions no less favorable to such Borrower or such Subsidiary as the terms and conditions which would apply in a comparable transaction with a Person other than an Affiliate.

Section 5.12. Negative Pledge. No Borrower will, or will permit any of its respective Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement (other than the Loans, Swingline Loans and/or Letter of Credit Liabilities) in an aggregate principal amount not exceeding $10,000,000;

(b) any Lien existing on any asset of any Person immediately before such Person becomes a Subsidiary of any Borrower and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(d) any Lien on any asset of any Person existing immediately before such Person is merged or consolidated with or into any Borrower or a Subsidiary of such Borrower and not created in contemplation of such event;

(e) any Lien existing on any asset immediately before the acquisition thereof by any Borrower or a Subsidiary of such Borrower and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the aggregate principal amount of such Debt is not increased and is not secured by any additional assets;

(g) Liens arising in the ordinary course of its business (including, without limitation, Liens securing payment of taxes, assessments or governmental charges; Liens of suppliers, mechanics, carriers, warehousemen, landlords or workmen; banker’s Liens or rights of setoff; Liens of attachment or judgment; Liens in connection with worker’s compensation, unemployment insurance or social security; and Liens to secure performance of letters of credit, bids, tenders, sales, contracts, leases, surety, appeal and performance bonds) which (i) do not secure Debt, (ii) do not secure obligations in an aggregate amount exceeding $75,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h) Reserved;

(i) Transaction Liens created under the Security Documents;

(j) Liens securing Debt permitted by Section 5.05(i); and

(k) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $20,000,000;

provided that the Borrowers will not create, assume or suffer to exist any Lien otherwise permitted under clauses (b), (c), (d) or (e) of this Section unless such Lien is subordinated to the Liens created under the Security Documents in a manner reasonably satisfactory to the Security Agents if the asset subject to such Lien is Collateral.

Section 5.13. Subsidiary Debt. No Borrower (other than the Company) will, and no Borrower will permit any of its Subsidiaries to, incur or otherwise be liable in respect of any Debt other than:

(a) Debt of any Subsidiary of the Company existing on the date of this Agreement and identified on Schedule 5.13(a), but not any refinancing, extension, renewal or refunding of such Debt;

(b) Debt of any Subsidiary of the Company in respect of letters of credit issued and outstanding on the date of this Agreement and identified on Schedule 5.13(b), including any refinancing, extension, renewal or refunding of such Debt;

provided that the aggregate principal amount for all Subsidiaries of the Company of such Debt (including in connection with any refinancing, extension, renewal or refunding of such Debt) shall not exceed $10,000,000 at any time outstanding;

(c) Debt of any Person at the time such Person becomes a Subsidiary of the Company or is merged or consolidated with or into a Subsidiary of the Company (and not created in contemplation of such event) in an aggregate principal amount that does not exceed the limit set forth in clause (y) of Section 5.14, including any refinancing, extension, renewal or refunding of such Debt so long as the rate of interest paid by such Subsidiary in respect of such refinancing, extension, renewal or refunding would not at any time exceed the rate of interest which would have been paid had the terms of the original Debt been extended without modification;

(d) Debt incurred within 180 days of the acquisition of any asset (other than a current asset) to finance all or any part of the cost of acquiring such asset; provided that the aggregate principal amount for all Subsidiaries of the Company of such Debt shall not exceed $30,000,000 at any time outstanding;

(e) Debt of any Subsidiary of the Company owing to any Credit Party;

(f) Debt created under the Financing Documents;

(g) Debt of any Subsidiary of the Company in respect of capital leases; provided that the aggregate principal amount for all Subsidiaries of the Company of all Debt described in this clause (g) shall not exceed $30,000,000 at any time outstanding;

(h) Debt of any Credit Party owing to any Subsidiary of the Company that is not a Credit Party; provided that the aggregate principal amount for all Credit Parties of all Debt described in this clause (h) shall not exceed $1,000,000 at any time outstanding;

(i) Debt of any Subsidiary of the Company owing to Immaterial Subsidiaries; provided that the aggregate principal amount for all Credit Parties of all Debt described in this clause (i) shall not exceed $500,000 at any time outstanding; and

(j) Debt of Ryerson Tull Procurement Corporation, a U.S. Subsidiary of the Company, in respect of its unsecured Guarantee of the Permitted Bonds.

Section 5.14. Acquisitions. Excluding the Acquisition, no Borrower will, or will permit any of its Subsidiaries to, make any Business Acquisition unless (x) Reference Availability is equal to or greater than $150,000,000 (both immediately before giving effect to such Business Acquisition as well as immediately after giving effect to the payment of consideration for such Business Acquisition and the financing thereof (but not to assets received in connection therewith) and (y)

after giving effect thereto, the sum of the aggregate cash consideration paid and the aggregate amount of Debt assumed, in each case for all Business Acquisitions consummated on or after the Effective Date, does not exceed $200,000,000.

Section 5.15. Conduct of Business; Maintenance of Existence. (a) Each Borrower and its Subsidiaries will continue to engage in business of the same general type as now conducted by them which shall, taken as a whole, principally be the business (both domestic and international) of (i) selling, distributing and processing steel, other metals and industrial products, (ii) managing such materials for customers and (iii) providing other services and products related to any of the foregoing.

(b) Each Borrower will, and will cause each of its Subsidiaries to, preserve, renew and keep in full force and effect its respective existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided that nothing in this Section shall prohibit (i) the merger of a Subsidiary permitted by Section 5.08, (ii) the dissolution of any Subsidiary (other than Ryerson or Tull or Integris, unless merged into each other or the Company) if the relevant Borrower in good faith determines that such dissolution is in the best interest of such Borrower and is not materially disadvantageous to the Lenders or (iii) the dissolution of RT LLC.

Section 5.16. Further Assurances. (a) Each Borrower will, and will cause the other Credit Parties that are its Subsidiaries to, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the applicable Administrative Agent, either Security Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the applicable Borrower’s expense. The Borrowers will provide to each Security Agent, from time to time upon request, evidence reasonably satisfactory to the Security Agents as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

(b) Upon any request from the Required Lenders on a date when Reference Availability is less than $200,000,000 and the 2006 Notes have been repaid in full (a “Stock Collateral Request”), each Borrower will, and will cause the other Credit Parties that are its Subsidiaries to, within 30 days of such Stock Collateral Request, (i) take all actions, and deliver to the Security Agents all documents and instruments (including Uniform Commercial Code Financing Statements), as shall be necessary or, in the reasonable judgment of any Security Agent, desirable to create and/or perfect a first priority security interest in favor of the Collateral Agent (for the benefit of the Lenders) in all of the equity interests held by such Borrower or such other Credit Party in its respective Subsidiaries (and all proceeds thereof) (the “Additional Stock Collateral”) and (ii) deliver to the Security Agents such certifications and legal opinions as shall be reasonably requested by the Security Agents in connection therewith, in each case in form and substance reasonably satisfactory to the Security Agents. Notwithstanding the foregoing, the Additional Stock Collateral (x) shall exclude the equity interests of any Immaterial Subsidiary, (y) may exclude, at the sole discretion of the Security Agents, the equity interests of any Non-U.S. Subsidiary and (z) in any event, shall exclude the voting equity interests in any Non-U.S. Subsidiary to the extent necessary to prevent the U.S. Collateral (as defined in the U.S. Security Agreement) from including more than 65% of all the voting equity interests in any Non-U.S. Subsidiary.

Section 5.17. Information Regarding Collateral. Each Borrower will (with respect to the Canadian Borrowers, only with respect to Credit Parties that are Canadian Borrowers or Canadian Subsidiary Guarantors) furnish to the applicable Administrative Agent and to the Security Agents prompt written notice of any change in (i) any Credit Party’s corporate name or any trade name used to identify it in the conduct of its business, or any Credit Party’s jurisdiction of incorporation or organization, chief executive office, its principal place of business, or domicile (within the meaning of the Quebec Civil Code), or any office or facility at which Collateral (other than Collateral in transit) owned by it is located (including the establishment of any such new office or facility), (ii) any Credit Party’s identity or corporate structure, (iii) any Credit Party’s Federal Taxpayer Identification Number (if applicable) or (iv) any Credit Party’s State Organizational Number (or Charter Number) (if applicable). None of the Borrowers will effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code of the applicable jurisdictions or the applicable Canadian personal property security legislation and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Lien on Collateral granted by the Credit Parties under the Security Documents and such change will not adversely affect the validity or enforceability of any Guarantor’s guarantee of the obligations hereunder. Each Borrower will also promptly notify the Security Agents if any material portion of the Collateral in its Borrowing Base is damaged materially or destroyed.

Section 5.18. Use of Proceeds. The proceeds of the Loans and the Swingline Loans will be used (i) to finance in part the Acquisition, (ii) to repay on the Effective Date certain Debt of the Company, Integris and their respective Subsidiaries and (iii) for the Borrowers’ general corporate purposes, including working capital. None of such proceeds will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U. None of the proceeds of any Loans or Swingline Loans will be used to repay, repurchase, redeem or settle the 2006 Notes or the Permitted Bonds unless, immediately before and after giving effect to any Borrowing or Swingline Loan the proceeds of which will be used (whether in whole or in part) for any such purpose, Reference Availability would be equal to or greater than $200,000,000

Section 5.19. Fixed Charge Coverage Ratio. On each day, the Company will not permit the Fixed Charge Coverage Ratio, calculated as of the last day of the then most recently ended Fiscal Quarter, to be less than 1.20 to 1.00; provided that on any day when Reference Availability is equal to or greater than $150,000,000, the Company shall be deemed to be in compliance with this Section 5.19.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Non-Payment of Loans, etc. Any Borrower shall fail (i) to reimburse any LC Disbursement when required hereunder, (ii) to pay when due any principal of any Loan (including the face amount of any Bankers’ Acceptance) or Swingline Loan, or (iii) to pay within 5 days of the due date thereof any interest, fees or other amount payable hereunder, provided in the case of any such other amount that the applicable Borrowers’ Agent shall have been notified as to the amount and due date thereof.

(b) Non-Payment of Debt. Any Borrower or any of its Subsidiaries shall fail to make any payment when due (subject to any applicable grace period) in respect of any Debt having an aggregate principal amount at the time outstanding in excess of $15,000,000.

(c) Other Events. Any event or condition shall occur which (i) results in the acceleration of the maturity of Debt of any Borrower and/or its Subsidiaries having an aggregate principal amount at the time outstanding in excess of $15,000,000, (ii) enables the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or (iii) except for voluntary reductions or terminations by the Company or any of its Subsidiaries or scheduled expirations thereof, results in the termination of or enables one or more banks or other financial institutions to terminate commitments to provide in excess of $15,000,000 aggregate principal amount of credit to any Borrower and/or its Subsidiaries; provided that an event or condition shall not give rise to an Event of Default pursuant to this clause (iii) if it occurs solely as a result of the adoption of or a change in any applicable law, rule or regulation or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any bank with any request or directive of any such authority, central bank or comparable agency.

(d) Bankruptcy, Insolvency, etc. Any Borrower or any of its Significant Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or any Borrower or any of its

Significant Subsidiaries applies for, consents to, or acquiesces in the appointment of, a trustee, receiver, interim receiver or other custodian for such Borrower or any of such Borrower’s Significant Subsidiaries or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Borrower or any of its Significant Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy, reorganization, receivership, adjustment of debt, insolvency or other similar law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary of a Borrower) is commenced in respect of any Borrower or any of its Significant Subsidiaries, and, if such case or proceeding is not commenced by such Borrower or such Significant Subsidiary, it is consented to or acquiesced in by such Borrower or such Significant Subsidiary or remains undismissed for 30 days; or any Borrower or any of its Significant Subsidiaries takes any corporate action to authorize, or in substantial furtherance of, any of the foregoing.

(e) Non-Compliance with Financing Documents.

(i) The Company shall fail to comply with or to perform any provision contained in Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(a)(iv), Section 5.01(a)(v), Section 5.01(a)(vi)(A), Section 5.01(a)(vii), Section 5.03 or Section 5.05.

(ii) Any Borrower shall fail to comply with or to perform any provision contained in Section 5.06, Section 5.07, Section 5.08, Section 5.10(b), Section 5.11, Section 5.12, Section 5.13, Section 5.14, Section 5.15, Section 5.16 or Section 5.18.

(iii) The Company shall fail to comply with or to perform any covenant or provision contained in Section 5.01(a)(vi)(B), Section 5.01(a)(vi)(C), Section 5.01(a)(vi)(D), or any Borrower shall fail to comply with or to perform any covenant or provision contained in Section 5.01(b) or Section 5.17, and such failure shall continue for 3 days after the earlier of notice of such failure to the applicable Borrowers’ Agent from either Administrative Agent or knowledge of such failure by a Responsible Officer of the Company or such Borrower.

(iv) The Company shall fail to comply with the covenant contained in Section 5.19 on any day when Reference Availability is less than $100,000,000.

(v) The Company shall fail to comply with the covenant contained in Section 5.19 on any day when Reference Availability is equal to or greater than $100,000,000 (but less than $150,000,000), and such failure shall continue for 10 Business Days after the earlier of notice of such failure to the U.S. Borrowers’ Agent from either Administrative Agent or knowledge of such failure by a Responsible Officer of the Company.

(vi) Any Credit Party shall fail to comply with or to perform any provision of any Financing Document (other than those failures covered by Section 6.01(a), Section 6.01(e)(i), Section 6.01(e)(ii), Section 6.01(e)(iii), Section 6.01(e)(iv) and Section 6.01(e)(v)) and such failure shall continue for 30 days after the earlier of notice of such failure to the applicable Borrowers’ Agent from either Administrative Agent or knowledge of such failure by a Responsible Officer of such Credit Party.

(f) Representations and Warranties. Any representation and warranty made or deemed made by any Credit Party in or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder is false or misleading in any material respect when made, or any certificate, financial statement, report, notice, or other writing furnished by any Credit Party to an Administrative Agent, either Security Agent or any Lender pursuant to or in connection with any Financing Document is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible to being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which a Responsible Officer of such Credit Party shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to the applicable Borrowers’ Agent by either Administrative Agent.

(g) Employee Benefit Plans. Any member of the Company’s Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan under Section 4041(c) of ERISA (other than a multiemployer Plan, as defined in Section 4001(a)(3) of ERISA) shall be filed under Title IV of ERISA by any member of the Company’s Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan (other than a multiemployer Plan) or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Company’s Controlled Group to enforce Section 4219(c)(5) of ERISA in an amount in excess of $5,000,000 and such proceeding shall not have been dismissed within 90 days of having been initiated; or a condition shall exist by reason of which it could reasonably be concluded that (i) any event described in the foregoing clauses of this subsection (g) is likely to occur or (ii) the PBGC would be entitled to obtain or would have a reasonable basis to seek a decree adjudicating that any Material Plan (other than a multiemployer Plan) must be terminated.

(h) Judgments. A judgment or order for the payment of an amount of $10,000,000 or more shall be rendered against any Borrower or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days.

(i) Ownership of Ryerson, Tull and Integris. The Company shall at any time fail to own 100% of the capital stock of Ryerson, Tull, Integris and each other Borrower (or their respective successors by merger, if any); provided that neither the merger of Ryerson, Tull, Integris or any other Borrower or some or all of them into the Company, nor the merger of Ryerson, Tull, Integris and any other Borrower into each other, nor any other merger involving a Borrower and permitted by Section 5.08, shall be an Event of Default under this clause (i).

(j) Failure of Liens Under Security Documents. Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document.

(k) Failure of Secured Guarantee. Any Guarantor’s Secured Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor, or any Borrower or any Guarantor shall so assert in writing.

(l) Change of Control. A Change of Control of the Company shall have occurred.

Section 6.02. Effect of Event of Default. If any Event of Default described in Section 6.01(d) with respect to any Borrower shall occur, the Commitments (if they have not theretofore terminated pursuant to Section 2.12 or otherwise) shall immediately terminate and all Loans and Swingline Loans shall become immediately due and payable, all without notice of any kind; and, in the case of any other Event of Default, the General Administrative Agent shall, upon written request of the Required Lenders, declare the Commitments or the unused portions thereof (if they have not theretofore terminated pursuant to or otherwise) to be terminated, whereupon the Commitments or the unused portions thereof (if they have not theretofore terminated pursuant to or otherwise) shall immediately terminate, and the General Administrative Agent shall, upon written request of Lenders holding more than 50% of the Total Outstanding Amount, declare the outstanding Loans and Swingline Loans to be due and payable, whereupon all such Loans and Swingline Loans shall become immediately due and payable, all without notice of any kind.

Section 6.03. Notice of Default. Each Administrative Agent shall give notice to the applicable Borrowers’ Agent under Section 6.01(e) or 6.01(f) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.04. Cash Cover. (a) If an Event of Default shall have occurred and be continuing and the Canadian Lenders with Bankers’ Acceptances representing more than 50% of the total face amount of all Bankers’ Acceptances then outstanding instruct the Canadian Administrative Agent to request cash collateral pursuant to this paragraph, each Canadian Borrower will, promptly after it receives such request from the Canadian Administrative Agent, deposit in the Canadian Cash Collateral Account an amount in Canadian Dollars in immediately available funds equal to its then outstanding Bankers’ Acceptances, such Canadian Dollars to be held by the Canadian Administrative Agent, under arrangements satisfactory to it, to secure the payment of the face amount of such outstanding Bankers’ Acceptances upon maturity; provided that, if any Event of Default specified in clause 6.01(d) occurs with respect to any Canadian Borrower, such Canadian Borrower shall pay such amount to the Canadian Administrative Agent forthwith without any notice, demand or other act by the Canadian Administrative Agent or the Lenders.

(b) If an Event of Default shall have occurred and be continuing and the Lenders with Letter of Credit Liabilities representing more than 50% of the total of all Lenders’ Letter of Credit Liabilities instruct the applicable Administrative Agent to request cash collateral pursuant to this paragraph, each Borrower which is an account party to a Letter of Credit will, promptly after it receives such request from such Administrative Agent, deposit in its applicable Cash Collateral Account an amount in Dollars and/or Canadian Dollars in immediately available funds equal to (and in the currency of) the aggregate amount available for drawing under all Letters of Credit outstanding at such time for which it is the account party, such Dollars and/or Canadian Dollars to be held by such Administrative Agent, under arrangements satisfactory to it, to secure the payment of LC Disbursements under such Letters of Credit; provided that, if any Event of Default specified in clause 6.01(d) occurs with respect to any Borrower, such Borrower shall pay such amount to the applicable Administrative Agent forthwith without any notice, demand or other act by the applicable Administrative Agent or the Lenders.

(c) Any funds provided as collateral pursuant to clause (a) or (b) shall be promptly returned by the applicable Administrative Agent to the applicable Borrower promptly after all Events of Default shall have ceased to exist.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Lender Party irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Financing Documents (including, with respect to the Collateral Agent, to sign and deliver the Security Documents), together with such actions and powers as are reasonably incidental thereto. For greater certainty and without limiting the powers of any Agent, each of the initial Lenders and Agents hereby designates and appoints the Collateral Agent as agent for and on behalf of each of them to hold and to be the sole registered holder of the bonds issued from time to time under any Canadian Hypothec. Any Person who becomes a Lender or an Agent, as the case may be, shall be deemed to have consented to and confirmed the Collateral Agent as the agent as aforesaid and to have ratified as of the date it becomes a Lender or an Agent, as the case may be, all actions taken by the Collateral Agent in such capacity.

Section 7.02. Rights and Powers as a Lender. Each Agent shall, in its capacity as a Lender, have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not one of the Agents. Each Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or affiliate of any Borrower as if it were not an Agent hereunder.

Section 7.03. Limited Duties and Responsibilities. None of the Agents shall have any duties or obligations except those expressly set forth in the Financing Documents. Without limiting the generality of the foregoing, (a) none of the Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) none of the Agents shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Financing Documents that such Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.05) and (c) except as expressly set forth in the Financing Documents, none of the Agents shall have any duty to disclose, or shall be liable for any failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by such Agent or any of its affiliates in any capacity. None of the Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.05) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and none of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Financing Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Financing Document, (iv) the validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Financing Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 7.04. Authority to Rely on Certain Writings, Statements and Advice. Each Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely on any statement made to it by any Credit Party orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Sub-Agents and Affiliates. Each Agent may perform any and all of its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers (including with respect to the Collateral Agent, executing and delivery any Security Document) through their respective affiliates. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the affiliates of each Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent hereunder.

Section 7.06. Resignation; Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section, any Agent may resign at any time (and, upon the request of the Required Lenders, any Agent will so resign) by notifying the Lenders, the Issuing Lenders and each Borrowers’ Agent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Agent (which may be a Lender or, with the consent of the Borrowers, a commercial bank that is not a Lender); provided that consultation with the Company shall not be required if an Event of Default shall have occurred and be continuing. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Agent which shall be a bank or financial institution, or an affiliate of any such bank or financial institution, with an office in New York, New York (or, in the case of the Canadian Administrative Agent, Toronto, Ontario, Canada). Upon acceptance of its appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by such Borrower and such successor

Agent. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent hereunder.

Section 7.07. Credit Decisions By Lenders. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Financing Document or related agreement or any document furnished hereunder or thereunder.

Section 7.08. Agents’ Fees. Each Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon by such Borrower and such Agent.

Section 7.09. Documentation Agent and Syndication Agent. Bank of America, N.A. and General Electric Capital Corporation, in their capacities as Documentation Agent and Syndication Agent respectively, shall not have any duties or obligations of any kind under this Agreement.

Section 7.10. Security Agents. If a Security Agent proposes an adjustment or revision to borrowing base eligibility standards or reserves, or makes any other proposal regarding a determination or action which may be made by the Security Agents pursuant to this Agreement or any Security Document, the other Security Agent shall respond to such proposal within three Business Days. In the event that the Security Agents cannot agree on borrowing base eligibility standards, reserves or any other action or determination which may be made by the Security Agents pursuant to this Agreement or any Security Document (subject to Section 9.05(a) hereof), the determination shall be made by the individual Security Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the Borrowers, as applicable.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) deposits in Dollars (in the applicable amounts) are not being offered by the applicable Administrative Agent in the relevant market for such Interest Period, or

(b) Lenders having 50% or more of the aggregate principal amount of the affected Loans advise the applicable Administrative Agent that the Adjusted LIBO Rate as determined by such Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, such Administrative Agent shall forthwith give notice thereof to the applicable Borrower(s) and the Lenders, whereupon until such Administrative Agent notifies such Borrower(s) that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into (x) in the case of Euro-Dollar Loans to the Company, a U.S. Base Rate Loan and (y) in the case of Euro-Dollar Loans to the Canadian Borrower, a Canadian Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the applicable Borrower notifies the applicable Administrative Agent at least two Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund its Euro-Dollar Loans or Bankers’ Acceptances and such Lender shall so notify the applicable Administrative Agent, such Administrative Agent shall forthwith give notice thereof to the other applicable Lenders and the applicable Borrower(s), whereupon until such Lender or Issuing Lender notifies such Borrower(s) and such Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, to continue or convert outstanding Loans as or into Euro-Dollar Loans or to accept Bankers’ Acceptances, shall be suspended. Before giving any notice to the applicable Administrative Agent pursuant to this Section, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Statutory Reserve Adjustment), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including bankers’ acceptances) extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market or the Canadian bankers’ acceptance market any other condition affecting its Euro-Dollar Loans, any Notes, its obligation to make Euro-Dollar Loans or its obligations hereunder in respect of Bankers’ Acceptances or Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or of accepting any Bankers’ Acceptance or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the applicable Administrative Agent), the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that after the date of this Agreement the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s (or its Parent’s) policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the applicable Administrative Agent), the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the applicable Borrowers and the applicable Administrative Agent of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Failure of delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 90 days before it notifies the applicable Borrowers’ Agent of the change in law or other event giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the change in law or other event giving rise to such increased cost or reduction is retroactive, then the 90 day period referred to above will be extended to include the period of retroactive effect thereof.

Section 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Borrower to or for the account of the Administrative Agents or any Lender, pursuant to any Financing Document or Bankers’ Acceptance, and all liabilities with respect thereto, excluding (i) in the case of each Lender and each Administrative Agent, taxes imposed on its net income, capital, franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of any Lender, in which its applicable Lending Office is located, or by any other jurisdiction by reason of any present or former connection between such jurisdiction and such Lender or Administrative Agent (as the case may be) other than a connection arising solely from this Agreement, and (ii) in the case of each Lender, (x) with respect to payments under the U.S. Facility, any United States withholding tax imposed on such payments but only to the extent payments to such Lender by such Borrower hereunder are subject to United States withholding tax at the time such Lender first becomes a party to this Agreement and (y) with respect to all amounts paid or credited in respect of the Canadian Facility, (including, for greater certainty, those fees described in Section 2.07 and in the Fee Letters) any Canadian withholding tax imposed on such payments as a result of such Lender being a non-resident of Canada for the purposes of the Income Tax Act (Canada), or, in the case of any Canadian Lender that is a Schedule III Bank, such payment not being paid or credited in respect of such Lender’s “Canadian banking business” for the purposes of the Income Tax Act (Canada).

“Other Taxes” means any present or future stamp, transfer or documentary taxes and any other excise or property taxes, or similar charges, assessments or levies, which arise from any payment made pursuant to any Financing Document or Bankers’ Acceptance or from the execution or delivery of, or otherwise with respect to, any Financing Document or Bankers’ Acceptance.

(b) Any and all payments by any Borrower to or for the account of any Lender or either Administrative Agent under any Financing Document or Bankers’ Acceptance shall be made without deduction for any Taxes or Other Taxes; provided that, if any Borrower shall be required by law or the administration or interpretation thereof to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the applicable Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) Each Borrower agrees to indemnify each applicable Lender and Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto to the extent allocable to such Borrower. This indemnification shall be paid within 15 days after such Lender or Administrative Agent (as the case may be) makes demand therefor. Notwithstanding the above, no Borrower shall bear Other Taxes (except as provided in Section 8.06) in connection with any assignment or the granting of any participation by any Lender.

(d) In the event that any Borrower is obligated to make an indemnification payment or otherwise to pay an additional amount pursuant to this Section 8.04 to any Lender and such Lender receives a refund of Taxes with respect to which the Borrowers made an indemnification payment or paid an additional amount, such Lender promptly shall remit the amount of such refund, net of any taxes payable by such Lender as a consequence of the receipt of such refund, to the Borrowers.

(e) Each Lender having a U.S. Commitment organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by law (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the General Administrative Agent with Internal Revenue Service form W-8ECI, W-8BEN, or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Further, each such Lender organized under the laws of the United States that is not an exempt recipient listed in Treas. Reg. 1.6049-4(c)(1) of the Internal Revenue Code shall provide the Company and the General Administrative Agent with Internal Revenue Service Form W-9, as appropriate, or other successor or other form prescribed by the Internal Revenue Service, certifying that it is exempt from United States back-up withholding.

(f) For any period with respect to which a Lender has failed to provide the Company or the General Administrative Agent with an appropriate and accurate form pursuant to Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If any Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(h) Each Lender organized under the laws of a jurisdiction outside the United States agrees that it will (i) take all reasonable actions requested by any Borrower that are, in the reasonable judgment of such Lender, without material cost or risk and not otherwise disadvantageous to such Lender, to maintain all complete or partial exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver), and (ii) to the extent reasonable and, in the reasonable judgment of such Lender, without material cost or risk and not otherwise disadvantageous to such Lender, otherwise cooperate with the Borrowers to minimize any amounts payable by any Borrowers under this Section 8.04. As of the Effective Date (or the date on which it became a Canadian Lender hereunder), each of the Canadian Lenders that is a Schedule III Bank hereby represents and warrants that it is an “authorized foreign bank” as defined in the Bank Act (Canada).

(i) Each Lender shall promptly notify the applicable Borrowers’ Agent and the General Administrative Agent of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Lender to compensation pursuant to this Section 8.04; provided that:

(x) if a Lender shall not have so notified the applicable Borrowers’ Agent of any such event within 90 days after such Lender has obtained knowledge of such event, and if the Borrowers do not have knowledge of such event prior to notification by such Lender, such Lender may not seek compensation pursuant to this Section 8.04 for any period or portion thereof which is more than 90 days before the applicable Borrowers’ Agent is notified of such event; and

(y) if the relevant event is a change in law or other change that is retroactive to a date before such Lender obtained knowledge thereof, the period from the effective date of such change to the date on which the Borrowers obtained knowledge thereof shall be added to the period for which the Lender would otherwise be entitled to obtain compensation pursuant to clause (x) above.

Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03(a) and the applicable Borrower shall, by at least five Business Days’ prior notice to such Lender through the applicable Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans, shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and

(b) after each of its Euro-Dollar Loans has been converted to a Base Rate Loan, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies such Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender. If the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 (or the obligation to accept Bankers’ Acceptances has been suspended pursuant to Section 2.03(g)) or any Lender has demanded and is continuing to demand compensation under Section 8.03(a) or 8.03(b) or Section 8.04, the affected Borrower may elect to substitute another financial institution (or financial institutions) (which may be one or more of the Lenders) for such Lender, whereupon such Borrower shall so notify the applicable Administrative Agent, each applicable Issuing Lender and such Lender. If the applicable Issuing Lenders advise the applicable Administrative Agent that they consent to the substitution of each proposed substitute financial institution (which consent will not be unreasonably withheld or delayed), then such substitute financial institution or financial institutions may purchase the Loans and Letter of Credit Liabilities and assume the Commitment of the Lender demanding compensation; provided that, on or prior to such purchase and assumption, each such substitute financial institution shall have executed and delivered to the applicable Administrative Agent an instrument, in form and substance satisfactory to such Administrative Agent, agreeing to be bound by the terms of this Agreement and assuming all (or the relevant portion of) the obligations under this Agreement of the Lender demanding compensation and the applicable Borrower shall have paid to such Administrative Agent the administrative fee of $3,500 referred to in Section 9.07(b) for processing such assignment. Upon the receipt by such Administrative Agent of such instrument from each such substitute financial institution, each such substitute financial institution shall become a Lender for purposes of this Agreement, and the Lender demanding compensation shall (with respect to such assigned Loans and Commitments) no longer be a Lender hereunder; provided that the Lender demanding compensation shall not be deprived of any of its rights or released from any of its obligations under this Agreement with respect to any period prior to the date on which such substitution becomes effective.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of a Borrower, any Borrower’s Agent or any Agent, at its address, facsimile number or telex number set forth on the signature pages hereof (provided that, in the case of all notices required to be delivered to an Administrative Agent pursuant to Article 2, copies of such notices shall also be delivered to the recipients identified on Schedule 9.01), (b) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agents and the Borrowers. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agents under Article 2 or Article 8 shall not be effective until received.

Section 9.02. No Waivers. No failure or delay by any Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Financing Documents shall be cumulative and not exclusive of any rights or remedies provided by law. No waiver of any provision of any Financing Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan (including the acceptance or purchase of any Bankers’ Acceptance), nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Administrative Agents, and Winston & Strawn, special counsel for General Electric Capital Corporation in its capacity as Syndication Agent and Co-Collateral Agent in connection with the preparation of the Financing Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued, or to be issued, by it or any demand for payment thereunder and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Company shall indemnify each of the Lender Parties and their respective Related Parties (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (other than amounts expressly addressed in Section 8.04 hereof, which shall be governed by such Section 8.04), including, without limitation, the reasonable fees and disbursements of counsel and settlement costs, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans, Swingline Loans or Letter of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct or violation of law or regulation as determined by a final, non-appealable judgment or decision of an administrative agency, regulatory authority or court of competent jurisdiction. Each Indemnitee shall give the U.S. Borrowers’ Agent prompt notice of any such action brought or threatened against such Indemnitee and an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement.

(c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, or any Issuing Lender under subsection (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the Total Exposures at the time.

(d) To the extent permitted by applicable law, each Borrower and each Indemnitee shall not assert, and hereby waives, any claim against any Indemnitee or the Credit Parties, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) In no event shall any Indemnitee or any Credit Party be liable for any special, indirect, consequential or punitive damages arising out of or in connection with this Agreement.

(f) All amounts due under this Section shall be payable within five Business Days after written demand therefor.

Section 9.04. Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise (including without limitation under the terms of any Security Document), receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan, Swingline Loan or Letter of Credit Liability which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to any Loan, Swingline Loan or Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans, Swingline Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans, Swingline Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the applicable Lenders pro rata in proportion to their share of applicable Total Exposures; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness hereunder. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, Swingline Loan or Letter of Credit Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation. It is understood that this Section 9.04 applies to and among Lenders of all Classes and Types.

Section 9.05. Amendments and Waivers. Any provision of the Financing Documents or the Bankers’ Acceptances may be amended, waived or modified if, but only if, such amendment, waiver or modification is in writing and is signed by the Borrowers and the Required Lenders (and, if the rights or duties of any Agent or Issuing Lender are affected thereby (including, without limitation, in the case of any amendment, waiver or modification of Section 7.10), by such Agent or Issuing Lender); provided that at any time when any individual Lender (a “Controlling Lender”) holds at least a majority of the aggregate Exposures, the requisite consent of the Required Lenders to any such amendment, waiver or modification shall be obtained only if the Controlling Lender and at least one other Lender shall have signed such amendment, waiver or modification; and provided further that:

(a) no such amendment, waiver or modification shall, unless signed by the Collateral Agent, the Co-Collateral Agent and by Lenders having at least 85% of the Total Exposures at such time, (i) increase the Borrowing Base advance rates or otherwise cause the Borrowing Base or borrowing availability to be increased (including by changing the eligibility criteria set forth in this Agreement but excluding, for the avoidance of doubt, any waiver or modification which by the express terms of this Agreement may be given or made by the Collateral Agent or by the Security Agents) or (ii) reduce the amount or applicability of the Note Availability Block;

(b) notwithstanding the foregoing, no such amendment or waiver shall, unless signed by each affected Lender (and, in the case of clause (i), the Collateral Agents), (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders of the same Class) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, Swingline Loan or Bankers’ Acceptance or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder (other than fees payable solely to any Issuing Lender, the amendment or waiver of which shall only require consent of the Company, each affected Issuing Lender and the applicable Administrative Agent), (iii) postpone the date fixed for the termination of the Commitments pursuant to Section 2.12 or any payment of principal (including without limitation any mandatory prepayment pursuant to Section 2.09) of or interest on any Loan or Swingline Loan or for reimbursement in respect of any Letter of Credit or any interest thereon or any fees hereunder or (except as expressly provided in Section 2.20) any expiry date of any Letter of Credit or the BA Maturity Date of any Bankers’ Acceptance and (iv) release any substantial portion of the Collateral or the Guarantors (except as contemplated by the Financing Documents), and

(c) no such amendment or waiver shall, unless signed by all the Lenders, change the percentage of the Commitments or of the Total Exposures, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or any other Financing Document;

provided that it is understood that neither a reduction or termination of Commitments pursuant to Section 2.09, 2.10 or Section 2.13(b), nor an increase of Commitments pursuant to Section 2.10 or 2.22, nor a substitution of a Lender under Section 8.06, constitutes an amendment, waiver or modification; and provided further that, notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to this Section 9.05, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

Section 9.06. Confidentiality. Each Agent and each Lender agrees to keep confidential (in accordance with its standard credit policy) the Financing Documents and the Bankers’ Acceptances and any information delivered by (or on behalf of) any Credit Party pursuant to this Agreement or any other Financing Document and Bankers’ Acceptance and any information obtained by such Agent or any Lender based upon a review of the books and records of the Company or any Subsidiary of the Company (and, for avoidance doubt, will not disclose information so obtained in any public or private announcement or marketing effort); provided that any Agent or any Lender may disclose such information (i) to any other Agent or any other Lender, (ii) to the Lenders’ participants, prospective participants, assignees, prospective assignees or counterparties (and their advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations under this Agreement, in each case who have been approved by the Company, which approval shall not be unreasonably withheld (except that such approval is not required if an Event of Default shall have occurred and be continuing or in the case of an assignment or transfer (x) to any Person which controls, is controlled by or is under common control with, or is otherwise substantially affiliated with, such Lender, (y) to any Lender or (z) to any Federal Reserve Bank) and have agreed prior to receipt of such information to be bound by the provisions of this Section 9.06, (iii) to such Lender’s or such Agent’s legal counsel or independent auditors, (iv) to the employees, agents and professional advisors of such Lender and its Affiliates, but only for use in connection with the transactions contemplated by this Agreement, (v) upon the order of any court or administrative agency, (vi) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (vii) which has been publicly disclosed, (viii) which has been obtained from any Person other than the Company and its Subsidiaries (or their respective agents or representatives), (ix) in connection with the exercise of any remedy hereunder, (x) in connection with any litigation relating to the transactions contemplated by this Agreement to which any Agent, any Lender or its subsidiaries or Parent may be a party or (xi) with, and only with, the prior written consent of the Company, to any other Person (including any Affiliate of such Agent or such Lender, as the case may be). Notwithstanding the above, the Arrangers may disclose (without disclosing the identity of the Company or its Affiliates) the types and amounts of interest and amount of commitment fees payable under this Agreement, the identity of the Lenders, each Lender’s Commitment, the aggregate Commitments of all Lenders and the Borrowing Base advance rates.

Section 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Lender Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each applicable Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Lender Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Swingline Exposures, Letter of Credit Liabilities and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to (1) a Lender, a Lender Affiliate of a Lender (unless such Lender Affiliate (x) is prohibited by its charter documents or by applicable law from funding the Loans to be made pursuant to the Commitment assigned to it or (y) is not a financial institution and is a customer or competitor of the Company or any of its Subsidiaries) or an Approved Fund (as defined below), unless such assignment would result in any increase in the amounts payable under Section 8.04 or (2) if an Event of Default has occurred and is continuing, any assignee;

(B) the applicable Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender;

(C) in the case of any assignment of all or a portion of a Commitment, each of JPMorgan Chase Bank, N.A. and General Electric Capital Corporation in its capacity as an Issuing Lender, and each other U.S. Issuing Lender (in the case of an assignment of all or a portion of a U.S. Commitment) or Canadian Issuing Lender (in the case of an assignment of all or a portion of a Canadian Commitment) that, on the date of such assignment, has issued and outstanding Letters of Credit in an aggregate amount in excess of $25,000,000; and

(D) in the case of any assignment of all or a portion of a U.S. Commitment or any U.S. Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender;

provided that the consent of the Company will not be considered to be unreasonably withheld where such assignment would result in any increase in amounts payable under Section 8.04.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or a Lender Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent(s)) shall be an Approved Amount unless each of the Company and the applicable Administrative Agent or Agents otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire;

(D) in the case of an assignment to a CLO (as defined below), the assigning Lender where the CLO is a Lender Affiliate of such Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in Section 9.05 that affects such CLO;

(E) (x) in the case of any assignment of Canadian Commitments by a Canadian Lender prior to the reallocation of Commitments pursuant to Section 2.10(b), immediately following such assignment, the assignee Canadian Lender will have a Related U.S. Lender which has a U.S. Commitment equal to at least such assignee Canadian Lender’s Percentage of $10,000,000 and (y) in the case of any assignment by a U.S. Lender which is a Related U.S. Lender of a Canadian Lender, immediately following such assignment the assigning Lender will have a U.S. Commitment equal to at least an amount equal to the Percentage of the Canadian Lender to which it is the Related Lender multiplied by $10,000,000; and

(F) in the case of any assignment of Canadian Commitments by a Canadian Lender, the Assignment and Assumption Agreement delivered pursuant to clause (B) above shall contain a representation by the assignee of such Commitments to the effect that such assignee is not a non-resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada).

For the purposes of this Section 9.07(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or a Lender Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.05 from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, Article 8 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c) Any Lender may, subject to Section 9.06, without the consent of the Company, the Administrative Agents or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agents, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.05(b) or (c) that affects such Participant. Subject to paragraph (d) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(d) No assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or Section 8.04 than the applicable Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent. Any assignee, Participant or other transferee of any Lender’s rights shall promptly comply with the certification and documentation requirements in Section 8.04(e) and Section 8.04(h) (as applicable).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.08. Collateral. Each of the Lenders represents to the Administrative Agents and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c) Each Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Financing Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Financing Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCING DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 9.13. Appointment and Authorization of Borrowers’ Agents. Each of the Borrowers irrevocably appoints and authorizes the applicable Borrowers’ Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Borrowers’ Agents by the terms thereof, together with all such powers as are reasonably incidental thereto. Each of the Borrowers irrevocably agrees that the Lender Parties may conclusively rely on the authority of the Borrowers’ Agents in exercising the powers granted to them by the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RYERSON TULL, INC., a Delaware corporation

By:	/S/ RYERSON TULL, INC.

2621 West 15th Place
Chicago, Illinois 60608
Attention: Vice President – Finance & Treasurer
Facsimile: (773)762-3311

JOSEPH T. RYERSON & SON, INC., a Delaware corporation

By:	/S/ JOSEPH T. RYERSON & SON, INC.

J. M. TULL METALS COMPANY, INC., a Georgia corporation

By:	/S/ J. M. TULL METALS COMPANY, INC.

INTEGRIS METALS, INC., a New York corporation

By:	/S/ INTEGRIS METALS, INC.

INTEGRIS METALS LTD., a corporation organized under the laws of Canada

By:	/S/ INTEGRIS METALS LTD.

RYERSON TULL CANADA, INC. an Ontario corporation

By:	/S/ RYERSON TULL CANADA, INC.

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JPMORGAN CHASE BANK, N.A. (formerly known as JPMORGAN CHASE BANK), as General Administrative Agent, Collateral Agent, Swingline Lender and U.S. Lender

By:	/S/ JPMORGAN CHASE BANK, N.A.

270 Park Avenue New York, NY 10017 Attention: Jim Ramage Facsimile: (212) 270-5100

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JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH as Canadian Administrative Agent and Canadian Lender

By:	/S/ JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH

Royal Bank Plaza, Floor 18 Toronto M5J2J2 Canada Attention: Christine Chan Facsimile: (416) 981-9138

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GENERAL ELECTRIC CAPITAL CORPORATION as Syndication Agent, Co-Collateral Agent and U.S. Lender

By:	/S/ GENERAL ELECTRIC CAPITAL CORPORATION

500 West Monroe Street, 12th Floor Chicago, Illinois 60661 Attention: Ryerson Tull Account Manager Facsimile: (312) 463-3840

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PRICING SCHEDULE

Each of “Base Rate Margin”, “Euro-Dollar Margin”, “BA Margin” and “Commitment Fee Rate” means, for any day, the rate set forth below in the row opposite such term and in the column corresponding to the “Pricing Level” that applies for such day:

	Level I	Level II	Level III	Level IV
Euro-Dollar Margin	1.75%	2.00%	2.25%	2.50%
BA Margin	1.75%	2.00%	2.25%	2.50%
Base Rate Margin	0.75%	1.00%	1.25%	1.50%
Commitment Fee Rate	0.375%	0.500%	0.500%	0.500%

For purposes of this Schedule, the following terms have the following meanings:

“Level I Pricing” applies for each day if, on the last day of the then most recently ended period of three consecutive full calendar months, Reference Availability was equal to or greater than $300,000,000.

“Level II Pricing” applies for each day if, on the last day of the then most recently ended period of three consecutive full calendar months, Reference Availability was equal to or greater than $200,000,000, but less than $300,000,000.

“Level III Pricing” applies for each day if, on the last day of the then most recently ended period of three consecutive full calendar months, Reference Availability was equal to or greater than $150,000,000, but less than $200,000,000.

“Level IV Pricing” applies for each day if, on the last day of the then most recently ended period of three consecutive full calendar months, Reference Availability was less than $150,000,000.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III or Level IV Pricing applies for any day. Pricing Levels are referred to in ascending order, e.g. Level I Pricing is the lowest Pricing Level and Level IV Pricing is the highest Pricing Level.

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COMMITMENT SCHEDULE

U.S. Lender / Canadian Lender	U.S. Commitment	Canadian Commitment	Total Commitment
JPMorgan Chase Bank, N.A.	$35,000,000		$35,000,000
JPMorgan Chase Bank, National Association, Toronto Branch		$30,000,000	$30,000,000
General Electric Capital Corporation	$170,000,000		$170,000,000
GE Canada Finance Holding Company		$30,000,000	$30,000,000
Fleet Capital Corporation	$55,000,000		$55,000,000
Fleet Capital Global Finance Inc.		$10,000,000	$10,000,000
The CIT Group/Business Credit Inc.	$55,000,000		$55,000,000
CIT Business Credit Canada Inc.		$12,500,000	$12,500,000
GMAC Commercial Finance, LLC	$65,000,000		$65,000,000
Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.	$65,000,000		$65,000,000
Wells Fargo Foothill, LLC	$65,000,000		$65,000,000
The Bank of New York	$45,000,000		$45,000,000
State of California Public Employees’ Retirement System	$45,000,000		$45,000,000
The Royal Bank of Scotland plc	$45,000,000		$45,000,000
UBS AG, Stamford Branch	$45,000,000		$45,000,000
BNP Paribas	$20,000,000		$20,000,000
BNP Paribas (Canada)		$12,500,000	$12,500,000
Congress Financial Corporation (Central)	$30,000,000		$30,000,000
LaSalle Business Credit, LLC	$30,000,000		$30,000,000
Natexis Banques Populaires	$30,000,000		$30,000,000
National City Business Credit, Inc.	$30,000,000		$30,000,000
U.S. Bank National Association	$30,000,000		$30,000,000
PNC Business Credit	$20,000,000		$20,000,000
Allied Irish Banks, p.l.c.	$17,500,000		$17,500,000
Harris Trust & Savings Bank	$12,500,000		$12,500,000
Bank of Montreal		$5,000,000	$5,000,000
HSBC Business Credit (USA) Inc.	$17,500,000		$17,500,000
North Fork Business Capital Corp.	$17,500,000		$17,500,000
SunTrust Bank	$17,500,000		$17,500,000
Fifth Third Bank (Chicago)	$12,500,000		$12,500,000
The Northern Trust Company	$12,500,000		$12,500,000
Webster Business Credit Corporation	$12,500,000		$12,500,000

TOTAL	$1,000,000,000	$100,000,000	$1,100,000,000